As filed with the Securities and Exchange Commission on January 19, 2018

Registration No. 333-222054

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Peoples Bancorp Inc.

(Exact name of Registrant as specified in its charter)

Ohio	6021	31-0987416
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

138 Putnam Street, Marietta, Ohio 47750

(740) 373-3155

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

M. Ryan Kirkham, Esq.

General Counsel &

Corporate Secretary

Peoples Bancorp Inc.

138 Putnam Street, Marietta, Ohio 45750

(740) 376-7574

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Susan B. Zaunbrecher, Esq. Dinsmore & Shohl LLP First Financial Center 255 E. Fifth Street, Suite 1900 Cincinnati, Ohio 45202 Phone: (513) 977-8171	Jason L. Hodges, Esq. Vorys, Sater, Seymour and Pease LLP Great American Tower 301 East Fourth Street, Suite 3500 Cincinnati, Ohio 45202 Phone: (513) 723-8590

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act:  ☐

If applicable, place an “x” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐ Exchange Act Rule 13e-4(i) (Cross-Border Tender Offer)

☐ Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JANUARY 19, 2018

PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS OF

ASB FINANCIAL CORP.

and

PROSPECTUS OF PEOPLES BANCORP INC.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Peoples Bancorp Inc. (“Peoples”) and ASB Financial Corp. (“ASB”) have entered into an Agreement and Plan of Merger dated as of October 23, 2017 (the “Merger Agreement”), which provides for the merger of ASB with and into Peoples (the “Merger”). Consummation of the Merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the shareholders of ASB and the approval of the Merger by various regulatory agencies.

The board of directors of ASB, which unanimously approved the Merger, has called a special meeting of its shareholders to vote on the adoption and approval of the Merger Agreement. The time, date and place of the ASB special meeting is as follows: 1:00 p.m. local time, on March 9, 2018, at The Lofts on Gallia, 840 Gallia Street, Portsmouth, Ohio 45662. The adoption and approval of the Merger Agreement by the shareholders of ASB requires the affirmative vote of the holders of at least a majority of ASB’s common shares outstanding and entitled to vote at the special meeting.

Under the terms of the Merger Agreement, if the Merger is completed, shareholders of ASB will be entitled to receive for each ASB common share either: (i) $20.00 in cash, or (ii) 0.5920 Peoples common shares. ASB shareholders may elect to convert their ASB shares into cash, Peoples common shares or a combination of cash and Peoples common shares.

The form of consideration to be received by each ASB shareholder is subject to reallocation in order to ensure that no more than 15% of the aggregate merger consideration will consist of cash and no less than 85% of the aggregate merger consideration will consist of Peoples common shares. The reallocation, if any, of the mix of consideration payable to ASB shareholders in the Merger will not be known until Peoples calculates the results of the cash and stock elections made by ASB shareholders.

Additionally, the value of the merger consideration received by ASB shareholders receiving Peoples common shares or a combination of Peoples common shares and cash will fluctuate between the date of this proxy statement/prospectus and the completion of the Merger based upon the market value of Peoples common shares. Therefore, at the time of the ASB special meeting, ASB shareholders will not know or be able to calculate the precise market value of the stock consideration they would be entitled to receive upon completion of the Merger if they receive Peoples common shares.

Peoples will not issue any fractional common shares in connection with the Merger. Instead, each holder of ASB common shares who would otherwise be entitled to receive a fraction of a Peoples common share (after taking into account all ASB common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled, multiplied by $20.00.

If, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, both the market value of Peoples common shares and the NASDAQ Bank Index drop below certain pre-determined thresholds, ASB will have the right to terminate the Merger Agreement, unless Peoples increases the exchange ratio for the stock portion of the merger consideration to an extent specified in the Merger Agreement. See “THE MERGER AGREEMENT—Termination of the Merger Agreement” on page 53 for a more complete description of these circumstances.

This document is a proxy statement that ASB is using to solicit proxies for use at its special meeting of shareholders to be held on March 9, 2018, to vote on the adoption and approval of the Merger Agreement. It is also a prospectus relating to Peoples’ offer and sale of its common shares in connection with the Merger. This proxy statement/prospectus describes the special meeting, the Merger proposal and other related matters.

ASB’s board of directors recommends that shareholders vote “FOR” the adoption and approval of the Merger Agreement, and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Peoples common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO.” On October 23, 2017, the date of execution of the Merger Agreement, the closing price of Peoples common shares was $33.03 per share. On January 16, 2018, the closing price of Peoples common shares was $33.76 per share. ASB common shares are quoted on the OTC Pink Open Market under the symbol “ASBN.” On October 23, 2017, the date of execution of the Merger Agreement, the closing price of ASB common shares was $19.00 per share. On January 16, 2018, the closing price of ASB common shares was $19.87.

You are encouraged to read this document, including all annexes and the materials incorporated by reference into this document, carefully. In particular, you should read the “Risk Factors” section beginning on page 18 for a discussion of the risks you should consider in evaluating the Merger and how it will affect you.

Whether or not you plan to attend the special meeting of shareholders of ASB, please complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope.

Not voting your ASB common shares will have the same effect as voting against the adoption and approval of the Merger Agreement. We urge you to read carefully this proxy statement/prospectus, which contains a detailed description of the special meeting, the Merger proposal, Peoples common shares to be issued in the Merger and other related matters.

Sincerely,

John J. “Jack” Kuntz
President & Chief Executive Officer
ASB Financial Corp.

An investment in Peoples common shares in connection with the Merger involves risk. See “RISK FACTORS” beginning on page 18.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Ohio Division of Financial Institutions nor any state securities commission has approved or disapproved of Peoples common shares to be issued in the Merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger described in this proxy statement/prospectus are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency.

This proxy statement/prospectus is dated January 19, 2018, and it is first being mailed to ASB shareholders on or about January 29, 2018.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 9, 2018

To the Shareholders of ASB Financial Corp.:

Notice is hereby given that a special meeting of the shareholders of ASB Financial Corp. (“ASB”) will be held at 1:00 p.m., local time, on March 9, 2018, at The Lofts on Gallia, 840 Gallia Street, Portsmouth, Ohio 45662, for the purpose of considering and voting on the following matters:

1. a proposal to adopt and approve the Agreement and Plan of Merger dated as of October 23, 2017, by and between Peoples Bancorp Inc. and ASB;

2. a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger; and

3. any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of ASB is unaware of any other business to be transacted at the special meeting.

Holders of record of ASB common shares at the close of business on January 23, 2018, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of at least a majority of ASB shares outstanding and entitled to vote at the special meeting is required to adopt and approve the Agreement and Plan of Merger.

A proxy statement/prospectus and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to this proxy statement/prospectus.

Your vote is very important, regardless of the number of ASB common shares you own. Please vote as soon as possible to make sure that your common shares are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your ASB common shares are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), please follow the voting instructions provided by your broker, bank or nominee.

ASB’s board of directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger and (2) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

John J. “Jack” Kuntz
President & Chief Executive Officer
January 19, 2018	ASB Financial Corp.

WHERE YOU CAN FIND MORE INFORMATION

Peoples Bancorp Inc. (“Peoples”) is a publicly traded company that files annual, quarterly and other reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may obtain copies of these documents by mail from the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Peoples also files reports and other information with the SEC electronically and the SEC maintains a web site located at www.sec.gov containing this information. Certain information filed by Peoples with the SEC is also available, without charge, through Peoples’ web site at www.peoplesbancorp.com.

Peoples has filed a registration statement on Form S-4 to register its common shares to be issued as part of the merger consideration with the SEC. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that Peoples has previously filed with the SEC, which contain important information about the company and its financial condition. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 58. These documents are available to you, without charge, upon written or oral request at Peoples’ address and telephone number listed below:

Peoples Bancorp Inc.

138 Putnam Street

P.O. Box 738

Marietta, Ohio 45750

Attention: Investor Relations

(740) 373-3155

Additional information about ASB may be obtained by contacting ASB Financial Corp., 503 Chillicothe Street, Portsmouth, Ohio 45662, Attention: John J. “Jack” Kuntz, (740) 354-3177.

To obtain timely delivery, your request must be received no later than March 5, 2018.

Peoples common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO.” ASB common shares are quoted on the OTC Pink Open Market under the symbol “ASBN.”

Peoples has not authorized anyone to provide you with any information other than the information included in this document and documents which are incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this document and the documents incorporated by reference are accurate only as of their respective dates. Peoples’ business, financial condition, results of operations and prospects may have changed since those dates.

i

Annexes:

Annex A	Agreement and Plan of Merger

Annex B	Dissenters’ Rights Under Section 1701.85 of the Ohio General Corporation Law

Annex C	Opinion of Boenning & Scattergood, Inc.

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the ASB special meeting and the Merger. You are urged to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference into, this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	You are receiving this proxy statement/prospectus because Peoples Bancorp Inc. (“Peoples”) and ASB Financial Corp. (“ASB”) have entered into an Agreement and Plan of Merger dated as of October 23, 2017 (the “Merger Agreement”), attached to this proxy statement/prospectus as Annex A, pursuant to which ASB will be merged with and into Peoples (the “Merger”). Immediately following the Merger, American Savings Bank, fsb, a federal savings bank and a wholly-owned subsidiary of ASB (“American Savings Bank”), will merge with and into Peoples Bank, an Ohio chartered commercial bank and wholly owned subsidiary of Peoples (“Peoples Bank”), with Peoples Bank being the surviving entity, which transaction is referred to as the “subsidiary bank merger.” The Merger Agreement must be adopted and approved by the holders of at least a majority of ASB’s common shares outstanding and entitled to vote at the special meeting, in accordance with Section 1701.78 of the Ohio General Corporation Law (“OGCL”) and ASB’s articles of incorporation, as amended.

This proxy statement/prospectus contains important information about the Merger and the special meeting of the shareholders of ASB, and you should read it carefully. The enclosed proxy card will allow you to vote your ASB common shares without attending the special meeting. Your vote is important. We encourage you to vote as soon as possible.

Q:	Why do Peoples and ASB want to merge?

A:	ASB believes that the Merger is in the best interests of its shareholders and other constituencies because, among other reasons, the merger consideration will provide enhanced value and increased liquidity to ASB shareholders. Furthermore, as a result of the Merger, ASB will become part of a larger banking institution, improving its ability to compete with larger financial institutions and better serve its customers’ needs, while maintaining the community bank philosophy that both institutions currently share.

Peoples believes that the Merger will benefit Peoples and its shareholders by enabling Peoples to further expand into the markets currently served by ASB and strengthening the competitive position of the combined organization. Furthermore, Peoples believes its increased asset size after the Merger will create additional economies of scale and provide opportunities for asset and earnings growth in an extremely competitive banking environment. To review the reasons for the Merger in more detail, see “THE MERGER” on page 28 of this proxy statement/prospectus.

Q:	What will ASB shareholders receive in the Merger?

A:	Under the terms of the Merger Agreement, if the Merger is completed, shareholders of ASB will be entitled to receive for each ASB common share either: (i) $20.00 in cash or (ii) 0.5920 Peoples common shares. ASB shareholders may elect to convert their ASB shares into cash, Peoples common shares or a combination of cash and Peoples common shares.

The form of consideration you elect to receive will be subject to reallocation in order to ensure that no more than 15% of the aggregate merger consideration will consist of cash and no less than 85% of the aggregate merger consideration will consist of Peoples common shares. Therefore, your ability to receive cash will depend on the elections of other ASB shareholders. The reallocation, if any, of the mix of consideration payable to ASB shareholders in the Merger will not be known until Peoples calculates the results of the cash and stock elections made by ASB shareholders. See “The Merger Agreement—Reallocation of ASB Shareholder Elections” beginning on page 48.

Peoples will not issue any fractional common shares in connection with the Merger. Instead, each holder of ASB common shares who would otherwise be entitled to receive a fraction of a Peoples common share (after taking into account all ASB common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled, multiplied by $20.00.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the Merger is completed?

A:

Yes. In all likelihood, the value of the merger consideration received by ASB shareholders receiving Peoples common shares or a combination of Peoples common shares and cash will fluctuate between the date of this proxy statement/prospectus and the completion of the Merger based upon the market value of Peoples common shares. Under the terms of the Merger Agreement, at least 85% of the aggregate merger consideration will consist of Peoples common shares. Any fluctuation in the market price of

Peoples common shares after the date of this proxy statement/prospectus will change the value of the Peoples common shares that ASB shareholders who elect to receive stock (or who receive stock pursuant to a reallocation) will receive and the total value of the consideration received in the Merger. On October 23, 2017, which was the last business day on which Peoples common shares traded preceding the public announcement of the proposed Merger, the closing price of Peoples common shares was $33.03, which, after giving effect to the 0.5920 exchange ratio, has an implied value of approximately $19.55 per share. As of January 16, 2018, the most reasonably practicable date before the mailing of this proxy statement/prospectus, the closing price of Peoples common shares was $33.76, which, after giving effect to the 0.5920 exchange ratio, has an implied value of approximately $19.99 per share. The market price of Peoples common shares will likely fluctuate before the Merger is completed. We urge you to obtain current market quotations for Peoples common shares.

Q:	How do ASB shareholders make their election to receive cash, Peoples common shares or a combination of both?

A:	If you are an ASB shareholder of record, you will receive an election form, which you should complete and return, along with your ASB stock certificate(s), according to the instructions printed on the election form. The election deadline will be fifteen business days prior to the effective date of the merger (which we refer to as the “election deadline”). The election form will be mailed to each holder of record of ASB common shares approximately forty business days prior to the election deadline. Peoples will also make an election form available if requested by an ASB shareholder of record following the mailing of the election forms and before the election deadline. If you do not send in the election form with your stock certificate(s) by the election deadline, you will be treated as though you had not made an election.

If you own ASB common shares in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your shares concerning how to make an election. If you or your bank, broker or other nominee do not complete this process by the election deadline, you will be treated as though you had not made an election.

Q:	Can I change my election?

A:	You may change your election at any time prior to the election deadline by submitting to Wells Fargo Shareowner Services (Peoples’ exchange agent under the Merger Agreement) written notice accompanied by a properly completed and signed, revised election form. You may revoke your election by submitting written notice to Wells Fargo Shareowner Services prior to the election deadline. ASB shareholders will not be entitled to change or revoke their elections following the election deadline. If you instructed a bank, broker or other nominee to submit an election for your shares, you must follow their directions for changing those instructions.

Q:	What happens if I do not make a valid election or make no election to receive cash, Peoples common shares or a combination of both?

A:	If you do not return a properly completed election form or return an election form with no designation of merger consideration by the election deadline specified in the election form, your ASB common shares will be considered “No Election Shares.” No Election Shares will be converted into the right to receive Peoples common shares.

Q:	Does ASB anticipate paying any dividends prior to the effective date of the Merger?

A:	Yes. Under the terms of the Merger Agreement, ASB is permitted to pay to its shareholders: (i) its usual and customary cash dividend of no greater than $0.18 per share, per quarter, until the quarter in which the closing of the Merger occurs, and (ii) a special cash dividend in the quarter in which the closing of the Merger occurs equal to the difference between (1) ASB’s usual and customary dividend of no greater than $0.18 per share and (2)(i) the per share dividend Peoples declares to be paid during that quarter and after the closing of the Merger, multiplied by (ii) the exchange ratio of 0.5920.

Q:	When and where will the ASB special meeting of shareholders take place?

A:	The special meeting of shareholders of ASB will be held at 1:00 p.m., local time, on March 9, 2018, at The Lofts on Gallia, 840 Gallia Street, Portsmouth, Ohio 45662.

Q:	What matters will be considered at the ASB special meeting?

A:	The shareholders of ASB will be asked to: (1) vote to adopt and approve the Merger Agreement; (2) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and (3) vote on any other business which properly comes before the special meeting.

Q:	Is my vote needed to adopt and approve the Merger Agreement?

A:	The adoption and approval of the Merger Agreement by the shareholders of ASB requires the affirmative vote of the holders of at least a majority of ASB’s common shares outstanding and entitled to vote at the special meeting. The directors of ASB, who, collectively, beneficially own 255,630 ASB common shares, or approximately 12.9% of ASB’s outstanding common shares, entered into a voting agreement with Peoples, pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement.

The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. The affirmative vote of the holders of a majority of the ASB common shares represented, in person or proxy, at the special meeting is required to adjourn the special meeting.

Q:	How do I vote?

A:	If you were the record holder of ASB common shares as of January 23, 2018, you may vote in person by attending the special meeting or, to ensure that your ASB common shares are represented at the special meeting, you may vote your shares by signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold ASB common shares in the name of a broker, bank or other nominee, please see the discussion below regarding shares held in “street name.”

Q:	What will happen if I fail to vote or abstain from voting?

A:	If you fail to vote or if you mark “ABSTAIN” on your proxy card with respect to the proposal to adopt and approve the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal.

If you mark “ABSTAIN” on your proxy card with respect to the proposal to approve the adjournment of the ASB special meeting, if necessary, to solicit additional proxies, it will have the same effect as a vote “AGAINST” the proposal.

The failure to vote, however, will have no effect on the proposal to approve the adjournment of the ASB special meeting, if necessary, to solicit additional proxies.

Q:	How do I vote if I own shares through the ASB KSOP?

A:	If you participate in the ASB Employee Stock Ownership & 401(k) Plan (the “KSOP”), which owns approximately 110,683 ASB common shares, you will receive a vote authorization form for the plan that reflects all shares that you may direct the trustees to vote on your behalf under the plan. The trustees will vote all shares held by the KSOP, but each KSOP participant may direct the trustees how to vote the ASB common shares allocated to his or her account. The trustees will vote (i) all allocated shares for which they receive instructions, as instructed by the participants to whom the shares have been allocated, and (ii) all allocated shares for which timely and complete instructions are not received in the same proportion as the shares for which instructions are received.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign, date and return your proxy card and do not indicate how you want your ASB common shares to be voted, then your shares will be voted “FOR” the adoption and approval of the Merger Agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

Q:	If my ASB common shares are held in a stock brokerage account or by a bank or other nominee in “street name,” will my broker, bank or other nominee vote my shares for me?

A:	No. You must provide your broker, bank or nominee (the record holder of your common shares) with instructions on how to vote your ASB common shares. Please follow the voting instructions provided by your broker, bank or nominee. If you do not provide voting instructions to your broker, bank or nominee, then your ASB common shares will not be voted by your broker, bank or nominee.

If you are an ASB shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares,

•	your broker, bank or other nominee may not vote your shares on the proposal to approve the Merger, which broker non-votes will have the same effect as a vote “AGAINST” such proposal; and

•	your broker, bank or other nominee may not vote your shares on the adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. If you are a record holder of your shares, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	filing a written notice of revocation with the President of ASB, at 503 Chillicothe Street, Portsmouth, Ohio 45662;

•	executing and returning another proxy card with a later date than the earlier proxy card you wish to revoke, which later proxy card must be received by the President of ASB, at 503 Chillicothe Street, Portsmouth, Ohio 45662, before it is voted at the special meeting; or

•	attending the special meeting and either giving notice of revocation in person, or voting by ballot at the special meeting.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your ASB common shares in “street name” and you have instructed your broker, bank or nominee to vote your ASB common shares, you must follow directions received from your broker, bank or nominee to change your vote.

Q:	Can I change or revoke my voting instruction under the KSOP after I have mailed my signed voting instruction card?

A:	Yes. You can change or revoke previously given voting instructions by 4:00 p.m. Eastern Time on March 8, 2018, by filing with the trustees either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.

Q:	If I do not favor the adoption and approval of the Merger Agreement, what are my rights?

A:	If you are an ASB shareholder as of January 23, 2018, the record date, and you do not vote your shares in favor of the adoption and approval of the Merger Agreement, you will have the right under Section 1701.85 of the OGCL to demand the fair cash value for your ASB common shares. To exercise your dissenters’ rights, you must deliver to ASB a written demand for payment of the fair cash value of your shares before the vote on the adoption and approval of the Merger Agreement is taken at the special shareholders’ meeting. The demand for payment must include your address, the number and class of ASB common shares owned by you, and the amount you claim to be the fair cash value of your ASB common shares, and should be mailed to: ASB Financial Corp., Attention: John J. Kuntz, 503 Chillicothe Street, Portsmouth, Ohio 45662. ASB shareholders who wish to exercise their dissenters’ rights must: (i) vote against the Merger or elect not to return the proxy card, and (ii) deliver written demand for payment prior to the ASB shareholder vote. For additional information regarding dissenters’ rights, see “THE MERGER—Dissenters’ Rights” on page 43 of this proxy statement/prospectus and the complete text of the applicable sections of Section 1701.85 of the Ohio General Corporation Law attached to this proxy statement/prospectus as Annex B. No holder of Peoples common shares is entitled to exercise any rights of a dissenting shareholder under the OGCL.

Q:	When is the Merger expected to be completed?

A:	We are working to complete the Merger as quickly as we can. We expect to complete the Merger in the second quarter of 2018, assuming shareholder approval and all applicable regulatory approvals have been received by that date and all other conditions precedent to the Merger have been satisfied or waived.

Q:	Should I send in my ASB stock certificates now?

A.	As addressed above under “How do ASB Shareholders make their election to receive cash, Peoples common shares or a combination of both?” you may send in your stock certificates with the election materials that are being sent to you separately. Do not, however, send in your stock certificates with your proxy card.

Q:	What do I need to do now?

A:	After carefully reviewing this proxy statement/prospectus, including its annexes and the materials incorporated by reference, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible. By submitting your proxy, you authorize the individuals named in the proxy to vote your ASB common shares at the special meeting of shareholders of ASB in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your ASB common shares will be voted at the special meeting.

Q:	Who can answer my questions?

A:	If you have questions about the Merger or desire additional copies of this proxy statement/prospectus or additional proxy cards, please contact:

ASB Financial Corp.

Attention: John J. “Jack” Kuntz

503 Chillicothe Street, Portsmouth, Ohio 45662

(740) 354-3177

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire document and its annexes and all other documents to which this proxy statement/prospectus refers before you decide how to vote. In addition, we incorporate by reference important business and financial information about Peoples into this document. For a description of this information, see “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 58. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies

Peoples Bancorp Inc.

Peoples Bancorp Inc.

138 Putnam Street

P.O. Box 738

Marietta, Ohio 45750

Phone: (740) 373-3155

Peoples Bancorp Inc. is a financial holding company and was organized in 1980. Peoples operates principally through its wholly-owned subsidiary, Peoples Bank. Peoples’ other wholly-owned subsidiary is Peoples Investment Company, and Peoples holds all of the common securities of NB&T Statutory Trust III, which were acquired in connection with the acquisition of NB&T Financial Group, Inc. on March 6, 2015. Peoples Bank’s operating subsidiaries include Peoples Insurance Agency, LLC (“Peoples Insurance”) and two asset management companies, PBNA, L.L.C. and Peoples Tax Credit Equity, LLC. Peoples Investment Company has one subsidiary, Peoples Capital Corporation.

Peoples Bank was first chartered in 1902 as an Ohio banking corporation under the name “The Peoples Banking and Trust Company” in Marietta, Ohio, and in 2000 was reorganized as a national banking association under the name “Peoples Bank, National Association.” Effective December 30, 2015, the banking subsidiary converted from a national banking association back to an Ohio state-chartered bank, which is a member of the Federal Reserve System. As a result of the charter conversion, the legal name of Peoples’ banking subsidiary was changed to “Peoples Bank” and the converted bank continues to operate under the trade name and federally registered service mark “Peoples Bank.” Peoples Insurance was first chartered in 1994 as an Ohio corporation under the name “Northwest Territory Property and Casualty Insurance Agency, Inc.” In late 1995, Peoples Insurance was awarded insurance agency powers in the state of Ohio, becoming the first insurance agency in Ohio to be affiliated with a financial institution. In 2009, Peoples Insurance was converted from an Ohio corporation to an Ohio limited liability company under its current name.

Peoples Investment Company, its subsidiary, Peoples Capital Corporation, and PBNA, L.L.C. were formed in 2001, and Peoples Tax Credit Equity, LLC was formed in 2014, to optimize Peoples’ consolidated capital position and provide new investment opportunities as a means of enhancing profitability. These opportunities include, but are not limited to, investments in affordable housing tax credit funds or projects, historical tax credit funds, venture capital and other higher risk investments, which are either limited or restricted as investments by Peoples Bank. Presently, the operations of these companies do not represent a material part of Peoples’ overall business activities.

Peoples makes available a complete line of banking, insurance, investment and trust solutions through its financial subsidiaries, Peoples Bank and Peoples Insurance. These products and services include the following:

•	various demand deposit accounts, savings accounts, money market accounts and certificates of deposit;

•	commercial, consumer and real estate mortgage loans (both commercial and residential) and lines of credit;

•	debit and automated teller machine (“ATM”) cards;

•	credit cards for individuals and businesses;

•	merchant credit card transaction processing services;

•	corporate and personal trust services;

•	safe deposit rental facilities;

•	money orders and cashier’s checks;

•	a full range of life, health and property and casualty insurance products;

•	brokerage services; and

•	custom-tailored fiduciary, employee benefit plans and asset management services.

At September 30, 2017, Peoples had total consolidated assets of approximately $3.55 billion, total loans of approximately $2.31 billion, total deposits of approximately $2.66 billion, and total shareholders’ equity of approximately $457 million.

Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO.” Peoples is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about Peoples is incorporated by reference into this proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 58 of this proxy statement/prospectus.

ASB Financial Corp.

ASB Financial Corp.

503 Chillicothe Street

Portsmouth, Ohio 45662

Phone: (740) 354-3177

ASB Financial Corp. is a savings and loan holding company registered under the Home Owners’ Loan Act, as amended, and was incorporated under the laws of the State of Ohio in 1995. ASB’s wholly-owned subsidiary, American Savings Bank, fsb, operates four offices in the Portsmouth region including offices in Wheelersburg and Waverly, Ohio and South Shore, Kentucky and, in the Cincinnati region, two retail branches in Montgomery and Madeira, as well as loan production offices in Milford and Dent.

ASB is a full service community thrift offering a range of commercial and personal banking services. Deposit services include a variety of checking accounts, savings accounts and certificates of deposit.

At September 30, 2017, ASB, on a consolidated basis, had total assets of approximately $293 million, total loans of approximately $247 million, total deposits of approximately $206 million and total shareholders’ equity of approximately $29 million. ASB’s common shares are quoted on the OTC Pink Open Market under the symbol “ASBN.”

The Merger (page 28)

The Merger Agreement provides that, if all of the conditions are satisfied or waived, ASB will be merged with and into Peoples, with Peoples surviving. Immediately following the Merger, American Savings Bank will be merged with and into Peoples Bank. The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference. We encourage you to carefully read the Merger Agreement, as it is the legal document that governs the Merger.

What ASB Shareholders Will Receive in the Merger (page 46)

Under the terms of the Merger Agreement, if the Merger is completed, shareholders of ASB will be entitled to receive for each ASB common share either: (i) $20.00 in cash or (ii) 0.5920 Peoples common shares.

ASB shareholders may elect to convert their ASB shares into cash, Peoples common shares or a combination of cash and Peoples common shares. The form of consideration to be received by each ASB shareholder is subject to reallocation in order to ensure that no more than 15% of the aggregate merger consideration will consist of cash and no less than 85% of the aggregate merger consideration will consist of Peoples common shares.

Additionally, the value of the merger consideration received by ASB shareholders receiving Peoples common shares or a combination of Peoples common shares and cash will fluctuate between the date of this proxy statement/prospectus and the completion of the Merger based upon the market value of Peoples common shares. Therefore, at the time of the ASB special meeting, ASB shareholders will not know or be able to calculate the precise market value of the stock consideration they would be entitled to receive upon completion of the Merger if they receive Peoples common shares.

In addition, if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, both the market value of Peoples common shares and the NASDAQ Bank Index drop below certain pre-determined thresholds, ASB will have the right to terminate the Merger Agreement, unless Peoples increases the exchange ratio for the stock portion of the merger consideration to an extent specified in the Merger Agreement.

Peoples will not issue any fractional common shares in connection with the Merger. Instead, each holder of ASB common shares who would otherwise be entitled to receive a fraction of a Peoples common share (after taking into account all ASB common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled, multiplied by $20.00.

Exchange of ASB Common Shares (page 47)

Approximately 40 business days prior to the election deadline (the election deadline occurring fifteen business days prior to the effective date of the Merger), Wells Fargo Shareowner Services (the “Exchange Agent”) will mail you an election form and transmittal materials, which will include instructions for making an election and exchanging your ASB stock certificates for cash consideration or Peoples common shares, as the case may be. Peoples common shares will be issued by book-entry transfer.

Special Meeting of Shareholders of ASB (page 24)

A special meeting of shareholders of ASB will be held at 1:00 p.m., local time, on March 9, 2018, at The Lofts on Gallia, 840 Gallia Street, Portsmouth, Ohio 45662, for the purpose of considering and voting on the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•	any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The ASB board of directors is presently unaware of any other business to be transacted at the special meeting.

You are entitled to vote at the special meeting if you owned ASB common shares as of the close of business on January 23, 2018. As of January 16, 2018, a total of 1,979,034 ASB common shares were outstanding and eligible to be voted at the ASB special meeting. As of the same date, there were no ASB preferred shares outstanding or eligible to be voted at the ASB special meeting.

Required Vote (page 24)

The adoption and approval of the Merger Agreement will require the affirmative vote of the holders of at least 989,518 ASB common shares, which is a majority of the ASB common shares outstanding and entitled to vote at the ASB special meeting. A majority of ASB’s outstanding common shares must be present, in person or by proxy, at the special meeting to constitute a quorum. The affirmative vote of the holders of a majority of the ASB common shares represented, in person or proxy, at the special meeting is required to adjourn the special meeting, if necessary, to solicit additional proxies.

The directors of ASB, who collectively have the power to vote 255,630 ASB common shares, or approximately 12.9% of the outstanding ASB common shares, entered into a voting agreement with Peoples on October 23, 2017, pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. No non-director executive officer of ASB nor any other ASB shareholder included in the table on page 57 of this proxy statement/prospectus has executed a voting agreement with Peoples nor has any such person committed to Peoples or ASB that such person will vote in favor of any of the matters being presented to the ASB shareholders at the special meeting. Excluding such shares held by ASB directors, the adoption and approval of the Merger Agreement will require the affirmative vote of the holders of at least 733,888 ASB common shares, or 42.6% of the outstanding shares not previously committed under the voting agreement.

Gregory G. Eagan and Wesley D. Lyon act as trustees for the KSOP, which holds 110,683 ASB common shares. Each participant in the KSOP will have the right to instruct the trustees on how to cast the votes attributable to the participant’s allocated shares, and the trustees will vote any shares with respect to which a participant has not provided instruction in the same proportion as the shares for which instructions are received.

Recommendation to ASB Shareholders (page 24)

The board of directors of ASB unanimously approved the Merger Agreement. The board of directors of ASB believes that the Merger is fair to and in the best interests of ASB and its shareholders, and, as a result, the directors unanimously recommend that ASB shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

In reaching this decision, the board of directors of ASB considered many factors which are described in the section captioned “THE MERGER— ASB’s Reasons for the Merger and Recommendation of the ASB Board of Directors” beginning on page 30 of this proxy statement/prospectus.

Opinion of ASB’s Financial Advisor (page 33)

On October 23, 2017, Boenning & Scattergood, Inc. (“Boenning”) rendered its opinion to the board of directors of ASB that as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the aggregate merger consideration to be received in the Merger was fair, from a financial point of view, to ASB’s shareholders. The full text of Boenning’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex C. ASB shareholders are urged to read the opinion in its entirety. Boenning’s written opinion is addressed to the board of directors of ASB and does not constitute a recommendation as to how any holder of ASB common shares should vote with respect to the Merger or any other matter.

Material U.S. Federal Income Tax Consequences of the Merger (page 40)

We intend that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and that, generally, for federal income tax purposes (i) no gain or loss will be recognized by Peoples or ASB as a result of the Merger, (ii) ASB shareholders who receive solely Peoples common shares in the Merger will recognize no gain or loss (other than the gain or loss to be recognized as to cash received in lieu of fractional Peoples common shares), and their tax basis in and holding periods for Peoples common shares received may vary among shares if blocks of ASB common shares were acquired at different times or for different prices, (iii) ASB shareholders who receive solely cash in the Merger will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares, (iv) ASB shareholders receiving both Peoples common shares and cash for their ASB common shares generally will recognize gain (but not loss) in an amount equal to the lesser of (a) their gain realized and (b) the amount of cash received in the Merger, and (v) ASB shareholders who exercise dissenters’ rights and receive solely cash in exchange for ASB common shares in the Merger will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares.

All ASB shareholders should read carefully the description under the section captioned “THE MERGER —Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 40 of this proxy statement/prospectus and should consult their own tax advisors concerning these matters. All ASB shareholders should consult their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.

Interests of Directors and Officers of ASB (page 38)

The directors and executive officers of ASB have interests in the Merger that are different from, or in addition to, the interests of ASB shareholders generally. These include:

•	upon the consummation of the Merger, and subject to certain other conditions, payments to be paid to certain executive officers pursuant to employment agreements and/or change in control agreements;

•	continued indemnification for events occurring before the Merger;

•	the ability of the directors of ASB, at their discretion, to serve on a Peoples advisory board for a period of at least one year following the Merger for a fee of $500 per director for each bi-monthly meeting; and

•	coverage under a directors’ and officers’ insurance policy for six years following the effective date of the Merger.

ASB’s board of directors was aware of these interests and considered them in approving the Merger Agreement. See “THE MERGER—Interests of ASB Directors and Officers in the Merger” beginning on page 38 of this proxy statement/prospectus.

Dissenters’ Rights of ASB Shareholders (page 43)

Under Ohio law, ASB shareholders who do not vote in favor of the adoption and approval of the Merger Agreement and deliver a written demand for payment for the fair cash value of their ASB common shares prior to the ASB special meeting, will be entitled, if and when the Merger is completed, to receive the fair cash value of their ASB common shares. The right to make this demand is known as “dissenters’ rights.” ASB shareholders’ right to receive the fair cash value of their ASB common shares, however, is contingent upon strict compliance with the procedures set forth in Section 1701.85 of the OGCL. An ASB shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights, provided that such shareholder does not vote in favor of the Merger Agreement or return an unmarked proxy card.

For additional information regarding your dissenters’ rights, see “THE MERGER—Dissenters’ Rights” on page 43 of this proxy statement/prospectus and the complete text of Section 1701.85 of the OGCL attached to this proxy statement/prospectus as Annex B. If you should have any questions regarding your dissenters’ rights, you should consult with your own legal advisers.

Certain Differences in Shareholder Rights (page 55)

When the Merger is completed, some ASB shareholders will receive Peoples common shares and, therefore, will become Peoples shareholders. As Peoples shareholders, your rights will be governed by Peoples’ Amended Articles of Incorporation, and Regulations, as well as Ohio law. Notably, ASB shareholders will own less of the combined company and as such will have decreased voting power. See “COMPARISON OF CERTAIN RIGHTS OF ASB AND PEOPLES SHAREHOLDERS” beginning on page 55 of this proxy statement/prospectus.

Regulatory Approvals Required for the Merger (page 38)

The Merger cannot be completed until Peoples receives the required regulatory approvals, which include the approval of both the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Ohio Division of Financial Institutions (“ODFI”). Peoples intends to file an application to both the Federal Reserve and ODFI for the bank merger, as well as a waiver request to the Federal Reserve relating to the approval of the holding company merger.

Conditions to the Merger (page 48)

As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on the adoption and approval of the Merger Agreement by ASB’s shareholders and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. Although Peoples and ASB anticipate the closing of the Merger will occur in the second quarter of 2018, neither Peoples nor ASB can be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed. See “THE MERGER AGREEMENT—Conditions to Consummation of the Merger” beginning on page 48 of this proxy statement/prospectus.

Termination of the Merger Agreement (page 53)

Peoples and ASB may mutually agree to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, whether before or after ASB shareholder approval, if the board of directors of each approves such termination by vote of a majority of the members of its board of directors. In addition, either Peoples or ASB, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective under the following circumstances:

•	if any of the required regulatory approvals is denied;

•	if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured within 30 days of notice of the breach;

•	by a vote of a majority of the members of its board of directors, in the event that the Merger has not been consummated by September 30, 2018, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate;

•	by a vote of a majority of the members of its board of directors, in the event that (i) regulatory approval has been denied, (ii) ASB shareholders do not adopt and approve the Merger Agreement at the ASB special shareholder meeting, or (iii) the SEC advises that it will not declare this registration statement effective; or

•	if ASB desires to enter into a superior competing transaction (as defined in the Merger Agreement) or ASB’s board changes its recommendation in favor of the transaction, in each case after payment to Peoples of the termination fee described below.

ASB, acting alone, may also terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to Peoples:

•	if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, both the market value of Peoples common shares and the NASDAQ Bank Index drop below certain pre-determined thresholds; provided, however, that Peoples will have the right to prevent ASB’s termination by increasing the exchange ratio for the stock portion of the Merger consideration pursuant to a formula set forth in the Merger Agreement.

See “THE MERGER AGREEMENT—Termination of the Merger Agreement” on page 53 for a more complete description of these circumstances.

Acquisition Proposals and Termination Fee (page 54 )

Because ASB has entered into the Merger Agreement, a binding legal agreement, if ASB or American Savings Bank desires to terminate the Merger Agreement in favor of entering into a superior competing transaction with any third party, ASB must pay Peoples the sum of $1,500,000. See “THE MERGER AGREEMENT—Acquisition Proposals and Termination Fee” beginning on page 54 of this proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PEOPLES

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2016, 2015, 2014, 2013 and 2012 is derived from the audited consolidated financial statements of Peoples. The following selected historical consolidated financial data as of and for the nine months ended September 30, 2017 and 2016 is derived from the unaudited consolidated financial statements of Peoples and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Peoples’ management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2017 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Peoples’ audited consolidated financial statements and accompanying notes included in Peoples’ Annual Report on Form 10-K for the twelve months ended December 31, 2016; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Peoples’ unaudited consolidated financial statements and accompanying notes included in Peoples’ Quarterly Report on Form 10-Q for the nine months ended September 30, 2017, both of which are incorporated by reference into this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION.”

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
(Dollars in thousands, except per share data)	2017	2016	2016	2015	2014	2013	2012
Operating Data (a)
Total interest income	$93,753	$86,094	$115,444	$108,333	$80,200	$67,071	$69,470
Total interest expense	9,498	7,896	10,579	10,721	10,694	11,686	14,995
Net interest income	84,255	78,198	104,865	97,612	69,506	55,385	54,475
Provision for (recovery of) loan losses	2,657	2,828	3,539	14,097	339	(4,410)	(4,716)
Net (loss) gain on investment securities and other transactions transactions	2,300	(162)	(203)	(1,059)	(33)	334	(778)
Total non-interest income	39,534	38,959	51,070	47,441	40,053	37,220	34,971
FDIC insurance expense	1,339	1,706	1,899	2,084	1,260	1,036	1,002
Other expense	79,230	77,923	105,012	112,997	83,749	67,229	62,472
Net income available to common shareholders	$29,470	$23,749	$31,157	$10,941	$16,684	$17,574	$20,385

Balance Sheet Data (a)
Total investment securities	$877,555	$844,248	$859,455	$868,830	$713,659	$680,526	$709,085
Loans, net of deferred fees and costs	2,327,035	2,169,208	2,224,936	2,072,440	1,620,898	1,196,234	985,172
Allowance for loan losses	18,992	18,219	18,429	16,779	17,881	17,065	17,811
Total intangible assets	143,859	147,005	146,018	149,617	109,158	77,603	68,525
Total assets	3,552,412	3,363,585	3,432,348	3,258,970	2,567,769	2,059,108	1,918,050
Non-interest-bearing deposits	724,846	745,468	734,421	717,939	493,162	409,891	317,071
Brokered certificates of deposits	93,049	33,017	38,832	47,635	53,904	67,706	94,503
Other interest-bearing deposits	1,846,787	1,796,972	1,736,469	1,770,370	1,386,008	1,103,161	1,080,729
Short-term borrowings	193,717	162,807	305,607	160,386	88,277	113,590	47,769
Junior subordinated debentures held by subsidiary trust	7,061	6,877	6,924	6,736	—	—	—
Other long-term borrowings	188,829	140,686	138,231	106,934	179,083	121,826	128,823
Total stockholders’ equity	457,386	440,637	435,261	419,789	340,118	221,553	221,728
Tangible assets (b)	3,408,553	3,216,580	3,286,330	3,109,353	2,458,611	1,981,505	1,849,525
Tangible equity (b)	$313,527	$293,632	$289,243	$270,172	$230,960	$143,950	$153,203

Per Common Share Data (a)
Earnings per common share – basic	$1.62	$1.31	$1.72	$0.62	$1.36	$1.65	$1.92
Earnings per common share – diluted	1.61	1.31	1.71	0.61	1.35	1.63	1.92
Cash dividends declared per common share	0.62	0.47	0.64	0.60	0.60	0.54	0.45
Book value per common share (c)	25.02	24.22	23.92	22.81	22.92	20.89	21.02
Tangible book value per common share (b)(c)	$17.15	$16.14	$15.89	$14.68	$15.57	$13.57	$14.52
Weighted-average number of common shares outstanding – basic	18,043,692	18,105,249	18,013,693	17,555,140	12,183,352	10,581,222	10,527,885
Weighted-average number of common shares outstanding – diluted	18,199,959	18,123,660	18,155,463	17,687,795	12,306,224	10,679,417	10,528,286
Common shares outstanding at end of period	18,281,194	18,195,986	18,200,067	18,404,864	14,836,727	10,605,782	10,547,960
Closing stock price at end of period	$33.59	$24.59	$32.46	$18.84	$25.93	$22.51	$20.43

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2017	2016	2016	2015	2014		2013		2012
Significant Ratios (a)
Return on average stockholders’ equity (l)	8.80%	7.36%	7.20%	2.69%	6.16%		7.92%		9.52%
Return on average assets (l)	1.13	0.96	0.94	0.35	0.74		0.91		1.11
Average stockholders’ equity to average assets	12.81	13.05	13.03	13.09	12.08		11.48		11.63
Average loans to average deposits	86.09	82.39	83.22	80.08	79.58		70.79		68.23
Net interest margin (l)(m)	3.61	3.55	3.54	3.53	3.45		3.23		3.36
Efficiency ratio (d)	62.24	64.56	65.13	75.50	75.37		71.90		69.55
Pre-provision net revenue to total average assets (e)(l)	1.65	1.52	1.48	0.96	1.10		1.26		1.41
Dividend payout ratio	38.34%	36.06%	37.40%	96.35%	43.10%		33.20%		23.58%

Asset Quality Ratios (a)
Nonperforming loans as a percent of total loans (c)(f)	0.85%	1.08%	1.13%	0.94%	0.69%		0.60%		1.43%
Nonperforming assets as a percent of total assets (c)(f)	0.56	0.72	0.75	0.62	0.47		0.39		0.78
Nonperforming assets as a percent of total loans and other real estate owned (“OREO”) (c)(f)	0.86	1.11	1.16	0.98	0.75		0.67		1.52
Criticized loans as a percent of total loans (c)(g)	4.15	4.58	4.46	5.89	4.60		4.94		9.01
Classified loans as a percent of total loans (c)(h)	1.77	2.48	2.59	2.91	2.76		3.07		4.72
Allowance for loan losses as a percent of total loans (c)	0.82	0.84	0.83	0.81	1.10		1.43		1.81
Allowance for loan losses as a percent of nonperforming loans (c)(f)(i)	96.11	77.50	73.43	86.05	159.58		237.87		125.34
Provision for (recovery of) loan losses as a percent of average total loans	0.16	0.18	0.17	0.72	0.02		(0.42)		(0.49)
Net charge-offs (recoveries) as a percent of average total loans (j)(l)	0.12%	0.09%	0.09%	0.78%	(0.03	) %	(0.35	) %	0.12%

Capital Ratios (a)(c)
Common Equity Tier 1 (k)	13.31%	13.04%	12.91%	13.36%	N/A		N/A		N/A
Tier 1	13.60	13.34	13.21	13.67	14.32%		12.42%		14.06%
Total (Tier 1 and Tier 2)	14.49	14.24	14.11	14.54	15.48		13.78		15.43
Tier 1 leverage	9.82	9.71	9.66	9.52	9.92		8.52		8.83
Tangible equity to tangible assets (b)	9.20%	9.13%	8.80%	8.69%	9.39%		7.26%		8.28%

(a)	Reflects the impact of the acquisition of NB&T Financial Group, Inc. beginning March 6, 2015, of Midwest Bancshares, Inc. beginning May 30, 2014, of Ohio Heritage Bancorp, Inc. beginning August 22, 2014 and of North Akron Savings Bank beginning October 24, 2014.
(b)	This amount represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on total stockholders’ equity and total assets. See “Non-GAAP financial measures,” below for a reconciliation of these measures to their most comparable GAAP measures.
(c)	Data presented as of the end of the year indicated.
(d)	Total other expenses (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income. This amount represents a non-GAAP financial measure since it excludes amortization of other intangible assets, and all gains and/or losses included in earnings, and uses fully tax-equivalent net interest income. See “Non-GAAP financial measures,” below for a reconciliation of this measure to its most comparable GAAP measure.
(e)	This ratio represents a non-GAAP financial measure since it excludes the provision for loan losses and all gains and/or losses included in earnings. See “Non-GAAP financial measures,” below for a reconciliation of this measure to its most comparable GAAP measure.
(f)	Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and other real estate owned.
(g)	Includes loans categorized as special mention, substandard or doubtful.
(h)	Includes loans categorized as substandard or doubtful.
(i)	The decreases since 2013 were primarily due to a reduction in the five year historical loss rates. Additional information regarding the allowance for loan losses can be found in “ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016 under the caption “Allowance for Loan Losses”.
(j)	Net charge-offs (recoveries) as a percent of average total loans increased in 2015 as Peoples recorded a $13.1 million charge-off associated with one large commercial relationship, resulting in 0.67% of the reported amount of 0.78%.
(k)	Peoples’ capital conservation buffer was 6.11% at December 31, 2016, compared to 2.50% for the fully phased-in capital conservation buffer required by January 1, 2019.
(l)	Ratios are presented on an annualized basis.
(m)	Information presented on a fully tax-equivalent basis.

Non-GAAP Financial Measures

Tangible Capital Measures

Peoples’ management uses tangible capital measures to evaluate the adequacy of Peoples’ stockholders’ equity. Such ratios represent non-GAAP financial information since their calculation removes the impact on the consolidated balance sheets of intangible assets acquired through acquisitions. Peoples’ management believes this information is useful to investors since it facilitates the comparison of Peoples’ operating performance, financial condition and trends to peers, especially those without a similar level of intangible assets to that of Peoples. Further, intangible assets generally are difficult to convert into cash, especially during a financial crisis, and could decrease substantially in value should there be deterioration in the overall franchise value. As a result, tangible equity represents a conservative measure of the capacity for Peoples to incur losses but remain solvent.

The following table reconciles the calculation of these non-GAAP financial measures to amounts shown in Peoples’ selected historical consolidated financial data:

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
(Dollars in thousands)	2017	2016	2016	2015	2014	2013	2012
Tangible Equity:
Total stockholders’ equity	$457,386	$440,637	$435,261	$419,789	$340,118	$221,553	$221,728
Less: goodwill and other intangible assets	143,859	147,005	146,018	149,617	109,158	77,603	68,525

Tangible equity	$313,527	$293,632	$289,243	$270,172	$230,960	$143,950	$153,203

Tangible Assets:
Total assets	$3,552,412	$3,363,585	$3,432,348	$3,258,970	$2,567,769	$2,059,108	$1,918,050
Less: goodwill and other intangible assets	143,859	147,005	146,018	149,617	109,158	77,603	68,525

Tangible assets	$3,408,553	$3,216,580	$3,286,330	$3,109,353	$2,458,611	$1,981,505	$1,849,525

Tangible Book Value per Share:
Tangible equity	$313,527	$293,632	$289,243	$270,172	$230,960	$143,950	$153,203

Common shares outstanding	18,281,194	18,195,986	18,200,067	18,404,864	14,836,727	10,605,782	10,547,960
Tangible book value per share	$17.15	$16.14	$15.89	$14.68	$15.57	$13.57	$14.52
Tangible Equity to Tangible Assets Ratio:
Tangible equity	$313,527	$293,632	$289,243	$270,172	$230,960	$143,950	$153,203

Tangible assets	$3,408,553	$3,216,580	$3,286,330	$3,109,353	$2,458,611	$1,981,505	$1,849,525
Tangible equity to tangible assets	9.20%	9.13%	8.80%	8.69%	9.39%	7.26%	8.28%

Efficiency Ratio

The efficiency ratio is a key financial measure used to monitor performance. The efficiency ratio is calculated as total other expenses (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus non-interest income. This measure is non-GAAP since it excludes amortization of other intangible assets and all gains and/or losses included in earnings, and uses fully tax-equivalent net interest income.

The following table provides a reconciliation of this non-GAAP financial measure to the amounts shown in Peoples’ selected historical consolidated financial data for the periods presented:

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
(Dollars in thousands)	2017	2016	2016	2015	2014	2013	2012
Efficiency ratio:
Total other expenses	$80,569	$79,629	$106,911	$115,081	$85,009	$68,265	$63,474
Less: Amortization of other intangible assets	2,603	3,023	4,030	4,077	1,428	807	509

Adjusted total other expenses	$77,966	$76,606	$102,881	$111,004	$83,581	$67,458	$62,965
Total non-interest income	39,534	38,959	51,070	47,441	40,053	37,220	34,971
Net interest income	$84,255	$78,198	$104,865	$97,612	$69,506	$55,385	$54,475
Add: Fully tax-equivalent adjustment	1,471	1,508	2,027	1,978	1,335	1,211	1,087

Net interest income on a fully taxable-equivalent basis	$85,726	$79,706	$106,892	$99,590	$70,841	$56,596	$55,562
Adjusted revenue	$125,260	$118,665	$157,962	$147,031	$110,894	$93,816	$90,533
Efficiency ratio	62.24%	64.56%	65.13%	75.50%	75.37%	71.90%	69.55%

Pre-Provision Net Revenue

Pre-provision net revenue (“PPNR”) has become a key financial measure used by federal bank regulatory agencies when assessing the capital adequacy of financial institutions. PPNR is defined as net interest income plus non-interest income minus total other expenses and, therefore, excludes the provision for, or recovery of, loan losses and all gains and losses included in earnings. As a result, PPNR represents the earnings capacity that can be either retained in order to build capital or used to absorb unexpected losses and preserve existing capital.

The following table provides a reconciliation of this non-GAAP financial measure to the amounts of income before income taxes shown in Peoples’ selected historical consolidated financial data for the periods presented:

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
(Dollars in thousands)	2017	2016	2016	2015	2014	2013	2012
Income before income taxes	$42,863	$34,538	$45,282	$14,816	$24,178	$29,084	$29,910
Add: provision for loan losses	2,657	2,828	3,539	14,097	339	—	—
Add: net loss on debt extinguishment	—	707	707	520	—	—	4,144
Add: net loss on loans held-for-sale and OREO	24	1	34	529	68	—	—
Add: net loss on other assets	41	316	392	739	430	241	248
Less: recovery of loan losses	—	—	—	—	—	4,410	4,716
Less: net gain on debt extinguishment	—	—	—	—	67	—	—
Less: net gain on loans held-for-sale and OREO	13	—	—	—	—	86	66
Less: net gain on securities transactions	2,219	862	930	729	398	489	3,548
Less: net gain on other transactions	133	—	—	—	—	—	—

Pre-provision net revenue	$43,220	$37,528	$49,024	$29,972	$24,550	$24,340	$25,972

Total average assets	$3,492,772	$3,300,338	$3,320,447	$3,111,853	$2,240,534	$1,932,367	$1,841,289
Pre-provision net revenue to total average assets	1.65%	1.52%	1.48%	0.96%	1.10%	1.26%	1.41%

UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth for Peoples and ASB certain historical, pro forma and pro forma-equivalent per share financial information as of and for the year ended December 31, 2016, and as of and for the nine months ended September 30, 2017. The information in the table below, in part, is derived from and should be read together with the historical Consolidated Financial Statements of Peoples that are incorporated by reference in this proxy statement/prospectus. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect certain anticipated costs and benefits of the Merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the Merger been consummated at the beginning of the periods presented. The pro forma data gives effect to the Merger and is based on numerous assumptions and estimates. The pro forma combined per share data and ASB equivalent pro forma per share data are prepared assuming 995,850 Peoples common shares will be issued in the Merger, although anywhere from 995,850 to 1,171,588 Peoples common shares could be issued depending upon the cash and stock elections of ASB’s shareholders. We present this information to reflect the fact that certain ASB shareholders will receive Peoples common shares in exchange for their ASB common shares exchanged in the Merger. See “THE MERGER AGREEMENT—Merger Consideration” on page 46.

	As of and for the Year Ended December 31, 2016	As of and for the Nine Months Ended September 30, 2017
Earnings per common share: Basic
Peoples total historical	$1.72	$1.62
ASB historical	1.14	1.04
Pro forma total combined	1.77	1.66
Equivalent pro forma for one ASB common share	1.05	0.98
Earnings per common share: Diluted
Peoples total historical	1.71	1.61
ASB historical	1.14	1.04
Pro forma combined	1.76	1.65
Equivalent pro forma for one ASB common share	1.04	0.97
Cash dividends declared per common share
Peoples historical	0.64	0.62
ASB historical	0.72	0.54
Pro forma combined	0.64	0.62
Equivalent pro forma for one ASB common share	0.38	0.37
Book value per common share:
Peoples historical	23.92	25.02
ASB historical	13.98	14.53
Pro forma combined	24.34	25.41
Equivalent pro forma for one ASB common share	14.41	15.04

MARKET PRICE AND DIVIDEND INFORMATION

Peoples’ common shares are listed and trade on the NASDAQ Global Select Market® under the symbol “PEBO.”

As of January 16, 2018, there were 18,287,467 Peoples common shares outstanding. Peoples has approximately 2,152 shareholders of record.

ASB’s common shares are quoted on the OTC Pink Open Market under the symbol “ASBN,” however, the shares do not have an active trading market and are not traded frequently. As of January 16, 2018, there were 1,979,034 ASB common shares outstanding, which were held by approximately 165 holders of record.

The information presented in the following table reflects the last reported sale prices per share of Peoples common shares and ASB common shares as of October 23, 2017, the last trading day preceding our public announcement of the Merger, and on January 16, 2018, the last practicable day for which information was available prior to the date of this proxy statement/prospectus. The table also presents the equivalent market value per ASB common share on October 23, 2017 and January 16, 2018. The stock election equivalent market value was determined by multiplying the share price of a Peoples common share on such dates by the exchange ratio of 0.5920. The cash election equivalent market value is fixed at $20.00 per share on any given date until the Merger is consummated. No assurance can be given as to what the market price of Peoples common shares will be if and when the Merger is consummated.

			Equivalent Market Value Per ASB Common Share
	Peoples Common Shares	ASB Common Shares	Stock Election	Cash Election
October 23, 2017	$33.03	$19.00	$19.55	$20.00
January 16, 2018	$33.76	$19.87	$19.99	$20.00

The following table lists the high and low prices per share for Peoples common shares and ASB common shares and the cash dividends declared by each company for the periods indicated.

	Peoples Common Shares			ASB Common Shares (1)
	High	Low	Dividends	High	Low	Dividends
2015
First Quarter	$26.01	$22.70	$0.15	$13.05	$12.55	$0.18
Second Quarter	$24.74	$22.65	$0.15	$13.05	$12.95	$0.18
Third Quarter	$24.33	$20.63	$0.15	$13.00	$11.75	$0.18
Fourth Quarter	$22.00	$18.28	$0.15	$13.00	$12.50	$(2)
2016
First Quarter	$19.68	$16.34	$0.15	$13.00	$12.20	$0.18
Second Quarter	$22.20	$18.43	$0.16	$12.98	$12.20	$0.18
Third Quarter	$24.98	$19.55	$0.16	$12.90	$11.35	$0.18
Fourth Quarter	$32.98	$24.02	$0.17	$14.00	$12.77	$0.18
2017
First Quarter	$33.56	$29.81	$0.20	$16.42	$13.10	$0.18
Second Quarter	$35.43	$29.71	$0.20	$16.00	$14.15	$0.18
Third Quarter	$34.06	$29.55	$0.22	$20.00	$15.80	$0.18
Fourth Quarter	$34.62	$30.84	$0.22	$20.00	$16.10	$0.18
2018
First Quarter (through January 16, 2018)	$34.65	$32.71	—	$19.87	$19.09	—

(1)	ASB’s common shares are quoted on the over-the-counter market, do not have an active trading market and are not traded frequently. Consequently, the prices quoted above may not represent an accurate indication of the value of ASB common shares.
(2)	No dividend was declared during this quarter because ASB’s dividend policy was changed to move the declaration and payment of the dividend to the first month following the end of a quarter.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS” commencing on page 22 and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by Peoples for the year ended December 31, 2016 and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote on adoption and approval of the Merger Agreement.

Risks Related to the Merger

The market value of Peoples common shares you receive in the Merger may decrease if there are fluctuations in the market price of Peoples common shares following the Merger.

Under the terms of the Merger Agreement, if the Merger is completed, shareholders of ASB will be entitled to receive for each ASB common share (i) $20.00 in cash or (ii) 0.5920 Peoples common shares. ASB shareholders may elect to convert their ASB shares into cash, Peoples common shares or a combination of cash and Peoples common shares, subject to reallocation as further described under “THE MERGER AGREEMENT –Reallocation of ASB Shareholder Elections” on page 48 of this proxy statement/prospectus.

ASB does not have a right to terminate the Merger Agreement based upon changes in the market price of Peoples common shares, subject to the limited exception described below. Accordingly, the dollar value of Peoples common shares to ASB shareholders who receive stock upon completion of the Merger will depend upon the market value of Peoples common shares at the time of completion of the Merger, which may be lower or higher than the closing price of Peoples common shares on the last full trading day preceding public announcement that Peoples and ASB entered into the Merger Agreement, the last full trading day before the date this proxy statement/prospectus was mailed or the date of the ASB special meeting. The market values of Peoples common shares and ASB common shares have varied since Peoples and ASB entered into the Merger Agreement and will continue to vary in the future due to changes in the business, operations or prospects of Peoples and ASB, market assessments of the Merger, regulatory considerations, market and economic considerations, and other factors, most of which are beyond Peoples’ and ASB’s control. Accordingly, at the time of the ASB special meeting, ASB shareholders will not know or be able to calculate the precise market value of the stock consideration they would be entitled to receive upon completion of the Merger if they receive Peoples common shares. ASB shareholders should obtain current market quotations for Peoples common shares. See “MARKET PRICE AND DIVIDEND INFORMATION” on page 17 for ranges of historic market prices of Peoples common shares.

ASB has the right to terminate the Merger Agreement if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, both the market value of Peoples common shares and the NASDAQ Bank Index drop below certain pre-determined thresholds; provided, however, that Peoples will have the right to prevent ASB’s termination by increasing the exchange ratio for the stock portion of the Merger consideration pursuant to a formula set forth in the Merger Agreement.

You may not receive the form of merger consideration that you elect.

Under the terms of the Merger Agreement, shareholders of ASB will be entitled to receive after the Merger is completed, for each ASB common share: (i) $20.00 in cash or (ii) 0.5920 Peoples common shares. The form of consideration to be received by each ASB shareholder is subject to reallocation in order to ensure that no more than 15% of the aggregate merger consideration will consist of cash and no less than 85% of the aggregate merger consideration will consist of Peoples common shares. The Merger Agreement contains proration and allocation methods to achieve this result. If you elect to receive all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in the form of Peoples common shares. If you elect a combination of cash and Peoples common shares and the available cash is oversubscribed, you will not receive the specific combination you requested. See “THE MERGER AGREEMENT—Reallocation of ASB Shareholder Elections.”

Peoples could experience difficulties in managing its growth and effectively integrating the operations of ASB.

The earnings, financial condition and prospects of Peoples after the Merger will depend in part on Peoples’ ability to integrate successfully the operations of ASB and to continue to implement its own business plan. Peoples may not be able to fully achieve the strategic objectives and projected operating efficiencies anticipated in the Merger. The costs or difficulties relating to the integration of ASB with the Peoples organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and Peoples may encounter difficulties, including, without limitation, loss of key employees and customers, and the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies. These factors could contribute to Peoples not fully achieving the expected benefits from the Merger.

The Merger Agreement limits ASB’s ability to pursue alternatives to the Merger, may discourage other acquirers from offering a higher valued transaction to ASB and may, therefore, result in less value for the ASB shareholders.

The Merger Agreement contains a provision that, subject to certain limited exceptions, prohibits ASB from maintaining, initiating, soliciting or encouraging any inquiries or the making of any proposal that could reasonably be expected to lead to a competing proposal to acquire ASB. In addition, if ASB desires to terminate the Merger Agreement in favor of such competing proposal, the Merger Agreement provides that ASB must pay a $1,500,000 termination fee to Peoples. These provisions of the Merger Agreement could discourage other companies from trying to acquire ASB even though such other companies might be willing to offer greater value to ASB’s shareholders than Peoples has offered in the Merger Agreement. The payment of the termination fee, if paid, also could have a material adverse effect on ASB’s financial condition.

The fairness opinion obtained by ASB from its financial advisor will not reflect changes in circumstances prior to the Merger.

Boenning & Scattergood, Inc., the financial advisor to ASB, delivered a written fairness opinion to the board of directors of ASB dated October 23, 2017. The fairness opinion states that, as of the date of the opinion, the merger consideration set forth in the Merger Agreement was fair, from a financial point of view, to the holders of ASB common shares. However, the fairness opinion does not reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of Peoples or ASB, changes in general market and economic conditions, or other changes. Should any such changes occur, it may alter the relative value of Peoples and ASB.

ASB shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.

The Merger will result in ASB’s shareholders having an ownership stake in the combined company that is smaller than their current stake in ASB. Upon completion of the Merger, we estimate that continuing Peoples shareholders will own between 93.98% and 94.84% of the issued and outstanding common shares of the combined company, and former ASB shareholders will own between 5.16% and 6.02% of the issued and outstanding common shares of the combined company, depending upon the stock and cash elections of ASB’s shareholders. Consequently, ASB shareholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the Merger than they currently exercise over the management and policies of ASB.

Failure to complete the Merger could negatively impact the value of ASB common shares and future businesses and financial results of Peoples and ASB.

If the Merger is not completed, the ongoing businesses of Peoples and ASB may be adversely affected and Peoples and ASB will be subject to several risks, including the following:

•	ASB may be required, under certain circumstances, to pay Peoples a termination fee of $1,500,000 under the Merger Agreement;

•	Peoples and ASB will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;

•	under the Merger Agreement, ASB is subject to certain restrictions regarding the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and

•	matters relating to the Merger may require substantial commitments of time and resources by Peoples and ASB management, which could otherwise have been devoted to other opportunities that may have been beneficial to Peoples and ASB as independent companies, as the case may be.

In addition, if the Merger is not completed, ASB may experience negative reactions from its customers and employees. Some ASB employees may resign and obtain other employment as a result of the potential Merger. ASB also could be subject to litigation related to any failure to complete the Merger.

The Peoples common shares to be received by ASB shareholders upon completion of the Merger will have different rights from ASB shares.

Upon completion of the Merger, ASB shareholders will no longer be shareholders of ASB but will instead become shareholders of Peoples, and their rights as shareholders of Peoples will continue to be governed by the Ohio Revised Code and by Peoples’ Amended Articles of Incorporation and Regulations. The terms of Peoples’ Amended Articles of Incorporation and Regulations are in some respects materially different than the terms of ASB’s articles of incorporation, as amended, and Regulations.

See “COMPARISON OF CERTAIN RIGHTS OF ASB AND PEOPLES SHAREHOLDERS” on page 55 of this proxy statement/prospectus.

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed.

The respective obligations of Peoples and ASB to complete the Merger are subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote of the ASB shareholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this document is a part, the continued accuracy of the representations and warranties by both parties, and the performance by both parties of their covenants and agreements. See “THE MERGER AGREEMENT—Conditions to Consummation of the Merger” on page 48 of this proxy statement/prospectus. These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by September 30, 2018, either Peoples or ASB, by a vote of a majority of the members of its entire board, may choose not to proceed with the Merger, or the parties can mutually decide to terminate the Merger Agreement at any time, before or after approval by the requisite vote of the ASB shareholders. In addition, Peoples or ASB may elect to terminate the Merger Agreement in certain other circumstances. See “THE MERGER AGREEMENT—Termination of the Merger Agreement” on page 53 of this proxy statement/prospectus for a more complete description of these circumstances.

ASB will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of ASB, which could negatively affect Peoples’ and ASB’s combined business operations. These uncertainties may impair ASB’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the Merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the Merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with ASB to seek to change existing business relationships with ASB or fail to extend an existing relationship with ASB. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the Merger.

The pursuit of the Merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations. Retention of certain employees by ASB also may be challenging while the Merger is pending, as certain employees may experience uncertainty about their future roles with Peoples after the Merger. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with ASB, ASB’s business could be harmed.

In addition, in the Merger Agreement ASB has agreed to operate its business in the ordinary course prior to closing and is restricted from taking certain actions without Peoples’ consent while the Merger is pending. These restrictions may, among other matters, prevent ASB from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the Merger Agreement, entering into other transactions or making other changes to ASB’s business prior to consummation of the Merger or termination of the Merger Agreement. These restrictions could have a material adverse effect on ASB’s business, financial condition and results of operations. Please see the section entitled “THE MERGER AGREEMENT—Conditions to Consummation of the Merger” beginning on page 48 for a description of the restrictive covenants applicable to ASB.

Following the Merger, a high percentage of the combined company’s loan portfolio will remain in Ohio, Kentucky and West Virginia and in commercial and residential real estate. Deteriorations in economic conditions in this area or in the real estate market generally could be more harmful to the combined company compared to more diversified institutions.

As of September 30, 2017 approximately $175.58 million, or 71%, of ASB’s loan portfolio was comprised of residential real estate loans, and $58.48 million, or 23%, of ASB’s loan portfolio was comprised of commercial real estate loans. As of September 30, 2017, approximately $499.04 million, or 21%, of Peoples’ loan portfolio was comprised of residential real estate loans, and $867.17 million, or 37%, of Peoples’ loan portfolio was comprised of commercial real estate loans. As a result of the Merger, the combined company’s loan portfolio, as of September 30, 2017, would have consisted of $674.62 million, or 26%, of residential real estate loans and $925.65 million, or 36%, of commercial real estate loans.

Inherent risks of commercial real estate (“CRE”) lending include the cyclical nature of the real estate market, construction risk and interest rate risk. The cyclical nature of real estate markets can cause CRE loans to suffer considerable distress. During these times of distress, a property’s performance can be negatively affected by tenants’ deteriorating credit strength and lease expirations caused by economic deterioration or over-supply conditions. Even if borrowers are able to meet their payment obligations, they may find it difficult to refinance their full loan amounts at maturity due to declines in property value. Other risks associated with CRE lending include regulatory changes and environmental liability. Regulatory changes in tax legislation, zoning, environmental regulation, or similar external conditions that may affect property values and the economic feasibility of existing and proposed real estate projects. Environmental liability as a result of contamination may decrease the real estate collateral’s value or render the collateral worthless. Furthermore, the cost that may be imposed on a responsible borrower for the remediation of a contaminated property may severely impair the borrower’s ability to repay the loan.

The combined company’s CRE loan portfolio will be concentrated in Ohio, Kentucky and West Virginia. There are a wide variety of economic conditions within the local markets of these states in which most of the combined company’s CRE loan portfolio will be situated. Rates of employment, consumer loan demand, household formation, and the level of economic activity can vary widely from state to state and among metropolitan areas, cities and towns. Metropolitan markets comprise various submarkets where property values and demand can be affected by many factors, such as demographic makeup, geographic features, transportation, recreation, local government, school systems, utility infrastructure, tax burden, building-stock age, zoning and building codes, and available land for development. Despite the Merger, as a result of the continued high concentration of the combined company’s loan portfolio, the combined company may be more sensitive, compared to more diversified institutions, to future disruptions in, and deterioration of, this market, which could lead to losses which could have a material adverse effect on the business, financial condition and results of operations of the combined company.

Risks Related to the Combined Company if the Merger is Completed

The integration of the banks will present significant challenges that may result in the combined business not operating as effectively as expected or in the failure to achieve some or all of the anticipated benefits of the transaction.

The benefits and synergies expected to result from the proposed transaction will depend in part on whether the operations of American Savings Bank can be integrated in a timely and efficient manner with those of Peoples Bank. Peoples Bank may face challenges in consolidating its functions with those of American Savings Bank, and integrating the organizations, procedures and operations of the two businesses. The integration of Peoples Bank and American Savings Bank will be complex and time-consuming, and the management of both companies will have to dedicate substantial time and resources to it. These efforts could divert management’s focus and resources from other strategic opportunities and from day-to-day operational matters during the integration process. Failure to successfully integrate the operations of Peoples Bank and American Savings Bank could result in the failure to fully achieve some of the anticipated benefits from the transaction, including cost savings and other operating efficiencies, and Peoples Bank may not be able to capitalize on the existing relationships of American Savings Bank to the extent anticipated, or it may take longer, or be more difficult or expensive than expected to achieve these goals. This could have an adverse effect on the business, results of operations, financial condition or prospects of Peoples and/or Peoples Bank after the transaction.

Unanticipated costs relating to the Merger could reduce Peoples’ future earnings per share.

Peoples and Peoples Bank believe that each has reasonably estimated the likely costs of integrating the operations of Peoples Bank and American Savings Bank, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined company. If unexpected costs are incurred, the Merger could have a dilutive effect on Peoples’ earnings per share. In other words, if the Merger is completed, the earnings per Peoples common share could be less than anticipated or even less than they would have been if the Merger had not been completed.

Estimates as to the future value of the combined company are inherently uncertain. You should not rely on such estimates without considering all of the information contained or incorporated by reference into this proxy statement/prospectus.

Any estimates as to the future value of the combined company, including estimates regarding the earnings per share of the combined company, are inherently uncertain. The future value of the combined company will depend upon, among other factors, the combined company’s ability to achieve projected revenue and earnings expectations and to realize the anticipated synergies described in this proxy statement/prospectus, all of which are subject to the risks and uncertainties described in this proxy statement/prospectus, including these risk factors. Accordingly, you should not rely upon any estimates as to the future value of the combined company, whether made before or after the date of this proxy statement/prospectus by Peoples’ and ASB’s respective management or affiliates or others, without considering all of the information contained or incorporated by reference into this proxy statement/prospectus.

Risks Related to Peoples’ Business

You should read and consider risk factors specific to Peoples’ business that will also affect the combined company after the Merger, described in Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as updated by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by Peoples with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 58 of this proxy statement/prospectus.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, are not statements of historical fact and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be protected by the safe harbor provided by the same. These statements are subject to risks and uncertainties, and include information about possible or assumed future results of operations of Peoples after the Merger is completed as well as information about the Merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “would,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of Peoples and ASB before the Merger or Peoples after the Merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements.

The ability to predict results or the actual effects of the combined company’s plans and strategies is inherently uncertain. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those identified in the section of this proxy statement/prospectus titled “RISK FACTORS” beginning on page 18, as well as the following:

•	the parties’ ability to promptly and effectively integrate the businesses of Peoples and ASB, and of American Savings Bank and Peoples Bank, including unexpected transaction costs, including the costs of integrating operations, severance, professional fees and other expenses;

•	the risk that the expected cost savings, synergies and other financial benefits from the Merger may not be realized or take longer than anticipated to be realized;

•	lower than expected revenues or earnings following the Merger;

•	higher than expected loan losses following the Merger;

•	the diversion of management’s time on issues related to the Merger;

•	greater than expected deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees;

•	the risk that a regulatory approval that may be required for the proposed Merger is not obtained or is obtained subject to non-standard conditions that are not anticipated;

•	the failure of ASB’s shareholders to adopt and approve the Merge Agreement;

•	general economic conditions, either nationally, in Ohio or in certain MSAs in Ohio that are less favorable than expected resulting in, among other things, a deterioration of the quality of the combined company’s loan portfolio and the demand for its products and services;

•	changes in interest rates, deposit flows, loan demand and real estate values;

•	material changes in the value of Peoples common shares;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	inaccuracy of Peoples’ or ASB’s management’s assumptions and estimates used in applying critical accounting policies;

•	a decline in the sale price of Peoples common shares before the completion of the Merger, including as a result of the financial performance of Peoples, or of ASB, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•	inflation and interest rate, securities market and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	the risk of litigation related to the Merger or the exercise of dissenters’ rights and related costs and expenses;

•	an increase in competitive pressures among depository and other financial institutions that affects pricing, spending, third-party relationships and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking and securities) with which Peoples and ASB must comply;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

•	legislation affecting the financial services industry as a whole, and/or Peoples and its subsidiaries, individually or collectively;

•	governmental and public policy changes;

•	Peoples’ inability to integrate the ASB acquisition and any future acquisition targets or increased difficulty, time-consumption or cost than expected in doing so; and

•	the impact on Peoples’ businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Additional factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of Peoples with the SEC that are incorporated by reference into this proxy statement/prospectus, which are available online at www.sec.gov. See “WHERE YOU CAN FIND MORE INFORMATION” at the beginning of this document.

Because these forward-looking statements are subject to assumptions and uncertainties, Peoples’ and ASB’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference into this proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement/prospectus, and attributable to Peoples or ASB or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this “CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS.” Peoples and ASB undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

THE SPECIAL MEETING OF SHAREHOLDERS OF ASB

This section contains information about the ASB special meeting at which ASB shareholders will have the opportunity to vote on the adoption and approval of the Merger Agreement. The ASB board of directors is mailing this proxy statement/prospectus to you, as an ASB shareholder, on or about January 29, 2018. Together with this proxy statement/prospectus, the ASB board of directors also is sending to you a notice of the ASB special meeting and a form of proxy that the ASB board of directors is soliciting for use at the ASB special meeting and at any adjournments or postponements of the ASB special meeting.

Time, Date and Place

The ASB special meeting of shareholders is scheduled to be held at 1:00 p.m., local time, on March 9, 2018, at The Lofts on Gallia, 840 Gallia Street, Portsmouth, Ohio 45662, including any adjournments of the special meeting.

Matters to be Considered

At the special meeting, the shareholders of ASB will be asked to consider and vote upon the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•	any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of ASB is unaware of any other business to be transacted at the special meeting.

Recommendation of the ASB Board of Directors

The board of directors of ASB believes that the Merger with Peoples is in the best interests of ASB shareholders and recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement and (2) “FOR” the proposal to adjourn the special meeting of ASB shareholders, if necessary, to solicit additional proxies. See “THE MERGER —Recommendation of the ASB Board of Directors.”

Record Date; Shares Outstanding and Entitled to Vote

The board of directors of ASB has fixed the close of business on January 23, 2018, as the record date for determining the ASB shareholders who are entitled to notice of and to vote at the ASB special meeting of shareholders. Only holders of ASB common shares at the close of business on the record date will be entitled to notice of and to vote at the ASB special meeting.

As of the close of business on January 16, 2018, there were 1,979,034 ASB common shares outstanding and entitled to vote at the special meeting. As of the same date, there were no shares of ASB preferred stock outstanding. The ASB common shares were held of record by approximately 165 shareholders. Each ASB common share entitles the holder to one vote on all matters properly presented at the special meeting.

Votes Required; Quorum

Your vote is important. ASB’s articles of incorporation, as amended, require the affirmative vote of the holders of at least a majority of ASB’s common shares outstanding and entitled to vote at the ASB special meeting in order to adopt and approve the Merger Agreement. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of ASB common shares represented, in person or by proxy, at the special meeting.

Brokers who hold ASB common shares in “street name” for the beneficial owners cannot vote these ASB common shares for or against the adoption and approval of the Merger Agreement without specific instructions from the beneficial owners. If (1) you fail to vote, (2) you mark “ABSTAIN” on your proxy card, or (3) your ASB common shares are held in “street name” and you fail to instruct your broker how to vote, it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement.

A quorum, consisting of the holders of a majority of the outstanding ASB common shares, must be present in person or by proxy at the ASB special meeting before any action, other than the adjournment of the special meeting, can be taken. Properly executed proxy cards marked “ABSTAIN” and broker non-votes will be counted for purposes of determining whether a quorum is present.

The ASB board of directors does not expect any matter other than the adoption and approval of the Merger Agreement and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the ASB special meeting. If any other matters are properly brought before the special meeting for consideration, ASB common shares represented by properly executed proxy cards will be voted, to the extent permitted by applicable law, in the discretion of the persons named in the proxy card in accordance with their best judgment.

Share Ownership of Directors and Officers; Voting Agreement

As of January 16, 2018, the directors and executive officers of ASB and their affiliates collectively owned 295,597 ASB common shares, or approximately 14.94% of ASB’s outstanding shares.

On the date of the execution of the Merger Agreement, all of the directors of ASB entered into a voting agreement with Peoples pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. As of January 16, 2018, these directors owned an aggregate of 255,630 ASB common shares, an amount equal to approximately 12.9% of the outstanding ASB common shares.

When considering the ASB board of directors’ recommendation that you vote in favor of the approval of the Merger Agreement, you should be aware that, in addition to their interests as shareholders of ASB, the directors and executive officers of ASB have financial interests in the Merger that may be different from, or in addition to, the interests of shareholders of ASB. See “THE MERGER—Interests of ASB’s Directors and Officers in the Merger” beginning on page 38.

Solicitation and Revocation of Proxies

A proxy card accompanies each copy of this proxy statement/prospectus mailed to ASB shareholders. Your proxy is being solicited by the board of directors of ASB. Whether or not you attend the special meeting, the ASB board of directors urges you to return your properly executed proxy card as soon as possible. If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the ASB common shares represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. ASB common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before it is voted at the special meeting by:

•	filing a written notice of revocation with the President of ASB, at 503 Chillicothe Street, Portsmouth, Ohio 45662;

•	executing and returning another proxy card with a later date; or

•	attending the special meeting and either giving notice of revocation in person, or voting by ballot at the special meeting.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your ASB common shares in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of your shares) with instructions on how to vote your shares. Your broker, bank or other nominee will provide you with a proxy card and voting instructions. If you have instructed your broker, bank or other nominee to vote your common shares, you must follow the directions received from your broker, bank or other nominee to later change or revoke your voting instructions.

ASB will bear its own cost of solicitation of proxies on behalf of the ASB board of directors. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of ASB, none of whom will receive additional compensation for their solicitation activities. ASB will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of ASB common shares not beneficially owned by them, for forwarding this proxy statement/prospectus and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of ASB common shares entitled to vote at the special meeting.

Participants in the ASB KSOP

If you participate in the KSOP, you will receive a vote authorization form for the plan that reflects all shares that you may direct the trustees to vote on your behalf under the KSOP. Please be aware that the trustees of the plan may establish a deadline for submitting your voting instructions that is before the time of the ASB special meeting.

Under the terms of the KSOP, the trustees vote all shares held by the KSOP, but each KSOP participant may direct the trustee how to vote the common shares allocated to his or her account. As all ASB shares held by the KSOP are allocated to the accounts of participants, the trustees will vote all the allocated shares held in the KSOP as instructed by the participants to whom they have been allocated, and vote all allocated shares for which timely and complete voting instructions are not received in the same proportion as the shares for which instructions are received.

PROPOSALS SUBMITTED TO ASB SHAREHOLDERS

ASB Merger Proposal

As discussed throughout this proxy statement/prospectus, ASB is asking its shareholders to adopt and approve the Merger Agreement. ASB shareholders should carefully read this document in its entirety for more detailed information regarding the Merger Agreement and the Merger. In particular, shareholders are directed to, and encouraged to read carefully in its entirety, the copy of the Merger Agreement attached as Annex A to this proxy statement/prospectus.

Vote Required for Approval

The affirmative vote of holders of at least a majority of ASB common shares outstanding and entitled to vote at the special meeting is required to adopt and approve the Merger Agreement. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement.

Recommendation of the ASB Board of Directors

THE ASB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MERGER PROPOSAL.

ASB Adjournment Proposal

The ASB special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the ASB special meeting to approve and adopt the Merger Agreement. If, at the time of the ASB special meeting, the number of common shares of ASB present or represented and voting in favor of the Merger Agreement proposal is insufficient to approve and adopt the Merger Agreement, ASB intends to move to adjourn the ASB special meeting in order to enable the ASB board of directors to solicit additional proxies for approval of the proposal. In that event, ASB will ask the ASB shareholders to vote only upon the adjournment proposal and not the merger proposal.

In the ASB adjournment proposal, ASB is asking its shareholders to authorize the holder of any proxy solicited by the ASB board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the ASB special meeting to another time and place for the purpose of soliciting additional proxies. If the ASB shareholders approve the adjournment proposal, ASB could adjourn the ASB special meeting and any adjourned session of the ASB special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from ASB shareholders who have previously voted. If, after the adjournment, a new record date is fixed for the adjourned special meeting, notice of the adjourned special meeting will be given to each shareholder of record entitled to vote at the special meeting.

Vote Required for Approval

The affirmative vote of holders of at least a majority of votes cast at the ASB special meeting is required to approve the proposal to adjourn the special meeting. Abstentions and broker non-votes are not counted as votes cast and will not affect the outcome of this proposal.

Recommendation of the ASB Board of Directors

THE ASB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADJOURNMENT PROPOSAL.

Other Matters to Come Before the Special Meeting

No other matters are intended to be brought before the ASB special meeting by ASB, and ASB does not know of any matters to be brought before the ASB special meeting by others. If, however, any other matters properly come before the ASB special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

THE MERGER

The Proposed Merger

The Merger Agreement provides for the merger of ASB with and into Peoples, with Peoples surviving (the “Merger”). Immediately following the Merger, and upon receipt of the required regulatory approvals, American Savings Bank will be merged with and into Peoples Bank, with Peoples Bank surviving the subsidiary bank merger. The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Consideration to be Received in the Merger

Upon completion of the Merger, shareholders of ASB will be entitled to receive for each ASB common share either: (i) $20.00 in cash, or (ii) 0.5920 Peoples common shares. ASB shareholders may elect to convert their ASB shares into cash, Peoples common shares or a combination of cash and Peoples common shares. However, the form of consideration to be received by each ASB shareholder is subject to reallocation in order to ensure that no more than 15% of the aggregate merger consideration will consist of cash and no less than 85% of the aggregate merger consideration will consist of Peoples common shares.

Background of the Merger

From time to time over the past several years, ASB’s board of directors has met with professional financial advisors, including Boenning, to review the overall transaction market for community banks, and ASB’s strategic options, such as growth through acquisition, a merger of equals or a strategic merger. Over this same period, ASB’s board regularly addressed items of concern for many community banks of ASB’s size, including increasing regulatory compliance cost, in terms of both time and dollars, and the pressures of a declining local market, market area saturation and shareholder return. At the same time, the board was faced with succession planning concerns for the most senior positions at ASB and American Savings Bank. In addition, the directors have remained mindful of the limited liquidity of ASB’s common shares, and the fact that any need or desire by a large shareholder to sell a substantial number of shares in a short period of time could depress the price for an unknown period and negatively affect other shareholders in the process.

On April 24, 2017, ASB’s board met with Boenning for a market update. Following Boenning’s presentation, the board discussed yet again the myriad challenges facing ASB and American Savings Bank going forward, and decided that it was the appropriate time to more thoroughly consider strategic options, including a sale. The following day, ASB’s board unanimously decided to retain Boenning as its financial advisor in that process.

Over the course of the next few months, Boenning worked with ASB’s management to prepare a confidential information memorandum for distribution to interested parties, as well as assembling a virtual data room for any resulting due diligence process. Once these materials were completed, Boenning began to contact potential transaction partners during the week of July 24, 2017.

Boenning contacted a total of 25 parties with approval of the ASB board. These parties were selected on the basis of discussions between Boenning and ASB’s management to identify parties that could potentially have both a strategic interest in ASB’s markets and an ability to pay an acceptable premium. Of those 25 parties, 16 declined the opportunity without reviewing detailed information about ASB and nine parties signed confidentiality agreements and reviewed the materials. On July 25, 2017, Peoples executed a confidentiality agreement, was given the confidential information memorandum and began to review information on ASB.

On August 17, 2017, nonbinding indications of interest were received from four parties, including Peoples, and on August 22, 2017, Boenning met with the ASB board to review the indications received. The board decided that it would only proceed with the three highest bidders, and instructed Boenning to contact the bidders and ask them to consider increasing their price in order to be considered for diligence.

On August 23, 2017, management of Peoples and ASB had a call with Boenning to discuss ASB’s current earnings and outlook and to answer other questions. Similar calls were held with the two other parties.

On August 25, 2017, Peoples and one other party submitted increased indications of interest. One bidder declined the opportunity to increase its indication, effectively withdrawing from the process. Peoples’ indication was increased to a range of $18.00 - $20.00 in an all-stock deal. The board decided to proceed to due diligence with Peoples and two other parties.

Over the course of the next two weeks, the remaining three bidders, Peoples, Company A and Company B, reviewed materials provided in the virtual data room and communicated with Boenning to answer questions or request additional information. Throughout this period, Peoples, Company A and Company B continued to spend significant time reviewing materials in the data room.

On September 12 and 13, 2017, ASB’s management held due diligence meetings with management of Company A. Following the due diligence meetings on September 12, ASB’s board joined and received a presentation from Company A’s management regarding its banking franchise and why its stock would be an attractive potential investment for ASB’s shareholders if a merger with Company A were to occur. That same week, ASB held similar in-person management diligence meetings with Peoples at offsite locations in Chillicothe, Ohio on September 14 and in Columbus, Ohio on September 15.

On September 18, 2017, before its scheduled due diligence meeting with ASB’s management, Company B notified ASB and Boenning that it was withdrawing from the process for reasons that it said were unrelated to ASB. Also on September 18, 2017, Boenning sent a letter to both Peoples and Company A regarding the matters their final bids should address. This letter also requested that their best and highest bids be submitted to Boenning by the close of business on September 29, 2017.

On September 21, 2017, ASB’s board met with Charles W. Sulerzyski, the President and CEO of Peoples, at an offsite location in Chillicothe. Mr. Sulerzyski made a presentation to the board regarding Peoples, its banking franchise and why Peoples’ common shares would potentially be attractive to ASB’s shareholders if ASB were to merge with Peoples.

On September 29, 2017, Peoples submitted a revised bid equal to an indicated value of $20.00 per share, with a fixed exchange ratio to be determined based on an average trading price of Peoples common shares prior to signing of the definitive agreement. Peoples’ bid also provided for both a cash and stock election, provided that no more than 20% of ASB’s common shares could be exchanged for cash. On that same day, Company A notified Boenning and ASB that it would not submit a final bid and would withdraw from the process. Company A’s withdrawal left Peoples as the only remaining bidder.

Also on September 29, 2017, ASB’s management discovered that the amount of the expected data processing termination fee provided to the bidders in due diligence had been incorrect. The corrected amount would equate to an additional after-tax termination cost of $0.41 per ASB share. Thus, ASB’s management knew that it would need to disclose the difference to Peoples. Factoring in the increased termination costs, Peoples’ bid would effectively be reduced from $20.00 per share to $19.59.

On October 3, 2017, the ASB board met in Cincinnati at the offices of Vorys, Sater, Seymour and Pease LLP (“Vorys”), ASB’s counsel, to consider the Peoples bid, and to determine whether ASB should move forward with the process to sell or continue to operate independently. The board discussed, among other things, management succession issues, Peoples’ banking franchise, the prospects of the combined bank and the liquidity of Peoples shares as compared to ASB’s shares. The board also discussed the regulatory and cost burdens and challenges of remaining independent, and the fact that ASB was better positioned now than it had ever been for a possible sale, and that, given various uncertainties, there was significant risk that ASB’s standing as a seller could potentially slip if it waited a few years and then looked again to sell.

ASB’s board also considered that, because the offer involved a cash and stock mix, the implied market value of the consideration could fluctuate between deciding to move ahead, the signing of the Merger Agreement and the closing of the transaction due to changes in the market price of Peoples’ stock. Thus, anticipated changes in the price of Peoples’ shares between signing and closing, as well as historical volatility and expectations of performance after the closing, were important considerations for the directors in determining to proceed.

Boenning was then asked to contact Raymond James & Associates, Inc. (“Raymond James”), Peoples’ financial advisor, to inform them of the unexpected increase in data processing termination fees. While Boenning and Raymond James were discussing the increased costs and its impact, Mr. Kuntz and Mr. Stephenson were asked to step out of the room so that ASB’s non-employee directors could discuss these considerations among themselves. Following this, Mr. Kuntz and Mr. Stephenson were asked to rejoin the meeting, and Boenning also rejoined the meeting. After further discussion, ASB’s board asked Boenning to inform Raymond James that, despite the unexpected increase in data processing termination costs, ASB would not enter into merger negotiations with Peoples at an implied price per share less than $20.00. ASB’s board also decided to ask Peoples to increase the cash portion of the merger consideration to 30%. Boenning then relayed that information to Raymond James.

Raymond James then contacted Boenning to inform them that Peoples had agreed to keep its bid at $20.00 per share for the cash portion, with the same exchange ratio methodology in place to determine the exchange ratio at the time of signing the definitive agreement. Given the increased termination costs, however, Peoples insisted that a maximum of 15% of ASB’s shares could be converted to cash, with the rest being converted to Peoples shares at the exchange ratio.

ASB’s board considered this revised offer and unanimously decided to proceed to negotiate a merger agreement with Peoples. Boenning then informed Raymond James of that decision and the following morning Mr. Kuntz called Mr. Sulerzyski and informed him personally of the board’s decision.

Following these communications, Dinsmore & Shohl LLP (“Dinsmore”), counsel to Peoples, began preparing the definitive merger agreement. During this time, each of ASB and Peoples reviewed extensive information about the other, and members of each company’s management teams met over the course of several weeks to discuss due diligence items.

On October 6, 2017, Dinsmore circulated to Vorys and Boenning an initial draft of the merger agreement and a draft of an employment agreement for Michael J. Veeneman, who oversees ASB’s Cincinnati Mortgage Origination Division. In its bid, Peoples stated that it must enter into an agreement with Mr. Veeneman prior to or concurrently with the merger agreement. Vorys, Boenning and ASB began their review of the draft merger agreement and Mr. Veeneman and his counsel began separately negotiating his employment agreement with Peoples.

On October 9, 2017, after some additional diligence, Peoples submitted a final bid reflecting the previously agreed-upon terms while ASB and its advisors continued to review the merger agreement. Peoples continued to conduct due diligence on ASB. Concurrently, ASB began preparation of disclosure schedules to be delivered at the signing of the merger agreement.

On October 11, 2017, Vorys returned a revised draft of the merger agreement to Dinsmore for its review, and on October 13 Dinsmore sent a further revised draft to Vorys. ASB and its advisors reviewed the proposed revisions while management continued preparing disclosure schedules and providing diligence materials to Peoples. Throughout these negotiations, Mr. Veeneman and his counsel continued to separately negotiate his proposed employment agreement with Peoples and Dinsmore.

On October 16, 2017, Vorys sent a further revised agreement to Dinsmore. By this time, there were only a few remaining open items. On October 18, 2017, Mr. Kuntz, Mr. Stephenson, Mr. Veeneman and a Boenning representative traveled to Marietta, Ohio and met at Peoples’ headquarters with Mr. Sulerzyski, members of Peoples’ management and a Raymond James representative to discuss and negotiate the remaining open issues.

Following this meeting, on October 17 and October 19, 2017, Dinsmore sent Vorys further revisions to the merger agreement. By this point the agreement was substantially complete and over the next several days Vorys and Dinsmore worked on finalizing the language of the agreement, as well as completing the disclosure schedules. On October 19, 2017, ASB’s directors were provided copies of the merger agreement for their review prior to the upcoming board meeting. During this period, Mr. Veeneman and his counsel also finalized the terms of his proposed employment agreement.

On October 23, 2017, ASB’s board met to review the terms of the merger agreement with Vorys and to receive Boenning’s fairness opinion. All of ASB’s directors were present in person at the meeting. Vorys reminded the directors of their fiduciary duties to ASB’s shareholders, and reviewed the proposed merger agreement in detail. The directors extensively discussed and considered the merger agreement, including the financial terms, representations and warranties, covenants and limitations on ASB’s operations prior to closing, the limitations on alternative acquisition proposals following signing the agreement, termination provisions and the termination fee.

Boenning then reviewed the financial aspects of the proposed merger and orally rendered to ASB’s board an opinion, which was confirmed later that evening by a written opinion dated October 23, 2017, that the consideration to be received by ASB’s shareholders in the merger was fair, from a financial point of view, to such shareholders as of that date. See “THE MERGER—Opinion of ASB’s Financial Advisor” on page    .

After lengthy discussion and review of the merger agreement and numerous factors, which are set forth below under the heading “THE MERGER—ASB’s Reasons for the Merger and Recommendation of the ASB Board of Directors,” ASB’s board unanimously determined that the terms of the Merger Agreement, including the consideration to be paid to ASB’s shareholders, were fair to, and the Merger was advisable and in the best interests of, ASB and its shareholders. The board unanimously adopted and approved the Merger Agreement, authorized Mr. Kuntz to execute and deliver it, and directed that the Merger Agreement be submitted for consideration and adoption and approval by ASB’s shareholders at the special meeting. The parties then executed the Merger Agreement on October 23, 2017 and announced the transaction prior to the opening of the markets on the morning of October 24, 2017.

ASB’s Reasons for the Merger and Recommendation of the ASB Board of Directors

ASB’s board determined that the Merger and the merger consideration were in the best interests of ASB and its shareholders and unanimously recommends that ASB’s shareholders vote in favor of the adoption and approval of the Merger Agreement.

In its deliberations and in making its determination, ASB’s board considered many factors, including, without limitation, the following, which are not presented in order of priority:

•	the form and amount of merger consideration (which includes Peoples common shares), and the ability of ASB’s shareholders to participate in the future performance of the combined company;

•	the ability of ASB’s shareholders to receive some cash instead of Peoples common shares, if they so choose;

•	the financial analysis prepared by Boenning and Boenning’s opinion dated as of October 23, 2017 that the merger consideration was fair, from a financial point of view, to the holders of ASB common shares;

•	the quarterly dividend historically paid by Peoples;

•	the belief of ASB’s board that Peoples is a high-quality financial services company with a similar approach to customer service and increasing shareholder value;

•	the potential ability of the combined company to increase shareholder value and to create opportunities for enhanced earnings and dividends;

•	the significantly increased stock liquidity that would be created for ASB’s shareholders;

•	the continuing consolidation in the financial institutions industry;

•	the benefits of doing a transaction now versus risks and uncertainties of waiting to do so;

•	the size of the resulting institution, which would permit more efficient competition in a highly competitive industry;

•	increased regulatory burdens on financial institutions;

•	future uncertainties in the regulatory and economic climate;

•	succession planning concerns for senior management positions at ASB and American Savings Bank;

•	the current and prospective business and economic environment in which ASB and Peoples operate, including local and regional economic conditions;

•	the similarities of the markets served by ASB and Peoples;

•	the business, earnings, operations, financial condition, capital levels and asset quality of ASB and Peoples;

•	Peoples’ intention to retain American Savings Bank’s existing locations and the belief of the ASB board that Peoples will retain many of American Savings Bank’s employees, enabling American Savings Bank’s customers to continue to interact with many of the same employees at the banking locations with which they are familiar;

•	the increased lending opportunities in the communities served by ASB as a result of the combined bank’s increased lending limits; and

•	the effect of the Merger on ASB’s employees, including the prospects for continued employment and the other benefits agreed to be provided by Peoples to ASB’s employees.

The following negative factors were also considered:

•	the loss of autonomy associated with being an independent financial institution;

•	the possibility that the Merger will not be consummated, resulting in negative effects on ASB from costs incurred, the diversion of management and employee attention, employee attrition and the potential effect on business and customer relationships;

•	the lack of assurance that all conditions to closing will be satisfied, including the risks of failure to get regulatory or shareholder approval;

•	possible hesitation of American Saving Bank’s customers to engage with a larger financial institution;

•	the restrictions on the conduct of ASB’s and American Savings Bank’s business prior to completion of the Merger, which could have a negative effect on ASB’s condition and results of operations;

•	the possibility of litigation in connection with the Merger;

•	the lack of a fairness opinion as of the time of the closing of the Merger;

•	changes to the value of the stock portion of the merger consideration that will occur prior to closing due to changes in the price of Peoples common shares;

•	the fact that the market price of Peoples common shares after the Merger may be affected by factors different from those that affect ASB’s and Peoples’ market prices currently; and

•	the reduced share ownership percentage and voting and management control that ASB’s shareholders will have in the combined company.

The above discussion of the information and factors considered by ASB’s board is not intended to be exhaustive but includes all material factors considered by ASB’s board in arriving at its determination to approve, and to recommend that ASB’s shareholders vote to approve and adopt, the Merger Agreement. ASB’s board did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to each factor.

The board of directors of ASB approved the Merger Agreement by a unanimous vote of the directors. The board believes that the Merger is in the best interests of ASB and its shareholders, and, as a result, the directors unanimously recommend that ASB’s shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the approval of the adjournment of the special meeting to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Peoples’ Reasons for the Merger

Peoples believes that the Merger is in the best interests of Peoples and its shareholders. In reaching this determination, the Peoples board of directors consulted with senior management, Peoples’ financial advisor and legal counsel, and considered the projected pro forma impact of the Merger and a number of other factors, including, without limitation, the following, which are not presented in order of priority:

•	the long-term interests of Peoples and its shareholders, as well as the interests of its employees, customers, creditors and the communities in which Peoples operates;

•	the compatibility of the cultures of Peoples and ASB, particularly with respect to meeting local banking needs and fostering strong community ties;

•	an enhanced market share in Ohio with increased high-quality, low-cost core deposits;

•	the Merger will expand and enhance Peoples’ existing franchise in the attractive market of Hamilton County;

•	the anticipated operating efficiencies, cost savings, new branding and opportunities for revenue enhancements of the combined bank following the completion of the Merger, and the likelihood that they would be achieved after the Merger;

•	the anticipated increase in mortgage origination capability with the addition of American Savings Bank’s successful Cincinnati Mortgage Origination Division;

•	the Merger should assist Peoples in maintaining its status as an independent holding company and Peoples Bank as a community bank; and

•	the ability of Peoples to maintain its strong capital position and fund the cash portion of the transaction through current operations while also permitting the merged banks to maintain a strong capital position that will allow the organization to expand within its new markets.

While management of Peoples believes that revenue opportunities will be achieved and costs savings will be obtained following the Merger, Peoples has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

All business combinations, including the Merger, also include certain risks and disadvantages. The material potential risks and disadvantages to Peoples and its shareholders that Peoples’ board of directors and management identified and the board of directors considered include the following material matters, which are not presented in order of priority:

•	potential run-off of deposits and loans following announcement and/or the closing of the Merger;

•	the potential for diversion of management attention during the period prior to the completion of the Merger and after the Merger while merging American Savings Bank’s business with Peoples Bank;

•	the costs to be incurred in connection with the Merger, including the transaction expenses arising from the Merger Agreement and the Merger;

•	the risk that projected earnings, tangible book value increases and/or cost savings will not materialize or will be less than expected;

•	the likelihood that Peoples common shares may trade down post-announcement and/or post-Merger;

•	the risk that ASB’s loans and other items were not appropriately valued; and

•	the risk that ASB terminates the Merger Agreement by reason of a superior competing proposal.

In view of the variety of factors considered in connection with its evaluation of the Merger, the Peoples board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to the factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Peoples board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Peoples’ management.

After deliberating with respect to the proposed merger with ASB, considering, among other things, the factors discussed above, the Peoples board of directors approved the Merger Agreement and the Merger with ASB and declared the Merger advisable.

There can be no certainty that the above benefits of the merger anticipated by the Peoples board of directors will occur. Actual results may vary materially from those anticipated. For more information on the factors that could affect actual results, see “CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS” and “RISK FACTORS.”

Opinion of ASB’s Financial Advisor

Boenning and Scattergood, Inc. (“Boenning”) is acting as financial advisor to ASB in connection with the Merger. Boenning is a registered broker-dealer providing investment banking services with substantial expertise in transactions similar to the Merger. As part of its investment banking activities, Boenning is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, private placements and valuations for estate, corporate and other purposes.

On October 23, 2017, Boenning rendered its oral opinion, which was subsequently confirmed in writing, to the ASB board that, as of such date and subject to the assumptions made, matters considered and limitations of the review undertaken by Boenning, the merger consideration to be received by the holders of ASB common shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Boenning’s written opinion dated October 23, 2017, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. You are urged to, and should, read this opinion carefully and in its entirety in connection with this proxy statement/prospectus. The summary of Boenning’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Boenning’s opinion speaks only as of the date of the opinion and does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the Merger.

No limitations were imposed by ASB on the scope of Boenning’s investigation or the procedures to be followed by Boenning in rendering its opinion. Boenning was not asked to, and did not, make any recommendation to the ASB board as to the form or amount of the consideration to be paid to the ASB shareholders, which was determined through arm’s length negotiations between the parties. In arriving at its opinion, Boenning did not ascribe a specific range of values to ASB. Boenning’s opinion is based on the financial and comparative analyses described below.

In connection with its opinion, Boenning, among other things:

•	reviewed the historical financial performance, current financial position and general prospects of each of ASB and Peoples and reviewed certain financial records of ASB and Peoples as well had discussions with the respective management teams of ASB and Peoples;

•	reviewed the Merger Agreement;

•	reviewed and analyzed the stock performance and trading history of ASB and Peoples;

•	studied and analyzed the consolidated financial and operating data of ASB and Peoples;

•	prepared and reviewed a pro forma financial analysis of the impact of the Merger on Peoples, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the respective management teams of ASB and Peoples;

•	considered the financial terms of the Merger as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions;

•	met and communicated with certain members of each of Peoples’ and ASB’s senior management to discuss their respective operations, historical financial statements and future prospects; and

•	conducted such other financial analyses and considered such other factors as Boenning deemed appropriate.

Boenning’s opinion was given in reliance on information and representations made or given by ASB and Peoples, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by each of ASB and Peoples, including, without limitation, financial statements, financial projections, and stock price data as well as certain other information from recognized independent sources. Boenning did not independently verify the information or data concerning ASB or Peoples nor any other data Boenning considered in its review and, for purposes of its opinion, Boenning assumed and relied upon the accuracy and completeness of all such information and data. Boenning assumed that information provided to it had been reasonably prepared and reflected the best currently available estimates and good faith judgments of the respective management teams of ASB and Peoples as to their most likely future financial performance. Boenning expressed no opinion as to any information or the assumptions on which they were based. Boenning did not conduct any valuation or appraisal of any assets or liabilities of Peoples or ASB, nor have any such valuations or appraisals been provided to Boenning. Additionally, Boenning assumed that the Merger is, in all respects, lawful under applicable law.

With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of ASB and Peoples, Boenning assumed that such information had been reasonably prepared and reflected the best currently available estimates and good faith judgments of the respective management teams of ASB and Peoples as to their most likely future performance. Boenning further relied on the assurances of the respective management teams of ASB and Peoples that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Boenning was not asked to and did not undertake an independent verification of any of such information and Boenning did not assume any responsibility or liability for the accuracy or completeness thereof. Boenning assumed that the allowance for loan losses indicated on the balance sheet of each of ASB and Peoples was adequate to cover such losses; Boenning did not review loans or credit files of ASB or Peoples. Boenning assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements were true and correct, that each party under the Merger Agreement will perform all of the covenants required to be performed by such party under the Merger Agreement, and that the conditions precedent in the Merger Agreement were not waived. Boenning assumed that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Also, in rendering its opinion, Boenning assumed that, in the course of obtaining the necessary regulatory approvals for the consummation of the Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Merger, including, without limitation, the cost savings and related expenses expected to result from the Merger.

Boenning’s opinion is based upon quantative analyses and information derived from publicly available information regarding Peoples and Boenning’s modeling assumptions discussed with the respective management teams of ASB and Peoples, as well as other market, economic, financial and other conditions as they existed and could be evaluated only as of the date of its opinion and accordingly, it speaks to no other period. Boenning does not undertake to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion. Boenning’s opinion does not address the relative merits of the Merger or the other business strategies or transactions that ASB’s Board has considered or may be considering, nor does it address the underlying business decision of ASB’s Board to proceed with the Merger. Boenning expresses no opinion as to the prices at which Peoples’ securities may trade at any time. Nothing in Boenning’s opinion is to be construed as constituting tax advice or a recommendation to take any particular tax position, nor does Boenning’s opinion address any legal, tax, regulatory or accounting matters, as to which Boenning understands that Peoples has obtained such advice as it deemed necessary from qualified professionals. Boenning’s opinion is for the information of ASB’s Board in connection with its evaluation of the Merger and does not constitute a recommendation to the Board of ASB in connection with the Merger or a recommendation to any shareholder of ASB as to how such shareholder should vote or act with respect to the Merger. This opinion should not be construed as creating any fiduciary duty on Boenning’s part to any party or person.

In connection with rendering its opinion, Boenning performed a variety of financial analyses that are summarized below. This summary does not purport to be a complete description of such analyses. Boenning believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Boenning considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it. The range of valuations resulting from any particular analysis described below should not be taken to be Boenning’s view of the actual value of ASB.

In its analyses, Boenning made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of ASB or Peoples. Any estimates contained in Boenning’s analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Boenning’s analyses was identical to ASB or Peoples or the Merger. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. None of the analyses that Boenning performed was assigned a greater significance by Boenning than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Boenning. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which ASB common shares or Peoples common shares may trade in the public markets, which may vary depending upon various factors, including, without limitation, changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In accordance with customary investment banking practice, Boenning employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Boenning used in providing its opinion on October 23, 2017. Some of the summaries of financial analyses are presented in tabular format. In order to more fully understand the financial analyses that Boenning used, you should read the tables, together with the text of each summary. The tables alone do not constitute a complete description of Boenning’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation, could create a misleading or incomplete view of the financial analyses that Boenning performed. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Boenning with respect to any of the analyses performed by it in connection with its opinion. Rather, Boenning made its determination as to the fairness to the holders of ASB common shares of the merger consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for ASB should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses that Boenning performed.

In connection with rendering its opinion and based upon the terms of the Merger Agreement it reviewed, Boenning assumed the effective aggregate indicated merger consideration to be $39.6 million and the per share merger consideration to be $20.00, based on Peoples’ 20-day volume-weighted average closing stock price as of October 20, 2017, of $33.78249.

Comparison of Selected Companies. Boenning reviewed and, as reflected in Table 1 below, compared the multiples and ratios of the offer price to ASB’s book value, tangible book value, latest 12 months earnings per share, assets, and deposits, as well as the ratio of ASB’s tangible book premium (defined as the difference of the aggregate offer price and ASB’s tangible book value) to core deposits, such multiples referred to herein as the pricing multiples, with the median pricing multiples for the current trading prices, after the application of a 28.7% assumed control premium, referred to as the adjusted trading price, of the common stocks of a peer group of 22 selected public banks and thrifts with assets between $200 million and $450 million, tangible common equity / tangible assets between 7% and 10% and latest 12 months return on average tangible common equity between 8% and 12%, excluding merger targets. The 28.7% equity control premium is the median one day stock price premium for all bank and thrift merger and acquisition deals announced since January 1, 2000, based on data from S&P Global Market Intelligence.

Table 1

	Adjusted Trading Price
Pricing Multiple	Offer Price		Median Statistics for Peer Group (1)
Price/Book Value	139.2%		153.7%
Price/Tangible Book Value	153.3%		161.8%
Price/Latest 12 Months Earnings Per Share	14.9	x	17.0	x
Price/Assets	13.5%		13.7%
Premium over Tangible Book Value/Core Deposits	8.0%		6.9%
Price/Deposits	18.8%		16.7%

(1)	Peer metrics are based on prices as of market close on October 20, 2017.

Analysis of Bank Merger Transactions. Boenning analyzed certain information relating to recent transactions in the banking industry, consisting of (i) 15 Ohio bank and thrift transactions announced since January 1, 2015 with disclosed pricing, excluding mergers of equals (as defined by S&P Global Market Intelligence) (“MOEs”), referred to below as Group A; (ii) 12 bank and thrift deals announced since January 1, 2015 with target headquarters outside a metropolitan statistical area area (as defined by the United States Office of Management and Budget), assets between $150 million and $600 million, latest 12 months return on average equity between 7% and 13% and disclosed pricing, excluding MOEs, referred to below as Group B; and (iii) 20 nationwide bank and thrift deals announced since January 1, 2015 with target assets between $150 million and $400 million, tangible equity / tangible assets between 6.5% and 10%, prior three year average return on average equity between 6% and 9%, and disclosed pricing, excluding MOEs, referred to below as Group C. Boenning then reviewed and compared the pricing multiples of the offer price and the pricing multiples of the selected transaction values for Group A, Group B and Group C.

Table 2

			Median for Selected Transactions

Pricing Multiple	Offer Price		Group A		Group B		Group C
Price/Book Value	139.2%		148.5%		134.2%		148.5%
Price/Tangible Book Value	153.3%		148.5%		143.1%		152.1%
Price/Latest 12 Months Earnings Per Share	14.9	x	18.3	x	14.8	x	21.2	x
Price/Assets	13.5%		18.1%		14.2%		12.3%
Premium over Tangible Book Value/Core Deposits	8.0%		6.4%		4.9%		6.2%
Price/Deposits	18.8%		27.9%		17.1%		13.8%

Discounted Cash Flow Analysis. Discounted cash flow analysis approximates the value of a share of stock to an acquiror by calculating the present value of the target’s dividendable cash flow in perpetuity. This analysis assumed a short-term earnings growth rate of 6.0% and a long-term growth rate of 2.0%, as well as a short-term balance sheet growth rate of 4.0% and a long-term growth rate of 2.0%, based on guidance from ASB’s management. The estimated cost savings of 26.3% in 2018 and 35.0% of estimated annual expenses thereafter, transaction costs of $8.5 million pre-tax and gross credit mark of approximately 1.4% of ASB’s total loans (equal to $1.9 million net of ASB’s loan loss reserve) were based on guidance provided by Peoples. A discount rate of 13.25% was determined using the Capital Asset Pricing Model and the Build-Up Method, both of which take into account certain factors such as the current risk free rate, the beta of bank stocks compared to the broader market and risk premiums for small, illiquid stocks and for commercial bank stocks, as well as comparable company returns on tangible common equity. The average of the three methods was approximately 13.25%. Sensitivity analyses for discount rates and cost savings ranged from 11.25% to 15.25% and 30% to 40%, respectively. The present value of ASB common shares calculated using discounted cash flow analysis ranged from $13.00 per share to $25.88 per share based on the cost savings estimates and discount rates used, compared to the offer price of $20.00 per share. This analysis does not purport to be indicative of actual future results and does not purport to reflect the prices at which shares of ASB common shares may trade in the public markets. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates and discount rates.

Present Value Analysis. Applying present value analysis to ASB’s theoretical future earnings, dividends and tangible book value, Boenning compared the offer price for one share of ASB common shares to the present value of one share of ASB common shares on a stand-alone basis. The analysis was based upon management’s projected earnings growth, a range of assumed price / earnings ratios, a range of assumed price / tangible book value ratios and a 13.25% discount rate, which was determined using the Capital Asset Pricing Model and the Build-Up Method, both of which take into account certain factors such as the current risk free rate, the beta of bank stocks compared to the broader market and risk premiums for small, illiquid stocks and for commercial bank stocks, as well as comparable company returns on tangible common equity. The average of the three methods was approximately 13.25%. The valuation was completed with a sensitivity analysis on the discount rate ranging from 11.25% to 15.25%. Boenning derived the terminal price / earnings multiple of 18.0x and terminal price / tangible book value multiple of 141.6% from the three-year median trading multiples of the SNL Bank < $500 Million Index as of October 20, 2017. Sensitivity analyses for terminal price / earnings and price / tangible book ranged from 14.3x to 21.7x and 126.3% to 156.9%, respectively, each representing two standard deviations above or below the median. The present value of ASB common shares on a standalone basis is $15.44 to $26.00 per share based on price / earnings multiples, and $13.71 to $19.29 per share based on price / tangible book value multiples, compared to the offer price of $20.00 per share. This analysis does not purport to be indicative of actual future results and does not purport to reflect the prices at which ASB common shares may trade in the public markets. A present value analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates and discount rates.

Pro Forma Merger Analysis. Boenning analyzed certain potential pro forma effects of the Merger, assuming the following: (i) the Merger is completed March 31, 2018; (ii) each ASB common share will be eligible to receive consideration of $20.00 or 0.5920 Peoples common share; (iii) estimated pre-tax cost savings of approximately 35% of ASB’s non-interest expense on an annual basis ($4.3 million annualized pre-tax fully phased-in), recognized 75% in 2018 and 100% in 2019; (iv) estimated one-time transaction-related costs of approximately $8.5 million pre-tax are expensed prior to closing; (v) ASB’s performance was calculated in accordance with earnings forecasts developed in conjunction with ASB management; (vi) Peoples’ performance was calculated in accordance with Peoples’ consensus analyst estimates; and (vii) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that the Merger (excluding transaction expenses) would be accretive to the combined company’s projected earnings per share for 2018 and for the full year 2019, but dilutive to ASB’s per share equivalent earnings for 2018 and the full year 2019 and dilutive to ASB’s per share equivalent tangible book value for 2018 and the full year 2019. Additionally, the combined company’s regulatory capital ratios would exceed regulatory guidelines for “well capitalized.” The actual results achieved by the combined company may vary from projected results and the variations may be material.

As described above, Boenning’s opinion was just one of the many factors taken into consideration by the ASB board in making its determination to approve the Merger.

Boenning, as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of transactions, including, without limitation, mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of Boenning’s business as a broker-dealer, it may, from time to time, purchase securities from, and sell securities to, ASB, Peoples, and their respective affiliates. In the ordinary course of business, Boenning may also actively trade the securities of ASB and Peoples for its own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

Boenning is acting as ASB’s financial advisor in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon consummation of the Merger. Boenning also received a fee for rendering the fairness opinion. Boenning’s fee for rendering the fairness opinion was not contingent upon any conclusion that Boenning reached or upon completion of the Merger. ASB has also agreed to indemnify Boenning against certain liabilities that may arise out of Boenning’s engagement.

Prior Engagements by ASB and Peoples. Except for the arrangements between Boenning and ASB described in the preceding paragraph, Boenning has not had any material relationship with Peoples during the past two years in which compensation was received or was intended to be received. Boenning advised and received compensation from ASB in 2015 relating to the evaluation of an acquisition opportunity, although no transaction was consummated at that time. Boenning has otherwise provided no investment banking services to ASB during the past two years in which compensation was received or was intended to be received. Boenning may provide services to Peoples in the future (and to ASB if the Merger is not consummated), although as of the date of Boenning’s opinion, there was no agreement to do so nor any mutual understanding that such services are contemplated.

Boenning was engaged in July 2013 by ASB to serve as placement agent for a private placement of ASB common shares. The offering ultimately closed on December 27, 2013 and Boenning was paid a commission for its role. Certain employees of Boenning purchased shares in this offering. The aggregate number of such shares is well under 1% of ASB’s outstanding shares. The value of the shares is not material to the net worth of the employees, and Boenning does not believe that such ownership has any bearing on Boenning’s representation of ASB or on Boenning’s fairness opinion.

Boenning’s opinion was approved by Boenning’s fairness opinion committee. Boenning did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any of the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of ASB common shares in the Merger.

Regulatory Approvals Required

The proposed Merger must receive approval from both ODFI and the Federal Reserve before it may be consummated. The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the merger consideration to ASB shareholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

Interests of ASB’s Directors and Officers in the Merger

As described below, some of ASB’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of ASB shareholders generally. The ASB board of directors was aware of these interests and considered them in approving the Merger Agreement.

Potential Payments Under Employment and Change in Control Agreements with American Savings Bank

American Savings Bank is party to certain employment and/or change in control agreements with certain executive officers. Pursuant to those agreements, upon the change in control caused by the Merger, the employees will be entitled to a lump sum payment if their employment with Peoples Bank terminates within one year following the Merger, due to termination by Peoples Bank or termination by the employee after certain changes in the compensation or employment circumstances of the employee. In connection with the Merger, Peoples has agreed to pay the lump sums under these agreements within five days of the effective date of the Merger and otherwise in accordance with the terms of such agreements.

John J. Kuntz has an employment agreement with American Savings Bank. Under the terms of the agreement, (i) if Mr. Kuntz’s employment is terminated without cause within one year following the Merger, or if Mr. Kuntz voluntarily terminates his employment for good reason within one year following the Merger due to certain changes in the conditions of Mr. Kuntz’s employment, or (ii) if Mr. Kuntz is terminated prior to the Merger, at the request of Peoples or otherwise in connection with the Merger, then Mr. Kuntz will be entitled to receive approximately 2.99 times his “base amount,” as defined in Section 280G(b)(3) and 280G(d) of the Internal Revenue Code, within 30 days of the effective date of his termination in accordance with (i) and (ii) above.

Michael J. Veeneman has an employment agreement with American Savings Bank. Under that agreement, (i) if Mr. Veeneman’s employment is terminated within two years following the Merger, or if Mr. Veeneman voluntarily terminates his employment within two years following the Merger due to certain changes in the conditions of Mr. Veeneman’s employment, or (ii) if Mr. Veeneman is terminated prior to the Merger at the request of Peoples or otherwise in connection with the Merger, then Mr. Veeneman will be entitled to receive approximately two times his base salary together with the total of incentive payments he had received for the 12 months prior to the termination, and his medical and dental benefits shall continue for two years following his termination provided that such medical and dental benefits shall become secondary to those provided by a subsequent employer. However, as described below under “Continued Employment,” Mr. Veeneman waived these potential benefits when he entered into an employment agreement with Peoples Bank.

Jack A. Stephenson has a change in control agreement with American Savings Bank. Under that agreement, (i) if Mr. Stephenson’s employment is terminated within one year following the Merger (other than for cause), or if Mr. Stephenson voluntarily terminates his employment for good reason within one year following the Merger due to certain changes in the conditions of Mr. Stephenson’s employment, or (ii) if Mr. Stephenson is terminated within six months prior to the Merger, at the request of Peoples or otherwise in connection with the Merger, then Mr. Stephenson will be entitled to receive approximately two times his annual base salary most recently set prior to the Merger, and his health insurance premiums shall be paid in accordance with COBRA for two years or until the earlier date that Mr. Stephenson is included in another employer’s health insurance plan as a full-time employee.

Sherri K. Collins has a change in control agreement with American Savings Bank. Under that agreement, (i) if Ms. Collins’s employment is terminated within one year following the Merger (other than for cause), or if Ms. Collins voluntarily terminates her employment for good reason within one year following the Merger due to certain changes in the conditions of Ms. Collins’

employment, or (ii) if Ms. Collins is terminated within six months prior to the Merger, at the request of Peoples or otherwise in connection with the Merger, then Ms. Collins will be entitled to receive approximately one times her annual base salary most recently set prior to the Merger, and her health insurance premiums shall be paid in accordance with COBRA for one year or until the earlier date that Ms. Collins is included in another employer’s health insurance plan as a full-time employee.

Gregory G. Eagan has a change in control agreement with American Savings Bank. Under that agreement, (i) if Mr. Eagan’s employment is terminated within one year following the Merger (other than for cause), or if Mr. Eagan voluntarily terminates his employment for good reason within one year following the Merger due to certain changes in the conditions of Mr. Eagan’s employment, or (ii) if Mr. Eagan is terminated within six months prior to the Merger at the request of Peoples or otherwise in connection with the Merger, then Mr. Eagan will be entitled to receive approximately one times his annual base salary most recently set prior to the Merger, and his health insurance premiums shall be paid in accordance with COBRA for one year or until the earlier date that Mr. Eagan is included in another employer’s health insurance plan as a full-time employee.

Continued Employment

In addition, Peoples Bank has entered into an employment agreement with Michael J. Veeneman, to be effective upon the completion of the Merger. Mr. Veeneman will be an at-will employee and will receive a base annual salary of $125,000. Mr. Veeneman will be eligible to receive annual bonuses based on loan production, as well as pursuant to the terms of Peoples Bank’s equity incentive plan. Additionally, Mr. Veeneman will receive an award of 4,000 restricted Peoples common shares and a one-time stay bonus of $480,000. Under certain circumstances, upon Mr. Veeneman’s termination, he will be subject to customary non-competition and non-solicitation restictions, as well as a clawback of a portion of his stay bonus.

As to the other individuals discussed above, Peoples has agreed to pay them change in control payments within five days of the effective date of the Merger and otherwise in accordance with the terms of such agreements. Such payments are not conditioned on the employee’s termination. The anticipated payments under the agreements are set forth below. Health insurance and related benefits will be paid in accordance with the respective agreements and are not included in the lump sum payment amounts below.

Recipient	Change in Control Lump Sum Payment (1)
John J. Kuntz	$688,849
Michael J. Veeneman(2)	$480,000
Jack A. Stephenson	$286,762
Sherri K. Collins	$109,273
Gregory G. Eagan	$130,189

(1)	These amounts are based on the following assumptions and estimates:

•	the assumption that each of the executive officers other than Mr. Veeneman will be terminated within one year after the consummation of the Merger;

•	no value being attributed to the premium payment health insurance coverage that shall be paid pursuant to their respective change in control or employment agreements;

•	the assumption that no indemnification will be paid to any executive officer; and

•	no value being attributed to coverage under the directors’ and officers’ liability policy as the premium for the policy is based on providing coverage for all covered individuals as a group, including persons other than those included in this table.

(2)	This amount represents the lump sum payment to be paid to Mr. Veeneman by Peoples Bank following the effective date of the Merger, pursuant to the employment agreement Mr. Veeneman entered into with Peoples Bank on October 23, 2017.

Severance Payments

Under the terms of the Merger Agreement, subject to any regulatory restrictions, Peoples has agreed to pay to each employee, including officers, of ASB or American Savings Bank who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of ASB or American Savings Bank immediately before the effective time of the Merger, (iii) has been an employee of ASB or American Savings Bank for at least six months prior to the effective time of the Merger, and (iv) is not offered continued employment by Peoples or any of its subsidiaries in a similar position for at least six months after the effective time of the Merger, a severance amount equal to two weeks base pay multiplied by the number of whole years of service of such employee with ASB or American Savings Bank, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment will equal four weeks of base pay, and the maximum severance payment will not exceed 26 weeks of base pay.

Further, for any employee of ASB or American Savings Bank participating in ASB’s or American Savings Bank’s group health program at the effective time of the Merger who is entitled to a severance payment, the employee will be able to purchase health insurance coverage for the employee and for any spouse or other dependent covered by ASB’s or American Savings Bank’s group health program at the effective time of the Merger, at the full premium rate for the entire COBRA period.

Advisory Board

Peoples has agreed to establish and maintain, for a period of one year following the effective date of the Merger, an advisory board that will be comprised of all of the directors of ASB who desire to participate. The advisory board will meet every other month during the one year period, and each member of the advisory board will be entitled to receive a fee in the amount of $500 per meeting attended.

Indemnification and Directors’ and Officers’ Liability Insurance

For a period of six years following the effective time of the Merger and subject to compliance with applicable state and federal laws, Peoples will indemnify each person who served as a director or officer of ASB before the effective time of the Merger to the fullest extent provided by ASB’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of ASB. In addition, the Merger Agreement provides that, prior to the Merger, ASB will purchase up to six years of extended tail coverage available under its current directors’ and officers’ liability insurance policy.

Material U.S. Federal Income Tax Consequences of the Merger

This section describes the intended, material U.S. federal income tax consequences of the Merger to Peoples, ASB, and U.S. holders of ASB common shares who exchange their common shares for cash, Peoples common shares, or a combination of cash and Peoples common shares pursuant to the Merger. Peoples and ASB intend for the Merger to be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Peoples and ASB intend that each will be a “party to a reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. The closing of the Merger is conditioned upon the receipt by ASB of an opinion of Vorys, Sater, Seymour and Pease LLP, tax counsel to ASB, dated as of the effective date of the Merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in that opinion (including factual representations contained in certificates of officers of Peoples and ASB), the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. This section summarizes the matters addressed in the tax opinion of Vorys, Sater, Seymour and Pease LLP filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Peoples and ASB have not requested and do not intend to request any ruling from the Internal Revenue Service (“IRS”) as to the U.S. federal income tax consequences of the Merger, and the tax opinion to be delivered in connection with the Merger is not binding on the IRS. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to Peoples, ASB, and the U.S. holders of ASB common shares described in this proxy statement/prospectus.

The following discussion is based on the Internal Revenue Code, existing final, temporary and proposed Treasury Department regulations promulgated thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of ASB common shares who, for U.S. federal income tax purposes, is:

•	a citizen or resident of the U.S.;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or political subdivision thereof;

•	a trust that (1) is subject to (A) the primary supervision of a court within the U.S. and (B) the authority of one or more U.S. persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds ASB common shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding ASB common shares, you should consult your tax advisor.

This discussion addresses only those holders of ASB common shares that hold their ASB common shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of ASB common shares in light of their individual circumstances or to holders of ASB common shares that are subject to special rules, such as:

•	financial institutions;

•	S corporations or other pass-through entities and investors in those entities;

•	retirement plans or pension funds;

•	insurance companies;

•	tax-exempt organizations;

•	dealers or brokers in stocks and securities, or foreign currencies;

•	traders in securities that elect to use the mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	persons that exercise dissenters’ rights;

•	persons that hold ASB common shares as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;

•	persons that purchase or sell their ASB common shares as part of a wash sale;

•	expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons that are not U.S. holders; and

•	persons that acquired their ASB common shares through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, this discussion does not address any alternative minimum tax, U.S. federal estate or gift tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the Merger to a holder of ASB common shares may be complex. All holders of ASB common shares should consult with their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws. In addition, because a holder of ASB common shares may receive a mix of cash and stock despite having made a cash election or stock election, it will not be possible for holders of ASB common shares to determine the specific tax consequences of the Merger to them at the time of making the election.

Reorganization Treatment

The Merger is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Peoples and ASB are each intended to be a “party to a reorganization” within the meaning of Section 368(b) of the Internal Revenue Code.

If the intended reorganization treatment is respected by the IRS and the courts, then the material U.S. federal income tax consequences described below are anticipated.

U.S. Federal Income Tax Consequences to Peoples and ASB

No Gain or Loss. No gain or loss will be recognized by Peoples or ASB as a result of the Merger.

Tax Basis. The tax basis of the assets of ASB in the hands of Peoples will be the same as the tax basis of such assets in the hands of ASB immediately prior to the Merger.

Holding Period. The holding period of the assets of ASB to be received by Peoples will include the period during which such assets were held by ASB.

U.S. Federal Income Tax Consequences to U.S. Holders of ASB Common Shares who Receive a Combination of Cash and Peoples Common Shares

A U.S. holder of ASB common shares will recognize gain (but not loss) with respect to the Peoples common shares and cash such U.S. holder receives pursuant to the Merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Peoples common shares and the amount of cash received by such U.S. holder, exceeds such U.S. holder’s basis in its ASB common shares, and (ii) the amount of cash received by such U.S. holder (other than any cash received in lieu of a fractional Peoples common share, as discussed below under “—Cash In Lieu of Fractional Shares”). Subject to possible dividend treatment (as discussed in more detail under “—Possible Dividend Treatment,” below), gain that U.S. holders of ASB common shares recognize in connection with the Merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held their ASB common shares for more than one year at the effective time of the Merger. Long-term capital gain of certain non-corporate U.S. holders of ASB common shares, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

The tax basis of the Peoples common shares received by a U.S. holder of ASB common shares described above (including a fractional Peoples common share, if any, deemed issued and redeemed by Peoples) will be the same as the tax basis of the ASB common shares surrendered in exchange for the Peoples common shares and cash, reduced by the amount of cash received by such a U.S. holder in the Merger (other than any cash received in lieu of a fractional Peoples common share), and increased by any gain recognized by such a U.S. holder in the Merger (including any portion of the gain that is treated as a dividend (as described below), but excluding any gain or loss resulting from the deemed issuance and redemption of a fractional Peoples common share). The holding period for Peoples common shares received by such a U.S. holder (including a fractional Peoples common share, if any, deemed to be issued and redeemed by Peoples) will include such U.S. holder’s holding period for ASB common shares surrendered in exchange for the Peoples common shares.

If a U.S. holder of ASB common shares acquired different blocks of ASB common shares at different times or at different prices, any gain or loss will be determined separately with respect to each block of ASB common shares. In computing the amount of gain recognized, if any, a U.S. holder of ASB common shares may not offset a loss realized on one block of shares against the gain realized on another block of shares. U.S. holders of ASB common shares should consult with their tax advisors regarding the manner in which Peoples common shares and cash received in the Merger should be allocated among different blocks of ASB common shares and regarding their bases and holding periods in the particular Peoples common shares received in the Merger.

Tax Consequences to ASB Shareholders who Receive Only Peoples Common Shares

No gain or loss will be recognized by a U.S. holder of ASB common shares who receives solely Peoples common shares (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of its ASB common shares. The tax basis of the Peoples common shares received by such a U.S. holder of ASB common shares in the exchange will be equal (except for the tax basis attributable to any fractional Peoples common share, as discussed below) to the basis of ASB common shares surrendered by such U.S. holder in exchange for Peoples common shares. The holding period of the Peoples common shares received by such a U.S. holder (including any fractional Peoples common share) will include the holding period of ASB common shares surrendered in exchange for Peoples common shares.

Tax Consequences to ASB Shareholders who Receive Only Cash

A U.S. holder of ASB common shares that receives solely cash in exchange for all of its ASB common shares, or properly exercises its dissenters’ rights, and is not treated as constructively owning Peoples common shares after the Merger under the circumstances referred to below under “—Possible Dividend Treatment”) will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and such U.S. holder’s tax basis in ASB common shares surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. holder at the effective time of the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Cash in Lieu of Fractional Shares

A U.S. holder of ASB common shares that receives cash in lieu of a fractional Peoples common share generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted tax basis in the ASB common shares surrendered that is allocable to the fractional share. Subject to possible dividend treatment (as discussed in more detail under “—Possible Dividend Treatment,” below), such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its ASB common shares exceeds one year at the effective time of the Merger. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Possible Dividend Treatment

In some cases described above, the gain recognized by a U.S. holder of ASB common shares could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of ASB common shares should consult with their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Backup Withholding and Reporting Requirements

Under certain circumstances, cash payments made to a U.S. holder of ASB common shares pursuant to the Merger may be subject to backup withholding at a rate of 28% of the cash payable to the U.S. holder, unless the U.S. holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

A U.S. holder of ASB common shares that receives Peoples common shares as a result of the Merger should retain records pertaining to the Merger, including records relating to the number of shares and the tax basis of such U.S. holder’s ASB common shares. Each U.S. holder of ASB common shares that is required to file a U.S. federal income tax return and that is a “significant holder” that receives Peoples common shares in the Merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Department regulations Section 1.368-3 setting forth such U.S. holder’s tax basis in the ASB common shares surrendered, the fair market value of the Peoples common shares and cash received in the Merger, and certain other information.

The preceding discussion of material U.S. federal income tax consequences of the Merger is included in this proxy statement/prospectus for general information only, and is intended only as a summary of material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you.

Each holder of ASB common shares should consult with his, her or its own tax advisor regarding the specific tax consequences to the holder of the Merger, including the application and effect of state, local and foreign income and other tax laws.

Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting in accordance with U.S. GAAP. Under the acquisition method of accounting, the assets and liabilities of ASB will be recorded and assumed at estimated fair values at the time the Merger is consummated. The excess of the estimated fair value of Peoples common shares issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductible for income tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged as an expense at the time of impairment.

Dissenters’ Rights

Shareholders of ASB are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the OGCL. Section 1701.85 generally provides that shareholders of ASB will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any ASB shareholder who is a record holder of ASB common shares on January 23, 2018, the record date for the ASB special meeting, and whose shares are not voted in favor of the adoption of the Merger Agreement may be entitled to be paid the “fair cash value” of such ASB common shares after the effective time of the Merger.

To be entitled to such payment, a shareholder:

•	must deliver to ASB a written demand for payment of the fair cash value of the shares held by such shareholder before the vote on the adoption and approval of the Merger Agreement proposal is taken;

•	must not vote in favor of adoption and approval of the Merger Agreement; and

•	must otherwise comply with Section 1701.85.

An ASB shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the ASB record date, and the amount claimed as the “fair cash value” of such ASB common shares.

See the text of Section 1701.85 of the OGCL attached as Annex B to this proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights. ASB is notifying each of the holders of record of its common shares as of January 23, 2018, that dissenters’ rights are available and intends that this proxy statement/prospectus constitute such notice.

If ASB so requests, dissenting shareholders must submit their share certificates to ASB within 15 days of such request, for endorsement on such certificates by ASB that a demand for appraisal has been made. Failure to comply with such a request will terminate the shareholder’s dissenters’ rights. Any such certificates will be promptly returned to the dissenting shareholders by ASB. If ASB and any dissenting shareholder cannot agree upon the “fair cash value” of ASB common shares, either may, within three months after service of demand by the shareholder, file a petition in the Common Pleas Court of Scioto County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s ASB common shares. The fair cash value of an ASB common share to which a dissenting shareholder is entitled to under Section 1701.85 will be determined as of the day prior to the special meeting. The court may appoint one or more appraisers to determine the “fair cash value” and, if the court approves the appraisers’ report, judgment will be entered for the “fair cash value,” and the costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as the court considers equitable.

If an ASB shareholder exercises his or her dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s ASB common shares will be suspended until ASB purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of ASB common shares pursuant to Section 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex B to this proxy statement/prospectus. Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. An ASB shareholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue dissenters’ rights.

Resale of Peoples Common Shares

Peoples has registered its common shares to be issued in the Merger with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). No restrictions on the sale or other transfer of Peoples common shares issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of Peoples common shares issued to any ASB shareholder who may become an “affiliate” of Peoples for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers and directors of Peoples, and shareholders beneficially owning 10% or more of the outstanding Peoples common shares.

Employee Matters

Generally

The Merger Agreement provides that employees of ASB or American Savings Bank who become employees of Peoples as a result of the Merger will, as determined by Peoples, participate in either ASB’s or American Savings Bank’s employee benefit plans or, as soon as administratively practicable, in the employee benefit plans sponsored by Peoples for Peoples’ employees. Peoples will use commercially reasonable efforts to ensure that employees of ASB or American Savings Bank will receive credit for their years of service with ASB or American Savings Bank, as applicable, for participation and vesting purposes under the applicable Peoples employee benefit plans, to the extent such plans permit, including credit for years of service and for seniority under vacation and sick pay plans and programs. In addition, to the extent ASB or American Savings Bank employees participate in Peoples’ group health plan instead of continued participation in ASB’s group health plan, Peoples will waive all restrictions and limitations for pre-existing conditions under Peoples’ group health plan and provide each such employee and their eligible dependents with credit for any deductibles paid prior to the completion of the Merger under ASB’s group health plan (to the same extent that such credit was given under such plan prior to the completion of the Merger) in satisfying any applicable deductible or maximum out-of-pocket requirements under any Peoples’ group health plan.

Employee Severance

Subject to any regulatory restrictions, Peoples has agreed to pay to each employee of ASB or American Savings Bank who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of ASB or American Savings Bank immediately before the effective time of the Merger, (iii) has been an employee of ASB or American Savings Bank for at least six months prior to the effective time of the Merger, and (iv) is not offered continued employment in a similar position by Peoples or any of its subsidiaries for at least six months after the effective time of the Merger, a severance amount equal to two weeks base pay multiplied by the number of whole years of service of such employee with ASB or American Savings Bank, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment will equal four weeks of base pay, and the maximum severance payment will not exceed 26 weeks of base pay; provided further, that the base pay for any hourly employee will be determined based on such employee’s rate of pay at the effective time of the Merger and the average hours worked by such employee over the 12 months preceding the completion of the Merger, or such shorter period of time that such employee was employed by ASB or American Savings Bank.

Further, for any employee of ASB or American Savings Bank participating in ASB’s or American Savings Bank’s group health program at the effective time of the Merger who is entitled to a severance payment, the employee will be able to purchase health insurance coverage for the employee and for any spouse or other dependent covered by ASB’s or American Savings Bank’s group health program at the effective time of the Merger, at the full premium rate for the entire COBRA period.

In exchange for the severance pay described above, terminated employees will be required to execute a final and binding general release in which such employee releases and waives any and all claims the employee may have against Peoples and its affiliates.

Lump Sum Payment for Paid Time Off

Each ASB or American Savings Bank employee will receive a lump sum cash payment within 10 days after the earlier of such employee’s termination of employment or the completion of the Merger, equal to the product of (i) such employee’s hourly rate of pay on the date of the completion of the Merger, multiplied by (ii) the difference between (A) the number of hours of accrued and unused paid-time-off and vacation for such employee as of that date, and (B) for any such employee who continues to be employed by Peoples after the Merger, the number of hours of paid-time-off and vacation such employee would be credited with under Peoples’ plans.

ASB’s Employee Stock Ownership & 401(k) Plan

ASB is required to terminate the KSOP effective immediately prior to the effective time of the Merger. In addition, as soon as feasible after the closing of the Merger, Peoples will take commercially reasonable steps to allow ASB or American Savings Bank employees who continue as employees of Peoples or Peoples Bank to participate in the Peoples 401(k) Plan and to accept roll-overs of benefits from the KSOP to the Peoples 401(k) Plan.

THE MERGER AGREEMENT

The following is a description of the material terms of the Merger Agreement. A complete copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The Merger Agreement contains representations and warranties of ASB and Peoples. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

The Merger and Subsidiary Bank Merger

Pursuant to the terms and subject to the conditions of the Merger Agreement, ASB will merge with and into Peoples, with Peoples surviving the Merger and continuing as an Ohio corporation and a registered financial holding company. Immediately following the Merger, Peoples will cause American Savings Bank to be merged with and into Peoples Bank, with Peoples Bank surviving the subsidiary bank merger and continuing as an Ohio chartered commercial bank.

Effective Time

Peoples and ASB will cause the effective time of the Merger to occur as soon as practicable after the last of the conditions precedent set forth in the Merger Agreement have been satisfied or waived. Unless Peoples and ASB otherwise agree in writing, the effective time of the Merger will not be later than September 30, 2018. The Merger will become effective upon the latest to occur of (i) the filing of a certificate of merger with the Ohio Secretary of State, or (ii) at a later time that Peoples and ASB agree to in writing and specify in the certificate of merger.

Peoples and ASB currently anticipate closing the Merger and filing the certificate of merger with the Ohio Secretary of State in the second quarter of 2018.

Merger Consideration

Under the terms of the Merger Agreement, if the Merger is completed, shareholders of ASB will be entitled to receive for each ASB common share either: (i) $20.00 in cash or (ii) 0.5920 Peoples common shares. ASB shareholders may elect to convert their ASB shares into cash, Peoples common shares or a combination of cash and Peoples common shares, subject to reallocation in order to ensure that no more than 15% of the aggregate merger consideration will consist of cash and no less than 85% of the aggregate merger consideration will consist of Peoples common shares.

Peoples will not issue any fractional common shares in connection with the Merger. Instead, each holder of ASB common shares who would otherwise be entitled to receive a fraction of a Peoples common share (after taking into account all ASB common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled, multiplied by $20.00.

The Merger Agreement also requires that the merger consideration be adjusted if the number of ASB common shares outstanding immediately prior to the effective time of the Merger exceeds the number of shares outstanding as of the date the Merger Agreement was signed, except to the extent such increase is due to ASB’s issuance of common shares pursuant to the dividend reinvestment feature of the KSOP. Additionally, to preserve the status of the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, if the aggregate value of the Peoples common shares to be issued, based upon the closing price of Peoples common shares as reported on the NASDAQ Global Select Market® on the trading day immediately preceding the effective time of the Merger, would be less than 40% of the sum of (i) the total cash consideration and (ii) the total share consideration, then Peoples will be required to increase the aggregate stock consideration and decrease the aggregate cash consideration proportionately such that the total share consideration equals at least 40% of the total consideration.

At the effective time of the Merger, ASB common shares will no longer be outstanding and will automatically be cancelled and cease to exist, and holders of ASB common shares will cease to be, and will have no rights as, shareholders of ASB, other than to receive the merger consideration pursuant to the terms and conditions of the Merger Agreement (and dissenters’ rights under Section 1701.85 of the OGCL in the case of ASB common shares as to which the holder has properly exercised dissenters’ rights).

Election and Payment Procedures; Surrender of Certificates

Approximately forty business days prior to the election deadline (the election deadline occurring fifteen days prior to the effective date of the Merger), an election form (“Election Form”) will be mailed to each holder of record of ASB common shares; provided, however, that if the effectiveness of this proxy statement/prospectus occurs less than forty business days prior to the anticipated election deadline, then the Election Form shall be mailed at that time.

Each Election Form will permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive Peoples common shares with respect to all of such holder’s ASB common shares, (ii) to elect to receive cash with respect to all of such holder’s ASB common shares, (iii) to elect to receive cash with respect to some of such holder’s ASB common shares and to receive Peoples common shares with respect to such holder’s remaining ASB common shares, or (iv) to indicate that such holder makes no election with respect to such holder’s ASB common shares (“No Election Shares”). Any ASB common shares with respect to which the holder has elected to receive cash are hereinafter referred to as “Cash Election Shares,” and any ASB common shares with respect to which the holder has elected to receive Peoples common shares are hereinafter referred to as “Stock Election Shares.” Any ASB common shares with respect to which the holder thereof has not made, as of the Election Deadline (as defined below), an election by submission to Wells Fargo Shareowner Services, as Peoples’ exchange agent (the “Exchange Agent”), of an effective, properly completed Election Form will be deemed to be No Election Shares. Any shares held by holders exercising their dissenters’ rights will be deemed to be Cash Election Shares for purposes of reallocation of the merger consideration, if applicable.

Any election to receive cash, Peoples common shares or a combination of cash and Peoples common shares will be considered to have been properly made by an ASB shareholder only if the Exchange Agent receives a properly completed Election Form by the deadline set forth in the Election Form (the “Election Deadline”), accompanied by one or more certificates (“Old Certificate(s)”) (or customary affidavits and, if required by Peoples, indemnification regarding the loss or destruction of such Old Certificates) representing all ASB common shares covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any ASB shareholder who does not return an Election Form prior to the Election Deadline will receive a transmittal letter from the Exchange Agent as soon as practicable after the Election Deadline. The transmittal letter to be mailed will be deemed properly completed only if accompanied by the Old Certificates. Such shares will be deemed No Election Shares and are to be converted into Peoples common shares upon the Exchange Agent’s receipt of a properly completed transmittal letter.

Any submitted Election Form may be revoked or changed by written notice to the Exchange Agent prior to the Election Deadline. The Exchange Agent will be required to make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

Promptly after the effective time of the Merger, the Exchange Agent will cause evidence of Peoples common shares (in book-entry form) into which a shareholder’s ASB common shares were converted in the Merger, and a check in respect of cash to be paid as part of the merger consideration and in respect of any fractional share interests or dividends or distributions which such shareholder is entitled to receive, to be delivered to the shareholder. No interest will be paid on any cash to be paid in exchange for ASB common shares or in respect of any fractional share interests, dividends or distributions which any shareholder is entitled to receive under the terms of the Merger Agreement.

Until surrendered, each ASB stock certificate will be deemed after the effective time of the Merger to represent only the right to receive, upon surrender of such certificate, Peoples common shares (in book-entry form) and a check in an amount equal to the sum of the cash to be paid to the holder as part of the merger consideration, any cash to be paid in lieu of any fractional Peoples common shares to which the holder is entitled under the terms of the Merger Agreement and any cash to be paid in respect of any dividends or distributions to which the holder may be entitled under the Merger Agreement or with respect to his or her Peoples common shares (in each case, without interest).

An ASB shareholder will not be entitled to receive payment of any dividends or distributions with respect to Peoples common shares with a record date occurring after the effective time of the Merger until the shareholder has followed the procedures described above for surrendering his or her ASB stock certificates. After an ASB shareholder has properly surrendered his or her ASB share certificates in exchange for Peoples common shares, the shareholder will be entitled to receive any dividends or distributions on Peoples common shares with a record date occurring on or after the effective time of the Merger. No interest will be paid on any such dividends or distributions.

If any ASB share certificate has been lost, wrongfully taken, or destroyed, the transmittal materials received from the Exchange Agent will explain the steps that the ASB shareholder must take.

Reallocation of ASB Shareholder Elections

All elections by ASB shareholders are subject to the allocation procedures described in the Merger Agreement. These procedures are intended to ensure that no more than 15% of the aggregate merger consideration will consist of cash and no less than 85% of the aggregate merger consideration will consist of Peoples common shares. As a result, the Merger Agreement describes procedures to be followed if ASB shareholders in the aggregate elect to receive more cash than Peoples has agreed to issue as part of the merger consideration. These procedures are summarized below:

•	If the number of Cash Election Shares multiplied by the per share cash consideration of $20.00 is greater than 15% of the aggregate merger consideration, then:

•	each of the Stock Election Shares and No Election Shares will receive Peoples common shares;

•	the Exchange Agent will designate among the Cash Election Shares (other than dissenting shares), a sufficient number of such shares to receive Peoples common shares (“Reallocated Stock Shares”) such that the product of (a) the number of remaining Cash Election Shares, multiplied by (b) the per share cash consideration, equals 15% of the aggregate merger consideration, and each of the Reallocated Stock Shares will be converted into the right to receive Peoples common shares; and

•	each of the Cash Election Shares (other than dissenting shares) that are not Reallocated Stock Shares will receive cash.

•	If the number of Cash Election Shares multiplied by the cash consideration is less than 15% of the aggregate merger consideration, then all No Election Shares and all Stock Election Shares will receive Peoples common shares and all Cash Election Shares will receive cash.

Neither ASB nor Peoples is making any recommendation as to whether ASB shareholders should elect to receive cash or Peoples common shares in the Merger. Each ASB shareholder must make his or her own decision with respect to such election.

No guarantee can be made that you will receive the amount of cash you elect. As a result of the reallocation procedures and other limitations outlined in this proxy statement/prospectus and in the Merger Agreement, you may receive cash in an amount that varies from the amount you elected to receive.

Indemnification and Directors’ and Officers’ Liability Insurance

For a period of six years following the effective time of the Merger and subject to compliance with applicable state and federal laws, Peoples will indemnify each person who served as a director or officer of ASB before the effective time of the Merger, to the fullest extent provided by ASB’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of ASB. In addition, ASB will purchase six years of extended tail coverage available under its current directors’ and officers’ liability insurance policy.

NASDAQ Stock Listing

Peoples common shares currently are listed on the NASDAQ Global Select Market® under the symbol “PEBO.” The shares to be issued to ASB’s shareholders as merger consideration also will be eligible for trading on the NASDAQ Global Select Market®. Pursuant to the Merger Agreement, Peoples will cause the Peoples common shares to be issued pursuant to the Merger to be approved for listing on the NASDAQ Global Select Market®.

Conditions to Consummation of the Merger

Conditions of Peoples and ASB. The respective obligations of Peoples and ASB to complete the Merger are subject to the fulfillment or written waiver of each of the following conditions:

•	the Merger Agreement must be duly adopted and approved by the requisite vote of the shareholders of ASB;

•	all regulatory approvals required to consummate the Merger must have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof must have expired and no such approvals contain (i) any conditions, restrictions or requirements which the board of directors of Peoples reasonably determines would, either before or after the effective time of the Merger, have a material adverse effect on Peoples and its subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the board of directors of Peoples reasonably determines would, either before or after the effective time of the Merger, be unduly burdensome;

•	there must not be any temporary, preliminary or permanent statute, rule, regulation, judgment, decree, injunction or other order issued by or imposed by any court or any other governmental authority that is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement; and

•	this registration statement must have been declared effective by the SEC and must not be subject to any stop order or any threatened stop order, and the issuance of Peoples common shares hereunder must have been qualified in every state where such qualification is required under applicable state securities laws.

Conditions of ASB. ASB will not be required to complete the Merger unless the following conditions are fulfilled or waived in writing:

•	the representations and warranties of Peoples contained in the Merger Agreement must be true and correct, subject to the standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the effective time of the Merger (or if any representation or warranty speaks as of a specific date, as of that date), and ASB must have received a certificate, dated as of the effective time, signed on behalf of Peoples by the chief executive officer of Peoples to such effect;

•	Peoples must have performed in all material respects all of its obligations under the Merger Agreement which are required to be performed at or prior to the effective time of the Merger, and ASB must have received a certificate, dated as of the effective time, signed on behalf of Peoples by the chief executive officer of Peoples to such effect;

•	Peoples common shares to be issued in the Merger must have been authorized for listing on the NASDAQ Global Select Market®;

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on Peoples; and

•	ASB shall have received an opinion from its legal counsel, dated as of the effective date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of the Internal Revenue Code.

Conditions of Peoples. Peoples will not be required to consummate the Merger unless the following conditions are also fulfilled or waived in writing:

•	the representations and warranties of ASB contained in the Merger Agreement must be true and correct, subject to the standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the effective time of the Merger (or if any representation or warranty speaks as of a specific date, as of that date), and Peoples must have received a certificate, dated as of the effective time, signed on behalf of ASB by its chief executive officer to such effect;

•	ASB must have performed in all material respects all of its obligations under the Merger Agreement which are required to be performed at or prior to the effective time of the Merger, and Peoples must have received a certificate, dated as of the effective time, signed on behalf of ASB by its chief executive officer to such effect;

•	ASB must have obtained the consent or approval of each person (other than governmental authorities) whose consent or approval is required under the Merger Agreement or under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument in connection with the Merger Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on Peoples after the Merger;

•	Peoples must have received a statement executed on behalf of ASB, dated as of the effective time of the Merger, that satisfies the requirements of the regulations of the United States Department of Treasury (“Treasury Regulations”) Section 1.1445-2(c)(3) and complies with Treasury Regulations Section 1.897-2(h), in a form reasonably acceptable to Peoples certifying that ASB common shares do not represent United States real property interests within the meaning of Section 897 of the Internal Revenue Code and the Treasury Regulation promulgated thereunder;

•	the holders of not more than 10% of the outstanding ASB common shares have perfected their dissenters’ rights under Section 1701.84 of the OGCL in connection with the Merger;

•	either (i) the results of each Phase I Environmental Site Assessment conducted by Peoples pursuant to the Merger Agreement as reported shall be reasonably satisfactory to Peoples, or (ii) any violation or potential violation of the environmental representations and warranties contained in the Merger Agreement disclosed in a Phase I report conducted by Peoples shall have been remedied by ASB to the reasonable satisfaction of Peoples;

•	ASB shall have procured a policy of directors’ and officers’ liability insurance in accordance with the terms of the Merger Agreement;

•	ASB shall have completed the dissolution of its financial services and community development subsidiaries and divested all of its interests in its title agency subsidiary in a manner and pursuant to documentation reasonably acceptable to Peoples; and

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on ASB.

Peoples or ASB can waive, in writing, any of the conditions listed above, unless the waiver is prohibited by law.

Representations and Warranties

ASB has made representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	corporate power;

•	corporate authority and enforceability of the Merger Agreement;

•	regulatory approvals;

•	accuracy of financial statements and internal controls;

•	legal proceedings;

•	regulatory actions;

•	compliance with laws;

•	material contracts;

•	broker’s and finder’s fees;

•	employee benefit plans;

•	labor matters;

•	takeover laws;

•	environmental matters;

•	tax matters;

•	risk management instruments;

•	books and records;

•	insurance;

•	title to real properties and assets;

•	loans and insider transactions;

•	allowance for loan losses;

•	repurchase agreements;

•	investment portfolio;

•	deposit insurance;

•	Bank Secrecy Act, anti-money laundering, Office of Foreign Assets Control and customer information;

•	Community Reinvestment Act compliance;

•	related party transactions;

•	prohibited payments;

•	Boenning’s fairness opinion;

•	absence of undisclosed liabilities; and

•	material adverse effect.

Peoples has made representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	no ownership of ASB common shares;

•	corporate power;

•	corporate authority and enforceability of the Merger Agreement;

•	accuracy of SEC reports;

•	accuracy of financial statements and internal controls;

•	regulatory matters;

•	legal proceedings;

•	compliance with laws;

•	deposit insurance;

•	absence of undisclosed liabilities;

•	regulatory approvals;

•	broker’s and finder’s fees;

•	sufficiency of authorized common shares;

•	takeover laws;

•	sufficiency of funds;

•	tax matters;

•	information to be contained in this proxy statement/prospectus; and

•	books and records.

ASB’s Conduct of Business Pending the Merger

From the date of the Merger Agreement until the effective time of the Merger, ASB has agreed not to take any of the following actions without the prior written consent of Peoples, except as otherwise expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulatory order or regulation:

•	voluntarily take any action, which at the time taken, is reasonably likely to have a material adverse effect upon ASB’s ability to perform any of its material obligations under the Merger Agreement or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement;

•	enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any governmental authority or by any applicable regulatory order;

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional ASB common shares (or other capital stock of ASB) except for common shares held in the KSOP, or enter into any agreement with respect to the same;

•	permit any additional ASB common shares to become subject to new grants of employee or director stock options or similar stock-based employee rights;

•	effect any recapitalization, reclassification, stock split, or similar change in capitalization;

•	make, declare, pay or set aside for payment any dividend or distribution on any of its common shares, other than: (i) its usual and customary cash dividend of no greater than $0.18 per share, per quarter, until the quarter in which the closing of the Merger occurs, and (ii) a special cash dividend in the quarter in which the closing of the Merger occurs equal to the difference between (1) ASB’s usual and customary dividend of no greater than $0.18 per share and (2)(i) the per share dividend Peoples declares to be paid during that quarter and after the closing of the Merger, multiplied by (ii) the exchange ratio of 0.5920;

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any of its common shares;

•	enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control or similar agreements or arrangements with directors, consultants, officers or employees of ASB, other than (i) payment in ASB’s third fiscal quarter of 2018 of prorated annual bonuses for ASB’s four senior executive officers for the 2018 fiscal year, (ii) bonuses paid in the first quarter of 2018 to non-executive employees, (iii) ordinary course salary increases, (iv) allocation of profit sharing amounts under the KSOP, (v) retention payments to be paid at closing to certain employees not to exceed $100,000 in the aggregate, and (vi) annual renewal of employment related agreements with its officers;

•

enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable law, (ii) as contemplated by the Merger Agreement or (iii) the regular annual renewal of insurance contracts) any pension, retirement, stock option, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement or similar arrangement, with respect to any director, consultant, officer or employee of ASB, or take any action to accelerate the payment of benefits or the vesting or exercisability of such compensation or benefits payable thereunder;

•	sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue (excluding sales of loans in the secondary market in the ordinary course) any of its assets, deposits, business or properties other than in the ordinary course of business for full and fair consideration actually received;

•	acquire (other than by way of foreclosure or acquisition of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

•	amend the organizational documents of ASB or American Savings Bank;

•	implement or adopt any change in its accounting principles, practices or methods other than as required by generally accepted accounting principles;

•	enter into or terminate any material contract, or amend, modify, renew or extend any material contract in any material respect, except as otherwise disclosed;

•	settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $25,000 or in the aggregate not to exceed $50,000 for all such settlements;

•	except pursuant to applicable law or as required by any governmental authority, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk or fail to follow its existing policies or practices with respect to managing its fiduciary risks;

•	borrow or agree to borrow any funds including, but not limited to, pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other person, except in each case in the ordinary course of business and with a final maturity of less than one year and excluding Federal Reserve funds purchased to fund ordinary course lending operations;

•	make or purchase any indirect or brokered loans, except as otherwise disclosed;

•	purchase from or sell to any financial institution or other non-depository lender an interest in a loan and/or other type of credit facility, except for such credit facilities made to borrowers in ASB’s territory which are secured by collateral located in ASB’s territory in the ordinary course and consistent with past practices;

•	make any capital expenditure or capital additions or improvements which individually exceed $15,000 or in the aggregate exceed $30,000;

•	establish any new lending programs or make any changes in the policies of ASB concerning which persons may approve loans, or price or reprice any loans inconsistent with American Savings Bank’s current pricing methodologies;

•	originate or issue any loans, except in accordance with existing lending policies, lending limits and authorities, or originate or issue a commitment to originate any loan in a principal amount in excess of $500,000, unless such loan is originated and eligible for sale in the secondary market based on Federal Home Loan Bank underwriting standards;

•	fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all tax returns that are required to be filed (with extensions) at or before the effective time of the Merger; fail to timely pay any tax due (whether or not required to be shown on any tax return); make, change or revoke any tax election or tax accounting method, file any amended tax return, settle any tax claim or assessment; consent to the extension or waiver of any statute of limitations with respect to taxes; or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any tax refund or file any amended tax return;

•	open, close or relocate any offices at which business is conducted (including any ATMs), or fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted;

•	increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with rates prevailing in the relevant market;

•	foreclose upon or otherwise take title to or possession or control of any real property or entity on such property without first obtaining a Phase I Environmental Site Assessment which indicates that the property is free of hazardous material, except that no such report will be required to be obtained with respect to single-family residential real property of five acres or less to be foreclosed upon unless ASB has reason to believe such real property may contain any such hazardous material;

•	cause any material change in the amount or general composition of deposit liabilities; or

•	agree or commit to do any of the foregoing.

Expenses of the Merger

Peoples and ASB are each required to bear their own expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement

Termination by Mutual Consent. Pursuant to the Merger Agreement, Peoples and ASB may mutually consent to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the board of directors of each approves the termination by a majority vote.

Termination by either Peoples or ASB. Either Peoples or ASB, acting alone, upon written notice to the other party may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the Peoples or ASB board of directors approves the termination by a vote of a majority of the members of its board of directors in the following circumstances:

•	if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured within 30 days of notice of the breach;

•	in the event that the Merger has not been consummated by September 30, 2018, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate;

•	in the event that (i) regulatory approval has been denied, (ii) ASB’s shareholders do not adopt and approve the Merger Agreement at the special meeting, or (iii) the SEC advises that it will not declare this registration statement effective; or

•	if ASB desires to enter into a superior competing transaction (as defined in the Merger Agreement) or if ASB’s board changes its recommendation in favor of the Merger, in each case after payment to Peoples of the termination fee described below.

Termination by ASB. ASB, acting alone, may also terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to Peoples:

•	if, at any time during the five-day period commencing on the first day following the date on which all regulatory approvals necessary for consummation of the Merger have been received, which is referred to as the determination date, both of the following conditions are satisfied:

•	the average of the volume weighted daily closing sale price of Peoples common shares as reported on the NASDAQ for the ten consecutive trading days immediately preceding such specified date, which is referred to as the Peoples market value, is less than (a) the volume average weighted closing sale price of Peoples common shares on the NASDAQ during the 20 consecutive trading days immediately preceding the date of execution of the Merger Agreement, which is referred to as the Peoples market price, multiplied by (b) 0.80; and

•	the number obtained by (a) dividing the Peoples market value on the determination date by (b) Peoples market price, is less than the quotient obtained by dividing (x) the average of the closing prices of the NASDAQ Bank Index for the 10 consecutive trading days immediately preceding the determination date by (y) the closing price of the NASDAQ Bank Index on the last trading day immediately preceding the date of the first public announcement of entry into the merger agreement, which is known as the index ratio, and subtracting 0.20 from the quotient;

If the ASB board of directors exercises the termination right described immediately above, Peoples will have the option to increase the merger consideration to equal a quotient, the numerator of which is equal to the product of the Peoples market price, the exchange ratio, and the index ratio minus 0.20, and the denominator of which is equal to the Peoples market value on the determination date. If Peoples elects to increase the merger consideration pursuant to the preceding sentence, no termination will occur.

•	in the event that ASB desires to enter into a superior competing transaction after compliance with the requirements under the Merger Agreement, including the payment of the $1,500,000 termination fee, as discussed more thoroughly below under “THE MERGER AGREEMENT—Acquisition Proposals and Termination Fee.”

In the event that the Merger Agreement is terminated and the Merger abandoned, Peoples and ASB will have no liability or further obligation to the other party, except for continued compliance with certain surviving covenants and agreements identified in the Merger Agreement and, in the case of termination to pursue a superior competing transaction, payment of the termination fee of $1,500,000. In addition, the termination of the Merger Agreement will not relieve a breaching party from liability for any willful breach of the Merger Agreement giving rise to such termination.

Voting Agreement

Under the Merger Agreement, the directors of ASB executed a voting agreement pursuant to which they agreed to vote such ASB common shares owned by the directors in favor of the Merger. ASB directors collectively own 255,630 ASB common shares.

Acquisition Proposals and Termination Fee

Pursuant to the Merger Agreement, ASB and American Savings Bank must not, and must cause their officers, directors, employees and other agents not to, directly or indirectly, continue or otherwise maintain, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any competing proposal (as defined in the Merger Agreement), or enter into or maintain discussions or negotiate with any third party in furtherance of or relating to such inquiries or to obtain a competing proposal, or agree to or endorse any competing proposal, unless (i) ASB’s board of directors, after consultation with and based upon the advice of legal counsel, determines in good faith that it must enter into negotiations or discussions with another party that has made an unsolicited acquisition proposal in order to fulfill its fiduciary duties to ASB shareholders under applicable law, and (ii) before furnishing any information to, or entering into discussions or negotiations with another party, ASB provides immediate written notice to Peoples of such action and ASB receives from the third party a confidentiality agreement with terms no less favorable than those governing the confidentiality between Peoples and ASB.

In the event that ASB or American Savings Bank determines in good faith to pursue a superior competing transaction and terminate the Merger Agreement in order to fulfill its fiduciary duties to the shareholders of ASB under applicable law, ASB must, in connection with the termination of the Merger Agreement, pay to Peoples in immediately available funds the sum of $1,500,000.

Amendment

The Merger Agreement may be amended or modified at any time prior to the effective time of the Merger by an agreement in writing signed by Peoples and ASB, except that the Merger Agreement may not be amended after the ASB special meeting if such amendment would void adoption and approval of the Merger Agreement by ASB’s shareholders under Ohio law.

COMPARISON OF CERTAIN RIGHTS OF ASB AND PEOPLES SHAREHOLDERS

Peoples and ASB are each incorporated under the laws of the State of Ohio and, accordingly, the rights of their shareholders are governed by Ohio law and their respective articles of incorporation and regulations. Those shareholders of ASB that do not exercise dissenters’ rights will receive Peoples common shares in the Merger and, therefore, will become shareholders of Peoples. Their rights as shareholders of Peoples will be governed by the Ohio Revised Code and by Peoples’ Amended Articles of Incorporation (its “Articles”) and Regulations (its “Regulations”), while ASB shareholders are currently governed by the Ohio Revised Code and by ASB’s articles of incorporation, as amended (its “Articles”), and Regulations (its “Regulations”). Although the rights of the holders of Peoples common shares and those of the holders of ASB common shares are similar in many respects, there are some differences. These differences relate to differences between provisions of Peoples’ Articles and ASB’s Articles, and differences between provisions of the Regulations of Peoples and the Regulations of ASB.

The following chart compares certain rights of the holders of ASB common shares to the rights of holders of Peoples common shares in areas where those rights are materially different. This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of Ohio law and the respective corporate governance instruments of ASB and Peoples.

ASB Financial Corp.	Peoples Bancorp Inc.

Authorized Capital Stock

Authorized Capital. ASB’s Articles authorizes ASB to issue up to (i) 4,000,000 shares of common stock, without par value, and (ii) 1,000,000 shares of preferred stock, without par value.	Authorized Capital. Peoples’ Articles authorize Peoples to issue up to (i) 24,000,000 shares of common stock, without par value, and (ii) 50,000 shares of preferred stock, without par value.

As of the date of this proxy statement/prospectus, there were 1,979,034 common shares outstanding and no preferred shares outstanding.	As of the date of this proxy statement/prospectus, there were 18,287,467 common shares outstanding and no preferred shares outstanding.

Board of Directors

Number of Directors. The number of directors of ASB is currently fixed at six.	Number of Directors. The number of directors of Peoples is currently fixed at ten.

The number of directors can be fixed or changed at a meeting of shareholders called for the purpose of electing directors by majority vote of the shareholders. The board of directors can also fix or change the number of directors by majority vote, but cannot decrease the number of directors to less than five nor increase the number of directors to more than ten.

The number of directors can be fixed or changed at a meeting of shareholders called for the purpose of electing directors by majority vote of the shareholders. The board of directors can also fix or change the number of directors by majority vote, but cannot decrease the number of directors to less than nine nor increase the number of directors to more than fifteen.

Election of Directors. At all elections of directors, the candidates receiving the greatest number of votes shall be elected.	Election of Directors. At all elections of directors, the candidates receiving the greatest number of votes shall be elected.

Classification of Directors. ASB’s Regulations provides that directors shall be elected for such terms that the terms of an equal number of directors, as nearly as possible, will expire each year. A term may not exceed three years.	Classification of Directors. Peoples’ Regulations provides for a classified board of directors with three classes as nearly equal in number as possible. Directors serve for three-year terms, and approximately one-third of the board of directors is elected each year at the annual meeting of shareholders.

Removal of Directors. Directors of ASB may be removed at any time, with or without cause, by the affirmative vote of the shareholders holding not less than a majority of the voting power of the corporation. However, no individual director can be removed if the votes cast against his or her removal would be sufficient to elect such director if voted cumulatively at a meeting of the shareholders.	Removal of Directors. Directors of Peoples may be removed at any time, but only for cause, by the affirmative vote of the shareholders holding not less than 75% of the voting power of the corporation.

Shareholder Nominations. Any shareholder can propose a candidate for director by giving written notice of such proposal to the secretary. The proposal must contain certain information about the candidate.

Shareholder Nominations. Any shareholder can propose a candidate for director by giving written notice of such proposal to the secretary not less than 14 nor more than 50 days prior to the meeting. The proposal must contain certain information about the candidate and the proposing shareholder and include a consent of the candidate to serve as director if elected.

Shareholder Meetings

Calling Special Meetings of Shareholders. Under ASB’s Regulations, a special meeting of the shareholders may be called by the chairman of the board of directors; the president or, in the case of the president’s absence, death or disability, the vice president authorized to act as president; the secretary; a majority of the directors acting with or without a meeting; or shareholders who hold not less than 25% of all shares entitled to vote at the meeting.	Calling Special Meetings of Shareholders. Under Peoples’ Regulations, a special meeting of the shareholders may be called by the chairman of the board of directors; the president or, in case of the president’s absence, death, or disability, the vice president authorized to act as president; the secretary; a majority of the directors acting with or without a meeting; or shareholders who hold not less than a majority of all shares entitled to vote at the meeting.

Notice of Shareholder Meetings. Written notice of each annual or special meeting of the shareholders must be sent to the shareholders not less than 7 days and not more than 60 days prior to the meeting.	Notice of Shareholder Meetings. Written notice of each annual or special meeting of the shareholders must be sent to the shareholders not less than 7 and not more than 60 days prior to the meeting.

Record Date. The record date for determining the shareholders who are entitled to vote at any shareholder meeting is fixed by the board of directors. The record date cannot be earlier than the date the record date is set and cannot be more than 60 days prior to the meeting.	Record Date. The record date for determining the shareholders who are entitled to vote at any shareholder meeting is fixed by the board of directors. The record date cannot be earlier than the date the record date is set and cannot be more than 60 days prior to the meeting.

Voting

Required Vote to Approve Certain Actions. ASB’s Articles generally require the affirmative vote of not less than a majority of the voting power of its shareholders to pass an action that requires shareholder approval, including approval of a merger or consolidation of ASB with another entity, unless expressly otherwise required by statute. However, if ASB’s board of directors recommends against any of the following actions, the affirmative vote of the holders of not less than 75% of the voting power of ASB shareholders is required to pass the action: (a) a proposed amendment to the Articles; (b) a proposed amendment to the Regulations; (c) a proposed change to the number of directors by an action of the shareholders; (d) an agreement of merger or consolidation of ASB with another entity; (e) a proposed combination or majority share acquisition involving the issuance of ABS shares and requiring shareholder approval; (f) a proposal to sell, exchange, transfer, or otherwise dispose of all or substantially all of ASB’s assets; or (g) a proposed dissolution of ASB.	Required Vote to Approve Certain Actions. Peoples’ Articles generally require the affirmative vote of not less than a majority of the voting power of its shareholders to pass an action that requires shareholder approval, unless expressly provided otherwise by statute. However, if any three members of Peoples’ board of directors vote against any of the following actions, the affirmative vote of the holders of not less than 75% of the voting power of Peoples shareholders is required to pass the action: (a) a proposed amendment to the Articles; (b) proposed new Regulations or an alteration, amendment or repeal of the Regulations; (c) an agreement of merger or consolidation providing for the merger or consolidation of Peoples with or into one or more other corporations; (d) a proposed combination or majority share acquisition involving the issuance of shares of Peoples and requiring shareholder approval; (e) a proposal to sell, lease, exchange, transfer or otherwise dispose of all or substantially all of Peoples’ assets; (f) a proposed dissolution of Peoples; or (g) a proposal to fix or change the number of directors by action of the shareholders.

Dividends

Dividend Distribution. The board of directors of ASB is authorized to set apart, out of the funds available for dividends, reserves for any proper purpose, and is permitted to purchase on behalf of the ASB any shares it has issued, to the extent permitted by law.	Dividend Distribution. Subject to certain exceptions, such as those noted below, dividends determined by the board of directors may be declared and paid on any Peoples capital stock. Provided that, if any Peoples designated preferred stock (as defined in Peoples’ Articles) is outstanding, no dividend or distribution shall be declared or paid on Peoples common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ASB

The following table sets forth information with respect to the ASB common shares beneficially owned by each director of ASB, by certain executive officers of ASB and by persons known to us who may be beneficial owners of more than 5% of ASB common shares. The table also shows the number of shares owned by the directors and executive officers as a group as of January 16, 2018. Except as otherwise indicated, each person shown in the table has sole or shared voting and investment power with respect to the common shares indicated. The business address of each director and executive officer of ASB is 503 Chillicothe Street, Portsmouth, Ohio 45662.

Name and Position(s) of Director or Executive Officer	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock Outstanding(2)
John J. Kuntz President & Chief Executive Officer, Director	13,165	(3)	0.67%
Robert M. Smith Chairman of the Board	119,386	(4)	6.03%
Christopher H. Lute Director	55,444	(5)	2.80%
Jack A. Stephenson Executive Vice President, Chief Operating Officer & Chief Lending Officer Director	26,447	(6)	1.34%
Richard W. Morgan Director	21,188		1.07%
Robert L. Bollin Director	20,000	(7)	1.01%
Sherri K. Collins Senior Vice President	26,429	(8)	1.34%
Gregory G. Eagan Chief Financial Officer & Treasurer	6,369	(9)	0.32%
Michael J. Veeneman Vice President	7,169	(10)	0.36%
Directors and Executive Officers as a Group (9 persons) Beneficial Owners of More than 5%	295,597		14.94%
Gerald Jenkins 7417 Berkshire Drive Portsmouth, Ohio 45662	119,334		6.03%
ASB Financial Corp. Employee Stock Ownership & 401(k) Plan 503 Chillicothe Street, Portsmouth, Ohio 45662	110,683	(11)	5.59%

(1)	Unless otherwise indicated in the footnotes to this table, the beneficial owner has sole voting and investment power with respect to all of the ASB common shares reflected in the table.
(2)	Based on the sum of 1,979,034 common shares outstanding.
(3)	Includes 165 common shares held in the KSOP to which Mr. Kuntz shares voting and investment power.
(4)	Includes 53,386 common shares held by Mr. Smith’s spouse.
(5)	Includes 3,100 common shares held by Mr. Lute’s spouse.
(6)	Includes 19,116 common shares held in the KSOP to which Mr. Stephenson shares voting and investment power and 1,200 common shares held by his spouse.
(7)	Includes 10,000 common shares held by Mr. Bollin’s spouse.
(8)	Includes 209 common shares held in the KSOP to which Ms. Collins shares voting and investment power and 12,000 common shares to which Ms. Collins shares voting and investment power.
(9)	Includes 133 common shares held in the KSOP to which Mr. Eagan shares voting and investment power.
(10)	Includes 94 common shares held in the KSOP.
(11)	All of such common shares are held by Gregory G. Eagan and Wesley D. Lyon as Trustees for the KSOP. As of the date of this proxy statement/prospectus, all common shares held in the KSOP were allocated to the accounts of participants, who have power to direct the voting of such shares. The trustees will vote all allocated shares for which timely and complete instructions are not received in the same proportion as the shares for which instructions are received.

EXPERTS

The consolidated financial statements of Peoples Bancorp Inc. and subsidiaries appearing in Peoples Bancorp Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of Peoples Bancorp Inc.’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Dinsmore & Shohl LLP has rendered an opinion that the Peoples common shares to be issued to the ASB shareholders in connection with the Merger have been duly authorized and, if issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon for ASB by Vorys, Sater, Seymour and Pease LLP.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Peoples to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Peoples (File No. 000-16772):

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 27, 2017;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 filed with the SEC on April 27, 2017, July 27, 2017 and October 26, 2017, respectively;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 8, 2017;

•	Current Reports on Form 8-K filed with the SEC on each of January 18, 2017, January 23, 2017, January 27, 2017, February 24, 2017, March 30, 2017, April 25, 2017, April 28, 2017, June 27, 2017, July 25, 2017, September 27, 2017, October 24, 2017 and January 9, 2018 (other than the portions of those documents not deemed to be filed); and

•	The description of Peoples common shares, no par value, contained in Peoples’ Registration Statement on Form 8-A dated July 20, 1993 and any amendment or report filed with the SEC for the purpose of updating such description.

In addition, Peoples is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this document and prior to the date of the special meeting of ASB shareholders.

Peoples files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Peoples files with the SEC without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Neither Peoples nor ASB has authorized anyone to give any information or make any representation about the Merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

October 23, 2017

by and between

PEOPLES BANCORP INC.

and

ASB FINANCIAL CORP.

A-i

6.17	Regulatory Matters	A-54
6.18	Indemnification	A-54
6.19	Environmental Assessments	A-55
6.20	Advisory Board	A-55
6.21	NASDAQ Listing	A-55
6.22	Tax Treatment	A-55

ARTICLE VII - CONDITIONS TO CONSUMMATION OF THE MERGER; CLOSING		A-55
7.01	Conditions to Each Party’s Obligation to Effect the Merger	A-55
7.02	Conditions to Obligation of ASB	A-56
7.03	Conditions to Obligation of Peoples	A-57
7.04	Closing	A-58

ARTICLE VIII – TERMINATION		A-58
8.01	Termination	A-58
8.02	Effect of Termination and Abandonment; Enforcement of Agreement	A-60

ARTICLE IX – MISCELLANEOUS		A-60
9.01	Survival	A-60
9.02	Waiver; Amendment	A-61
9.03	Counterparts	A-61
9.04	Governing Law	A-61
9.05	Expenses; Breakup Fee	A-61
9.06	Notices	A-61
9.07	Entire Understanding; No Third Party Beneficiaries	A-62
9.08	Interpretation; Effect	A-62
9.09	Waiver of Jury Trial	A-62
9.10	Successors and Assigns; Assignment	A-63

EXHIBIT A Form of Voting Agreement

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 23, 2017 (the “Agreement Date”), is entered into by and between PEOPLES BANCORP INC., an Ohio corporation (“Peoples”), and ASB FINANCIAL CORP., an Ohio corporation (“ASB”).

WITNESSETH

WHEREAS, Peoples is a registered financial holding company and owns all of the outstanding shares of Peoples Bank, an Ohio chartered commercial bank (“Peoples Bank”);

WHEREAS, ASB is a registered savings and loan holding company and owns all of the outstanding shares of American Savings Bank, fsb, a federal stock savings bank (“American Savings Bank”);

WHEREAS, the Boards of Directors of Peoples and ASB believe that the merger of ASB with and into Peoples, followed by the merger of American Savings Bank with and into Peoples Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of Peoples and ASB;

WHEREAS, the Boards of Directors of Peoples and ASB have each approved this Agreement and the transactions contemplated hereby; and

WHEREAS, the parties intend that (a) the merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) this Agreement be, and parties adopt this Agreement as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, Peoples and ASB, intending to be legally bound, hereby agree as follows:

ARTICLE I

Certain Definitions

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“ACDC” has the meaning set forth in Section 4.02.

“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Aggregate Consideration” has the meaning set forth in Section 3.01(b)(i).

“Aggregate Cash Consideration” has the meaning set forth in Section 3.01(b)(ii).

“Aggregate Stock Consideration” has the meaning set forth in Section 3.01(b)(iii).

“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 9.02.

“Agreement Date” has the meaning set forth in the preamble to this Agreement.

“Agreement to Merge” has the meaning set forth in Section 2.02.

“American Savings Bank” has the meaning set forth in the recitals to this Agreement.

“American Savings Bank’s Territory” means, for purposes of this Agreement, the geographic area comprising (i) the State of Ohio, (ii) a 50 mile radius surrounding the City of South Shore, Kentucky and (iii) a 50 mile radius surrounding the City of Cincinnati, Ohio.

“ASB” has the meaning set forth in the preamble to this Agreement.

“ASB Articles” means the Articles of Incorporation of ASB, as amended.

“ASB Board” means the Board of Directors of ASB.

“ASB Common Shares” means the common shares, without par value, of ASB.

“ASB ESOP & 401(k) Plan” has the meaning set forth in Section 6.10(c).

“ASB Financial Services” has the meaning set forth in Section 4.02.

“ASB Group” has the meaning set forth in Section 5.03(q)(vii).

“ASB Meeting” has the meaning set forth in Section 6.02.

“ASB Preferred Shares” has the meaning set forth in Section 5.03(b)(i).

“ASB Regulations” means the regulations of ASB, as amended.

“ASB Shareholder Adoption” has the meaning set forth in Section 5.03(d).

“ASB Shares” has the meaning set forth in Section 5.03(b)(i).

“ASB’s Financial Statements” has the meaning set forth in Section 5.03(g)(i).

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Cash Election Shares” has the meaning set forth in Section 3.03(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning set forth in the Recitals.

“Competing Proposal” means any of the following involving ASB and/or American Savings Bank: (a) any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase by such Person of (i) ASB and/or American Savings Bank, (ii) any business line of American Savings Bank that constitutes 20% or more of the net revenues, net income or assets of ASB, on a consolidated basis, or (iii) 20% or more of outstanding ASB Shares or shares in American Savings Bank, (b) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any ASB Shares or shares of American Savings Bank, or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving ASB and/or American Savings Bank, other than the transactions contemplated by this Agreement.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Consultants” has the meaning set forth in Section 5.03(m)(i).

“CRA” has the meaning set forth in Section 5.03(bb).

“D&O Policy” has the meaning set forth in Section 6.18(b).

“Determination Date” has the meaning set forth in 8.01(f).

“Determination Letter” has the meaning set forth in Section 6.10(c).

“Directors” has the meaning set forth in Section 5.03(m)(i).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” means any ASB Common Shares held by a holder who properly demands and perfects rights as a dissenting shareholder with respect to such shares in accordance with applicable provisions of the OGCL.

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.04.

“Election Deadline” has the meaning set forth in Section 3.03(c).

“Election Form” has the meaning set forth in Section 3.03(b).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“ERISA Affiliate Plan” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Fund” has the meaning set forth in Section 3.03(f).

“Exchange Ratio” shall mean 0.5920.

“Final Index Price” has the meaning set forth in 8.01(f).

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).

“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder; (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder; and (c) any hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“HOLA” means the Home Owners’ Loan Act, as amended.

“Index” has the meaning set forth in 8.01(f).

“Index Ratio” has the meaning set forth in 8.01(f).

“Information” has the meaning set forth in Section 6.16.

“Initial Index Price” has the meaning set forth in 8.01(f).

“IRS” has the meaning set forth in Section 5.03(m)(ii).

“Knowledge” means, with respect to Peoples, the Knowledge of any officer of Peoples with the title of Chairman, Chief Executive Officer, President or Chief Financial Officer, and with respect to ASB, the Knowledge of any officer of ASB with the title of Chairman, Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, Bank Secrecy Act Officer, Compliance Officer, and Vice President of Correspondent Lending. An officer of Peoples or ASB shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to become aware of such fact or matter in the ordinary course of such officer’s duties.

“Letter of Transmittal” has the meaning set forth in Section 3.03(g)(i).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to Peoples or ASB, as the context may require, any effect that (i) is or is reasonably likely to (A) be material and adverse to the financial position, results of operations or business of Peoples and its Subsidiaries, taken as a whole, or (B) be material and adverse to the financial position, results of operations or business of ASB and its Subsidiaries, taken as a whole, and that would in aggregate result or likely result in a reduction in the consolidated tangible net worth of ASB and its Subsidiaries, as measured as of June 30, 2017 (subject to the exclusion of transaction expenses pursuant to clause (b) of the following proviso), or (ii) would materially impair the ability of either Peoples or ASB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement and that would in aggregate result or likely result in a reduction in the consolidated tangible net worth of ASB and its Subsidiaries, as measured as of June 30, 2017; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions, changes in prevailing interest and deposit rates and GAAP or regulatory accounting requirements; (b) changes resulting from expenses (such as legal, accounting, investment banking, financial advisory and termination fees (including any termination fees for data processing and related services that have been Previously Disclosed)), incurred in connection with this Agreement; (c) actions or omissions of a party which are required hereunder or which have been waived in accordance with Section 9.02 hereof; (d) changes in policies and procedures of ASB or American Savings Bank taken pursuant to Section 6.08 of this Agreement or other acts or omissions taken or omitted upon the request or with the consent of Peoples; (e) acts of war, sabotage or terrorism, military actions or the escalation thereof or natural disasters or acts of God; or (f) changes resulting from the announcement of this Agreement and the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 5.03(k)(ii).

“Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.02.

“No Election Shares” has the meaning set forth in Section 3.03(b).

“OCC” means the Office of the Comptroller of the Currency.

“ODFI” means the Ohio Division of Financial Institutions.

“OGCL” means the Ohio General Corporation Law.

“Old Certificates” has the meaning set forth in Section 3.03(c).

“OSS” means the Office of the Secretary of State of the State of Ohio.

“Parent Merger” has the meaning set forth in Section 2.01(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Peoples” has the meaning set forth in the preamble to this Agreement.

“Peoples Articles” means the Articles of Incorporation of Peoples, as amended.

“Peoples Board” means the Board of Directors of Peoples.

“Peoples Common Shares” means shares of common stock, without par value, of Peoples.

“Peoples Board Deferred Compensation Plan” means the Second Amended and Restated Deferred Compensation Plan for Directors of Peoples and its Subsidiaries, as amended.

“Peoples Equity Plan” means the Peoples’ Second Amended and Restated 2006 Equity Plan, as amended.

“Peoples Market Price” has the meaning set forth in 8.01(f).

“Peoples Market Value” has the meaning set forth in 8.01(f).

“Peoples Regulations” means the regulations of Peoples, as amended.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Peoples Bank” has the meaning set forth in the recitals to this Agreement.

“Per Share Cash Consideration” has the meaning set forth in Section 3.01(a)(ii).

“Per Share Stock Consideration” has the meaning set forth in Section 3.01(a)(i).

“Person” means any individual, financial institution, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

“Phase I” has the meaning set forth in Section 4.01(u).

“Previously Disclosed” by a party shall mean information set forth in such party’s Disclosure Schedule.

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).

“Reallocated Stock Shares” has the meaning set forth in Section 3.03(d)(i)(2).

“Registration Statement” means the Registration Statement on Form S-4 pursuant to the Securities Act filed by Peoples to register with the SEC the Peoples Common Shares that make up a portion of the Aggregate Consideration, which also will include ASB’s proxy statement seeking the adoption by its shareholders of this Agreement.

“Regulatory Authorities” has the meaning set forth in Section 5.03(i)(i).

“Regulatory Orders” has the meaning set forth in Section 5.03(i)(i).

“Related Parties” has the meaning set forth in Section 5.03(cc).

“Related Party Agreements” has the meaning set forth in 5.03(cc).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, financial and other advisors and/or agents.

“Resulting Bank” has the meaning set forth in Section 2.02.

“Rights” means, with respect to any Person, all securities and obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, and any options, calls or commitments relating to, and any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.04(g)(ii).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Election Shares” has the meaning set forth in Section 3.03(b).

“Subsidiary” or “Subsidiaries” has the meaning set forth in Rule 1-02 of Regulation S-X of the SEC. For purposes of this Agreement, the Title Agency is not a Subsidiary of ASB.

“Subsidiary Divestitures” has the meaning set forth in Section 4.02.

“Subsidiary Merger” has the meaning set forth in Section 2.02.

“Superior Competing Transaction” means any of the following involving ASB and/or American Savings Bank: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of ASB and/or American Savings Bank or all or substantially all the assets of ASB and/or American Savings Bank, and otherwise on terms which the ASB Board determines in its good faith judgment (based on the opinion of a financial advisor) to be more favorable to its shareholders than the Merger (taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal) and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of the ASB Board, reasonably capable of being obtained by such third party, and is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 5.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or other similar charges imposed, assessed or collected by or under the authority of any Governmental Authority, together with any interest and any penalties, additions to tax or additional amounts imposed by the Governmental Authority and any transferee liability in respect of any such items.

“Tax Representation Letters” has the meaning set forth in Section 6.22.

“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof that is supplied, or required to be supplied, to a Governmental Authority.

“Title Agency” means Bankers Alliance Title Agency, LLC.

“Total Cash Consideration” has the meaning set forth in Section 3.03(o).

“Total Consideration” has the meaning set forth in Section 3.03(o).

“Total Share Consideration” has the meaning set forth in Section 3.03(o).

“Treasury” means the United States Department of Treasury.

“Treasury Shares” means ASB Shares held by ASB or any of its Subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit A entered into as of the date hereof by and among Peoples and certain shareholders of ASB.

ARTICLE II

The Merger

2.01 The Parent Merger.

(a) The Parent Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, ASB shall merge with and into Peoples (the “Parent Merger”). Peoples shall survive the Parent Merger and continue to exist as an Ohio corporation (Peoples, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of ASB shall cease. At the Effective Time:

(i) The Peoples Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;

(ii) The Peoples Regulations, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until amended in accordance with the OGCL; and

(iii) Each individual serving as a director of Peoples immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the Peoples Articles and the Peoples Regulations or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the Peoples Articles or the Peoples Regulations or as otherwise provided by the OGCL.

(b) Option to Change Method of Merger. Peoples may at any time prior to the Effective Time change the method of effecting the Parent Merger and/or the Subsidiary Merger (including, without limitation, changing the provisions of this Article II), if and to the extent Peoples deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i) alter or change the amount or kind of consideration to which the holders of ASB Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement;

(ii) impede or delay consummation of the transactions contemplated by this Agreement;

(iii) adversely affect the Tax consequences to the holders of ASB Common Shares resulting from receiving the consideration in the Merger as set forth in Article III, including by causing the Merger to fail to qualify as a “reorganization” under Section 368(a)(1)(A) of the Code, or

(iv) otherwise adversely affect the holders of ASB Shares.

Subject to the foregoing, ASB, if reasonably requested by Peoples, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02 The Subsidiary Merger. At the time specified by Peoples Bank in its certificate of merger filed with the OSS (which shall not be earlier than the Effective Time), American Savings Bank shall merge with and into Peoples Bank (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by American Savings Bank and Peoples Bank. Upon the consummation of the Subsidiary Merger, the separate corporate existence of American Savings Bank shall cease and Peoples Bank shall survive the Subsidiary Merger and continue to exist as an Ohio banking corporation (Peoples Bank, as the resulting bank in the Subsidiary Merger, is sometimes referred to herein as the “Resulting Bank”) and the separate corporate existence of American Savings Bank shall cease. The Parent Merger and the Subsidiary Merger are sometimes collectively referred to herein as the “Merger.”

2.03 Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the latest to occur of the following: (a) the filing of the certificate of merger with the OSS; or (b) such later date and time as may be set forth in such certificate of merger. The Parent Merger shall have the effects prescribed in the OGCL.

2.04 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, Peoples and ASB shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time.”

2.05 Absence of Control. It is the intent of the parties to this Agreement that Peoples, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, ASB or any of its Subsidiaries and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of ASB or any of its Subsidiaries.

ARTICLE III

Merger Consideration.

3.01 Merger Consideration.

At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holder thereof:

(a) Conversion of ASB Common Shares. Subject to Sections 3.01 and 3.03, each ASB Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof, the following:

(i) a number of Peoples Common Shares equal to the Exchange Ratio (the “Per Share Stock Consideration”); or

(ii) cash in the amount of $20.00 (the “Per Share Cash Consideration”).

(b) Aggregate Consideration.

(i) The “Aggregate Consideration” shall mean the Aggregate Cash Consideration and Aggregate Stock Consideration.

(ii) The “Aggregate Cash Consideration” for purposes of this Agreement shall be a dollar amount equal to the Per Share Cash Consideration multiplied by the total number of Cash Election Shares (subject to adjustment pursuant to Article III); provided, however, the Aggregate Cash Consideration shall be no more than 15% of the sum of (A) the Aggregate Cash Consideration and (B) the Aggregate Stock Consideration.

(iii) The “Aggregate Stock Consideration” for purposes of this Agreement shall be a dollar amount equal to (A) the Exchange Ratio multiplied by the sum of the Stock Election Shares (subject to adjustment pursuant to Article III) plus the Reallocated Stock Shares, if any, (B) multiplied by the Peoples Market Price; provided, however, the Aggregate Stock Consideration shall be no less than 85% of the sum of (1) the Aggregate Cash Consideration and (2) the Aggregate Stock Consideration.

(iv) If the number of ASB Common Shares issued and outstanding immediately prior to the Effective Time exceeds the number of ASB Common Shares issued and outstanding as of the date hereof, except to the extent such increase is due to the issuance of ASB Common Shares pursuant to the dividend reinvestment feature of the ASB ESOP & 401(k) Plan, the Aggregate Consideration will not be adjusted as a result of such excess, though appropriate adjustments will be made to the Per Share Stock Consideration and the Per Share Cash Consideration.

(c) Treasury Shares. All Treasury Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(d) Dissenting Shares. Notwithstanding anything contained in this Agreement or elsewhere to the contrary, any holder of an outstanding ASB Common Share that seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL shall thereafter have only such rights (and shall have such obligations) as are provided therein, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to 1701.85 of the OGCL. If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Section 1701.85 of the OGCL, each holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Aggregate Consideration, without interest.

3.02 Rights as Shareholders; Share Transfers. At the Effective Time, holders of ASB Common Shares shall cease to be, and shall have no rights as, shareholders of ASB, other than (a) to receive any dividend or other distribution with respect to such ASB Common Shares with a record date occurring prior to the Effective Time, (b) to receive the Aggregate Consideration, or (c) appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of ASB or the Surviving Corporation of any ASB Common Shares.

3.03 Election, Exchange and Payment Procedures.

(a) Exchange Agent. Wells Fargo Shareowner Services will act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 3.03.

(b) Election Procedure. No later than forty (40) business days prior to the anticipated Election Deadline, Peoples shall cause the Exchange Agent to mail to each record holder of ASB Common Shares an election form in such form as Peoples and ASB shall mutually agree (the “Election Form”); provided, however, that the Registration Statement shall have been declared effective by the SEC before the Exchange Agent shall mail the Election Forms to the holders of ASB Common Shares, and if such effectiveness is less than forty (40) business days prior to the anticipated Election Deadline, immediately following such effectiveness. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) of the ASB Common Shares (i) to elect to receive Peoples Common Shares with respect to all of such holder’s ASB Common Shares, (ii) to elect to receive cash with respect to all of such holder’s ASB Common Shares, (iii) to elect to receive cash with respect to some of such holder’s ASB Common Shares and to receive Peoples Common Shares with respect to such holder’s remaining ASB Common Shares, or (iv) to indicate that such holder makes no such election with respect to such holder’s ASB Common Shares. Any ASB Common Shares with respect to which the holder has elected to receive cash are referred to as “Cash Election Shares.” Any ASB Common Shares with respect to which the holder has elected to receive Peoples Common Shares are referred to as “Stock Election Shares.” Any ASB Common Shares with respect to which the holder has indicated that such holder makes no such election are referred to as “No Election Shares.” Any ASB Common Shares with respect to which the holder thereof shall not have made, as of the Election Deadline, an effective election by submission to the Exchange Agent of a properly completed Election Form shall be deemed to be No Election Shares. Any Dissenting Shares shall be deemed to be Cash Election Shares for purposes of the allocation provisions of Section 3.03(d) below, but in no event shall such shares be classified as Reallocated Stock Shares.

(c) Election Deadline; Revocation or Modification of Election. For purposes of this Agreement, the term “Election Deadline” shall mean 5:00 p.m. Eastern Time on the fifteenth (15th) business day prior to the Effective Date, but not including, the date of mailing of the Election Form, or such other date upon which Peoples and ASB shall mutually agree to prior to the Effective Time. Any election to receive cash, Peoples Common Shares or a combination of cash and Peoples Common Shares shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline, accompanied with the certificates representing ASB Common Shares (the “Old Certificates”) covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any submitted Election Form may be revoked or changed by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent prior to the Election Deadline. The Exchange Agent shall be required to make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

(d) Reallocation of Peoples Common Shares and Cash. No later than the fifth (5th) business day prior to the Effective Date, the Exchange Agent shall effect the proper allocation among holders of ASB Common Shares of rights to receive cash, Peoples Common Shares, or a combination of cash and Peoples Common Shares in accordance with the Election Forms and as follows:

(i) If the number of Cash Election Shares multiplied by the Per Share Cash Consideration is greater than 15% of the Aggregate Consideration, then:

(1) each of the Stock Election Shares and No Election Shares shall have the right to receive the Per Share Stock Consideration;

(2) the Exchange Agent will designate among the Cash Election Shares (other than Dissenting Shares) (by the method described in Section 3.03(e) below), a sufficient number of such shares to receive the Per Share Stock Consideration (such redesignated shares referred to as “Reallocated Stock Shares”) such that the sum of (a) the product of (1) the number of remaining Cash Election Shares multiplied by (2) the Per Share Cash Consideration equals 15% of the Aggregate Consideration, and each of the Reallocated Stock Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(3) each of the Cash Election Shares (other than Dissenting Shares) that are not Reallocated Stock Shares shall have the right to receive the Per Share Cash Consideration.

(ii) If the number of Cash Election Shares multiplied by the Per Share Cash Consideration is less than 15% of the Aggregate Consideration, then subparagraph (i) above shall not apply, all No Election Shares and all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration.

(e) Method of Designation.

(i) If the Exchange Agent is required pursuant to Section 3.03(d) to designate from among all No Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of No Election Shares shall have a pro rata portion (based on such holder’s No Election Shares relative to all No Election Shares) of such holder’s No Election Shares designated as Reallocated Cash Shares.

(ii) If the Exchange Agent is required pursuant to Section 3.03(d) to designate from among all Stock Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall have a pro rata portion (based on such holder’s Stock Election Shares relative to all Stock Election Shares) of such holder’s Stock Election Shares designated as Reallocated Cash Shares.

(iii) If the Exchange Agent is required pursuant to Section 3.03(d) to designate from among all Cash Election Shares the Reallocated Stock Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares (except Dissenting Shares) shall have a pro rata portion (based on such holder’s Cash Election Shares relative to all Cash Election Shares) of such holder’s Cash Election Shares designated as Reallocated Stock Shares.

(f) Exchange Fund. At or prior to the Effective Time, Peoples shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with this Article III, (i) certificates representing Peoples Common Shares (subject to Section 3.03(l)) and (ii) cash in an aggregate amount sufficient to make appropriate payment of (A) the Per Share Cash Consideration, (B) cash in lieu of fractional shares pursuant to Section 3.03(i), and (C) any dividends or distributions on account of Peoples Common Shares to be exchanged for ASB Common Shares with a record date occurring on or after the Effective Time, and without any interest on any such cash, dividends or distributions (the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding ASB Common Shares. Promptly after the Effective Time, the Exchange Agent shall distribute Peoples Common Shares and make payment of the Exchange Fund as provided herein. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the Peoples Common Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of the Peoples Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such Peoples Common Shares for the account of the persons entitled thereto.

(g) Surrender of Old Certificates Following the Election Deadline.

(i) Appropriate transmittal materials (the “Letter of Transmittal”) in a form satisfactory to Peoples and ASB shall be mailed by the Exchange Agent as soon as practicable after the Election Deadline to each holder of record of ASB Common Shares as of the Election Deadline who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by the Old Certificates to be converted thereby.

(ii) The Letter of Transmittal shall (A) specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent; (B) be in a form and contain any other provisions as Peoples and ASB may reasonably determine; (C) include information concerning procedures in the case of lost, stolen or destroyed Old Certificates; and (D) include instructions for use in effecting the surrender of the Old Certificates in exchange for the Aggregate Consideration. Upon the effective surrender of the Old Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Old Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Peoples Common Shares that such holder has the right to receive pursuant to Sections 3.01 and 3.03, if any, and a check in the amount equal to the cash that such holder has the right to receive pursuant to Sections 3.01 and 3.03, if any (including any cash in lieu of fractional Peoples Common Shares, if any, that such holder has the right to receive pursuant to Sections 3.01 and 3.03, and any dividends or other distributions to which such holder is entitled pursuant to Section 3.03). Old Certificates so surrendered shall be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, but in any event not more than five (5) business days, the Exchange Agent shall distribute Peoples Common Shares and cash as provided herein. If there is a transfer of ownership of any shares of ASB Common Shares not registered in the transfer records of ASB, the applicable portion of the Aggregate Consideration shall be issued to the transferee thereof only if the Old Certificates representing such ASB Common Shares are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Peoples and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(iii) No dividends or other distributions declared or made after the Effective Time with respect to Peoples Common Shares issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Peoples Common Shares hereunder until such person surrenders his or her Old Certificates in accordance with this Section 3.03. Upon the surrender of such person’s Old Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Peoples Common Shares represented by such person’s Old Certificates.

(h) Release of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of ASB for six months after the Effective Time shall be paid to Peoples. Any shareholders of ASB who have not theretofore complied with this Article III shall thereafter look only to Peoples for payment of the Aggregate Consideration.

(i) No Fractional Peoples Common Shares.

(i) No certificates or scrip representing fractional Peoples Common Shares shall be issued upon the surrender for exchange of Old Certificates, and such fractional Peoples Common Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.

(ii) Each holder of ASB Common Shares who would otherwise be entitled to receive a fractional Peoples Common Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (A) the fractional Peoples Common Share interest to which such holder (after taking into account all ASB Common Shares held at the Effective Time by such holder) would otherwise be entitled by (B) the Per Share Cash Consideration. For the avoidance of doubt, payments made pursuant to this Section 3.03(i) shall not be included in determining the Aggregate Cash Consideration or any limits on the amount thereof.

(j) No Liability. None of Peoples, ASB, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of ASB Common Shares for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional Peoples Common Share interest, or any dividends or distributions with respect to Peoples Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.

(k) Withholding Rights. Peoples or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of ASB Common Shares such amounts as Peoples or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Peoples or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the ASB Common Shares.

(l) Book Entry. All shares of Peoples Common Shares to be issued pursuant to this Agreement may be issued in book entry form without physical certificates in Peoples’ discretion.

(m) Waiver. The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights to withhold any such payment, delivery or distribution in the case of any Person.

(n) Stock Splits, Recapitalization, etc. If, prior to the Effective Time, the outstanding Peoples Common Shares or ASB Common Shares shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration and the Per Share Cash Consideration to give holders of ASB Common Shares the same economic effect as contemplated by this Agreement prior to such event.

(o) Reorganization Adjustment. Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, if the aggregate value of the Peoples Common Shares to be issued in connection with the Merger (for the avoidance of doubt, excluding the value of fractional shares for which cash is to be paid pursuant to Section 3.03(i)), based upon the closing price of the Peoples Common Shares as reported on The NASDAQ Global Select Market on the trading day immediately preceding the Effective Date (the “Total Share Consideration”), would be less than 40% of the sum of (i) the Total Cash Consideration and (ii) the Total Share Consideration (collectively, the “Total Consideration”), then Peoples shall increase the Aggregate Stock Consideration and decrease the Aggregate Cash Consideration proportionately and to the minimum extent necessary for the Total Share Consideration to be equal to 40% of the Total Consideration (calculated using such increased Aggregate Stock Consideration and decreased Aggregate Cash Consideration). For purposes of this Agreement, the “Total Cash Consideration” shall be the sum of (i) the total amount of Aggregate Cash Consideration paid pursuant to Section 3.03(d)(i)(3) or 3.03(d)(ii); (ii) cash paid in lieu of fractional Peoples Common Shares pursuant to Section 3.03(i); and (iii) cash paid to holders of Dissenting Shares.

ARTICLE IV

Actions Pending Consummation of Merger

4.01 Forbearances of ASB. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, requested by Peoples, or required by applicable law, regulation or policy of a Governmental Authority or an applicable Regulatory Order, without the prior written consent of Peoples, which consent shall not be unreasonably withheld, ASB shall not, and shall cause its Subsidiaries not to:

(a) Ordinary Course. Except as set forth in Section 4.01(a) of ASB’s Disclosure Schedule, (i) conduct the business of ASB and its Subsidiaries other than in the ordinary and usual course or fail to use commercially reasonable efforts to preserve intact their respective business organizations and assets, (ii) fail to use reasonable best efforts to maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, (iii) voluntarily take any action which, at the time taken, is reasonably likely to have a Material Adverse Effect, or (iv) enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies.

(b) Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional ASB Common Shares, other capital stock of ASB or any Rights except ASB Common Shares held in the ASB ESOP & 401(k) Plan; (ii) enter into any agreement with respect to the foregoing; (iii) permit any additional ASB Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights; or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.

(c) Dividends; Distributions; Adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, except for (A) dividends from American Savings Bank to ASB, (B) ASB may pay to its shareholders its usual and customary cash dividend of no greater than $0.18 per share per quarter until the quarter in which the Effective Date occurs, and (C) ASB may pay to its shareholders a special cash dividend in the quarter in which the Effective Date occurs equal to the difference between (1) ASB’s usual and customary dividend of no greater than $0.18 per share and (2)(i) the per share dividend Peoples has declared to be paid during that quarter and after the Effective Time, multiplied by (ii) the Exchange Ratio; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock other than transactions in ASB Common Shares required by ASB Compensation and Benefit Plans.

(d) Compensation; Employment Agreements. Except as set forth in Section 4.01(d) of ASB’s Disclosure Schedule, enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of ASB or its Subsidiaries, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the Agreement Date, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except for (i) changes that are required by applicable law, (ii) the payment in ASB’s third fiscal quarter of 2018 of prorated annual bonuses for ASB’s four senior executive officers for the 2018 fiscal year based on ASB’s return on average assets annualized for the remaining portion of the 2018 fiscal year based on the Executive Incentive Compensation Plan previously disclosed to Peoples (provided that the calculation of such annual bonuses shall not include the impact of legal, accounting, investment banking, financial advisory and termination fees incurred in connection with this Agreement or the impact of other acts or omissions taken or omitted upon the request or with the consent of Peoples), (iii) bonuses paid in the first calendar quarter of 2018 to all employees (excluding ASB’s four senior executive officers) for the 2017 calendar year not to exceed in the aggregate 5% of such employees total annual compensation for 2017, (iv) annual salary increases for 2018 for all employees not to exceed in the aggregate 3% of such employees’ 2017 annual compensation, (v) the allocation of profit sharing amounts during the first calendar quarter of 2018 to participant accounts under the ASB ESOP & 401(k) for the 2017 calendar year in an aggregate amount not to exceed $75,000; (vi) retention or similar payments to be paid at or prior to the Effective Time by ASB, at its discretion, to certain employees, provided, that the aggregate amount of any such retention or similar payments shall not exceed $100,000; and (vii) the annual renewal of the employment, change in control and severance agreements with officers of ASB and/or American Savings Bank in existence on the Agreement Date; provided, that the terms of such employment, change in control and severance agreements are not otherwise modified.

(e) Benefit Plans. Except as set forth in Section 4.01(e) of ASB’s Disclosure Schedule, enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement or (iii) the regular annual renewal of insurance contracts) any pension, retirement, stock option, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of ASB or its Subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of stock options, restricted stock, phantom stock or other compensation or benefits payable thereunder.

(f) Dispositions. Except as set forth in Section 4.01(f) of ASB’s Disclosure Schedule and excluding sales of loans in the secondary market in the ordinary course of business, sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary and usual course of business for full and fair consideration actually received.

(g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith or otherwise in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.

(h) Governing Documents. Amend the ASB Articles, the ASB Regulations or the charter, articles of association or bylaws of American Savings Bank.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(j) Material Contracts. Except as set forth in Section 4.01(j) of ASB’s Disclosure Schedule, enter into any new contract or agreement that would otherwise be required to be disclosed under Section 5.03(k), terminate any existing Material Contract, amend or modify any existing Material Contract in any material respect, or renew or extend any existing Material Contract (excluding expirations of Material Contracts pursuant to their terms).

(k) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount individually not to exceed $25,000 and in the aggregate not to exceed $50,000 for all such settlements.

(l) Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.

(m) Borrowings. Except as set forth in Section 4.01(m) of ASB’s Disclosure Schedule, borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except in each case in the ordinary course of business and with a final maturity of less than one year and Fed funds purchased to fund ordinary course lending operations.

(n) Indirect Loans; Participations. (i) Make or purchase any indirect or brokered loans or (ii) purchase from or sell to any financial institution or other non-depository lender any interest in a loan and/or other type of credit facility held in American Savings Bank’s portfolio, except for such credit facilities made to borrowers in American Savings Bank’s Territory which are secured by collateral located in American Savings Bank’s Territory in the ordinary course and consistent with past practices.

(o) Capital Expenditures. Except as set forth in Section 4.01(o) of ASB’s Disclosure Schedule, make any capital expenditure or capital addition or improvement or purchase other assets outside of the ordinary course of business which individually exceeds $15,000 or in the aggregate exceed $30,000.

(p) Lending. (i) Establish any new lending programs or make any changes in the policies of any Subsidiary of ASB concerning which Persons may approve loans, (ii) price or reprice any loans inconsistent with American Savings Bank’s current pricing methodology, (iii) originate or issue any loans except in accordance with existing lending policies, lending limits and authorities, or (iv) originate or issue a commitment to originate any loan in a principal amount in excess of $500,000, unless such loan is originated and eligible for sale in the secondary market based on Federal Home Loan Bank underwriting standards.

(q) Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns), except for any Taxes ASB contests in good faith and establishes adequate reserves therefor; (iii) make, change or revoke any Tax election or Tax accounting method; (iv) file any amended Tax return; (v) settle any Tax claim or assessment; (vi) consent to the extension or waiver of any statute of limitations with respect to any Tax; (vii) offer or agree to do any of the foregoing; or (viii) surrender its rights to do any of the foregoing or to claim any refund of any Tax or file any amended Tax Return.

(r) Offices and Facilities. Except as set forth in Section 4.01(r) of ASB’s Disclosure Schedule, (i) open, close or relocate any offices at which its business is conducted (including any ATMs) or (ii) fail to use commercially reasonable efforts to maintain and keep its respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(s) Interest Rates. Except as set forth in Section 4.01(s) of ASB’s Disclosure Schedule, increase or decrease the rate of interest paid on time deposits, certificates of deposit, or any other type of deposit accounts, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.

(t) Foreclosures. Except as set forth in Section 4.01(t) of ASB’s Disclosure Schedule, foreclose upon or otherwise cause ASB or any of its Subsidiaries to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-13 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process” (“Phase I”) on such real property which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of five acres or less to be foreclosed upon unless ASB or any of its Subsidiaries has reason to believe such real property may contain any such Hazardous Material.

(u) Deposit Liabilities. Cause or permit any material change in the amount or general composition of deposit liabilities, excluding withdrawals of deposits in the ordinary course of business and the maturity of certificates of deposit.

(v) Commitments. Agree or commit to do any of the foregoing.

4.02 Dissolution of Certain Subsidiaries. On or before the Effective Date, ASB or American Savings Bank shall (i) dissolve ASB Financial Services, LLC, an Ohio limited liability company (“ASB Financial Services”), (ii) dissolve ASB Community Development Corp., an Ohio corporation (“ACDC”), and (iii) divest all of ASB’s interest in the Title Agency. The dissolution of ASB Financial Services, the dissolution of ACDC, and the divestiture of the Title Agency as contemplated by this Section 4.02 are collectively referred to herein as the “Subsidiary Divestitures.” ASB shall take, or cause to be taken, all such actions necessary to ensure that the Subsidiary Divestitures comply with all applicable laws. Any and all documentation relating to the Subsidiary Divestitures shall be provided to Peoples for its review and reasonable non-objection prior to filing.

4.03 Forbearances of Peoples. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, requested by ASB, or required by applicable law, regulation or policy of a Governmental Authority or an applicable Regulatory Order, without the prior written consent of ASB, which consent shall not be unreasonably withheld, shall not, and shall cause its Subsidiaries not to:

(a) Governing Documents. Amend the Peoples Articles or the Peoples Regulations in a material manner that adversely impacts the rights or obligations of holders of Peoples Common Shares;

(b) Delay. Knowingly take any action or fail to take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of ASB, Peoples or their Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(c) Agreements to Take Action. Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 4.03.

ARTICLE V

Representations and Warranties

5.01 Disclosure Schedules. On or prior to the Agreement Date, ASB delivered to Peoples a schedule, and Peoples delivered to ASB a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation; and provided, further, that any disclosures made with respect to a section of this Article V shall be deemed to qualify (a) any other section of this Article V specifically referenced or cross-referenced and (b) any other sections of this Article V to the extent it is reasonably apparent and obvious from a reading of the disclosure that such disclosure applies to such other sections (notwithstanding the absence of a specific cross reference).

5.02 Standard. No party hereto shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have, a Material Adverse Effect without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties.

5.03 Representations and Warranties of ASB. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, ASB hereby represents and warrants to Peoples that the following are true and correct:

(a) Organization, Standing and Authority.

(i) ASB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The foreign jurisdictions in which ASB conducts business are set forth in Section 5.03(a)(i) of ASB’s Disclosure Schedule. ASB is registered as a savings and loan holding company under HOLA with the FRB.

(ii) American Savings Bank is a federal stock savings bank duly organized and validly existing under the laws of the United States, and has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(iii) ASB Financial Services is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business and is in good standing in any foreign jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capital Structure of ASB.

(i) The authorized capital stock of ASB consists of 4,000,000 ASB Common Shares and 1,000,000 shares of preferred stock, with no par value (“ASB Preferred Shares”). The ASB Common Shares and ASB Preferred Shares are collectively referred to herein as “ASB Shares.” As of the date hereof, there are: (A) 1,979,034 ASB Common Shares issued and outstanding, including 110,683 shares held by ASB ESOP & 401(k) Plan; and (B) 264,392 Treasury Shares held by ASB. No ASB Preferred Shares are issued and outstanding or reserved for issuance. All of the issued and outstanding ASB Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in this subsection (i), and ASB does not have and is not bound by any outstanding or issued Rights with respect to any ASB Shares.

(ii) Neither ASB nor any of its Subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. There are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which ASB or any of its Subsidiaries is a party or by which any of them are bound or with respect to any equity security, membership interest or similar ownership interest of ASB or any of its Subsidiaries.

(c) Subsidiaries.

(i)(A) The only Subsidiaries of ASB are American Savings Bank and ASB Financial Services and ACDC, (B) ASB owns all of the issued and outstanding equity securities of American Savings Bank, (C) American Savings Bank owns all of the issued and outstanding membership interests of ASB Financial Services and ACDC, (D) no equity securities of any of ASB’s Subsidiaries are or may become required to be issued (other than to ASB) by reason of any Right or otherwise, (E) there are no contracts, commitments, understandings or arrangements by which any of ASB’s Subsidiaries are or may be bound to sell or otherwise transfer any equity securities of any of ASB’s Subsidiaries (other than to ASB), (F) there are no contracts, commitments, understandings, or arrangements relating to ASB’s rights to vote or to dispose of American Savings Bank’s equity securities, (G) there are no contracts, commitments, understandings, or arrangements relating to American Savings Bank’s rights to vote or to dispose of the membership interests of ASB Financial Services or the shares of ACDC, (H) all of the equity securities of American Savings Bank held by ASB are fully paid and nonassessable and are owned by ASB free and clear of any Liens, and (I) all of the membership interests of ASB Financial Services and shares of ACDC are fully paid and nonassessable and are owned by American Savings Bank free and clear of any Liens.

(ii) ASB and American Savings Bank do not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than (A) ASB’s ownership of American Savings Bank, (B) American Savings Bank’s ownership of ASB Financial Services, (C) American Savings Bank’s ownership of ACDC, and (D) ASB’s ownership of a 24.5% membership interest in the Title Agency.

(iii) With respect to ASB Financial Services, ACDC, and the Title Agency, neither ASB nor American Savings Bank shall have any remaining obligation, responsibility or liability, of any kind or nature, for any actions pertaining to, arising from or related to ASB Financial Services, ACDC, or the Title Agency upon consummation of the Subsidiary Divestitures.

(d) Corporate Power. Each of ASB and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. ASB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, subject to certain required approvals of ASB’s shareholders (the “ASB Shareholder Adoption”) and applicable Regulatory Authorities, and American Savings Bank has the corporate power and authority to consummate the Subsidiary Merger in accordance with the terms of this Agreement, subject to certain required approvals of applicable Regulatory Authorities.

(e) Corporate Authority; Authorized and Effective Agreement. Subject to the ASB Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of ASB and the ASB Board prior to the Agreement Date. The Agreement to Merge, when executed by American Savings Bank, shall have been approved by the board of directors of American Savings Bank and by ASB, as the sole shareholder of American Savings Bank. Assuming due authorization, execution and delivery by Peoples, this Agreement is a valid and legally binding obligation of ASB, enforceable against ASB in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of Regulatory Authorities generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by ASB or American Savings Bank in connection with the execution, delivery or performance by ASB of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) those set forth in Section 5.03(f)(i) of ASB’s Disclosure Schedule, (B) the filings of applications, notices and the Agreement to Merge, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement; (C) the filing of the certificate of merger with the OSS pursuant to the OGCL; (D) the filing with the SEC and declaration of effectiveness of the Registration Statement; (E) the ASB Shareholder Adoption; and (F) the receipt of the approvals set forth in Section 7.01(b).

(ii) As of the date hereof, ASB has no Knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(iii) Subject to the consents and approvals noted in Section 5.03(f)(i) and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not, except as set forth in Section 5.03(f)(iii) of ASB’s Disclosure Schedule, (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any material law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of ASB or any of its Subsidiaries or to which ASB or any of its Subsidiaries or any of their respective properties are subject or bound; (B) constitute a breach or violation of, or a default under, the ASB Articles or the ASB Regulations; or (C) require any consent or approval under any law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Statements; Material Adverse Effect; Internal Controls.

(i) ASB has delivered or will deliver to Peoples (A) audited consolidated financial statements for each of the fiscal years ended June 30, 2017, 2016 and 2015, respectively, consisting of consolidated balance sheets and the related consolidated statements of income and shareholders’ equity and cash flows for the fiscal years ended on such dates, including the footnotes thereto and the reports prepared with respect thereto by BKD LLP, ASB’s independent registered public accounting firm; (B) unaudited consolidated financial statements for the interim period ended September 30, 2017 and each subsequent quarter thereafter, consisting of balance sheets and the related statements of income; and (C) unaudited monthly financial statements for each subsequent month thereafter, consisting of balance sheets and the related statements of income (collectively, “ASB’s Financial Statements”). ASB’s Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with GAAP, consistently applied throughout the periods indicated, and fairly present the financial position of ASB as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim financial statements to normal year-end adjustments and the absence of notes thereto. Except as set forth in ASB’s Financial Statements, ASB and its Subsidiaries have no material liabilities or obligations as of the date of such Financial Statements.

(ii) Since June 30, 2017, except as set forth in Section 5.03(g)(ii) of ASB’s Disclosure Schedule, (A) ASB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice in all material respects and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect.

(iii) Management of ASB has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of ASB and its Subsidiaries in all material respects; (B) provide reasonable assurance that transactions are recorded as necessary to facilitate preparation of financial statements in conformity with GAAP, and that receipts and expenditures of ASB and its Subsidiaries are being made only in accordance with authorizations of management and directors of ASB and its Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of ASB and its Subsidiaries that could have a material effect on their financial statements. Management of ASB has evaluated the effectiveness of ASB’s and its Subsidiaries’ internal controls over financial reporting as of the end of the periods covered by ASB’s Financial Statements and, based on such evaluations, has Previously Disclosed to Peoples (Y) all significant deficiencies and material weaknesses in the design or operation of the internal controls over financial reporting which are reasonably likely to adversely affect ASB’s ability to record, process, summarize and report financial information and (Z) to ASB’s Knowledge, any fraud, whether or not material, that involves management or other employees of ASB or its Subsidiaries. ASB has provided to Peoples access to all documentation related to ASB’s internal control over financial reporting. Since June 30, 2015, to ASB’s Knowledge, except as set forth in Section 5.03(g)(iii) of ASB’s Disclosure Schedule, there has been no complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ASB or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that ASB or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(h) Litigation. Except as set forth in Section 5.03(h) of ASB’s Disclosure Schedule, there is no suit, action or claim pending, or, to ASB’s Knowledge, proceeding, review or investigation pending, and, to ASB’s Knowledge, there is no suit, action, claim, proceeding, review or investigation threatened against ASB or any of its Subsidiaries or any of the current or former directors or executive officers of ASB or any of its Subsidiaries based upon their service with ASB or its Subsidiaries (i) that involves a Governmental Authority (other than any bank regulatory authority), or (ii) that, individually or in the aggregate, is (A) material to ASB and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or American Savings Bank’s businesses or, after the Effective Time, the business of Peoples or any of its Affiliates, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement or decree imposed upon or entered into by ASB with any third party or Governmental Authority (other than any bank regulatory authority), any of its Subsidiaries or the assets of ASB or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Peoples or any of its Affiliates) that is or could reasonably be expected to have a Material Adverse Effect.

(i) Regulatory Matters.

(i) Neither ASB nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the FDIC and the FRB) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”); provided, however, that Regulatory Order shall not be deemed to include any of the foregoing that is subject to confidentiality restrictions of any Regulatory Authority prohibiting its disclosure to third parties under applicable law, rule or regulation.

(ii) Neither ASB nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission, other than any of the foregoing that is subject to regulatory restrictions prohibiting its disclosure to third parties under applicable law, rule or regulation.

(j) Compliance with Laws. ASB and each of its Subsidiaries have all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on ASB. To the Knowledge of ASB, there is no basis to expect any suspension or cancellation of any such necessary license, franchise, permit or authorization. ASB and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to ASB or any of its Subsidiaries.

(k) Material Contracts; Defaults.

(i) Except as set forth in Section 5.03(k) of ASB’s Disclosure Schedule, neither ASB nor any of its Subsidiaries is a party to or is bound by any contract or agreement (whether written or verbal) of the following types as of the Agreement Date, and no such contract or agreement is presently being negotiated or discussed:

(A) any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $25,000 in any one case or $50,000 in the aggregate during any period of 12 consecutive months;

(B) any contract relating to any direct or indirect indebtedness of ASB or any of its Subsidiaries for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $10,000 in any one case or $50,000 in the aggregate during any period of 12 consecutive months, other than outstanding advances from the Federal Home Loan Bank of Cincinnati;

(C) any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of ASB or its Subsidiaries;

(D) any contract containing covenants limiting the freedom of ASB or any of its Subsidiaries to compete in any line of business or with any Person or in any area or territory;

(E) any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F) any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of ASB’s or its Subsidiaries’ current or former directors, officers, employees or consultants;

(G) any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement and other than licenses in connection with American Savings Bank’s data processing service providers;

(H) any arrangement under which ASB or American Savings Bank has advanced or loaned any amount to any of their respective directors, officers, employees, insiders or consultants, or any Associate or immediate family member of any of the foregoing (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);

(I) any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;

(J) other than this Agreement and any ancillary agreements being executed in connection with this Agreement and the Subsidiary Divestitures, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of ASB or its Subsidiaries, excluding contracts or agreements regarding sales of loans or securities in the ordinary course of business;

(K) any contract that requires the payment of royalties;

(L) any contract pursuant to which ASB or its Subsidiaries has any obligation to share revenues or profits derived from ASB or its Subsidiaries with any other Person other than the ASB Compensation and Benefits Plans;

(M) any contract between (i) ASB or its Subsidiaries, on the one hand, and any officer, director, employee or consultant of ASB or its Subsidiaries, on the other hand; and (ii) ASB or its Subsidiaries, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of ASB or its Subsidiaries, on the other hand; and

(N) any other legally binding contract not of the type covered by any of the other items of this Section 5.03(k) involving money or property and having an obligation in excess of $25,000 in the aggregate during any period of 12 consecutive months other than in the ordinary course of business.

(ii) “Material Contracts” shall mean those contracts set forth on ASB’s Disclosure Schedule Section 5.03(k) and the Related Party Agreements. True, complete and correct copies of all of the Material Contracts have been made available to Peoples. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to ASB or its Subsidiary, as the case may be, and (B) to the Knowledge of ASB, as to the other parties to such Material Contracts. Except as disclosed in Section 5.03(k)(ii) of ASB’s Disclosure Schedule, ASB or its Subsidiary, as applicable, and to the Knowledge of ASB, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither ASB nor its Subsidiaries, and to the Knowledge of ASB, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither ASB nor its Subsidiaries, and to the Knowledge of ASB, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed (if renewable per its terms). Neither ASB nor its Subsidiaries has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of ASB, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.

(l) Brokerage and Finder’s Fees. Except for Boenning & Scattergood, Inc., neither ASB nor its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(m) Employee Benefit Plans.

(i) Section 5.03(m)(i) of ASB’s Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous three years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of ASB or its Subsidiaries or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which ASB or its Subsidiaries or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Neither ASB nor its Subsidiaries nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan. Other than the ASB ESOP & 401(k) Plan, no Compensation and Benefit Plan holds any ASB Common Shares.

(ii) To ASB’s Knowledge, each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (“IRS”), and to ASB’s Knowledge, no circumstances exist which are likely to result in revocation of any such favorable determination letter or (B) has been adopted on a prototype plan which has received a current opinion letter from the national office of the IRS. There is no pending or, to the ASB’s Knowledge, threatened legal action, suit or claim relating to any of the Compensation and Benefit Plans. To the Knowledge of ASB, neither ASB nor its Subsidiaries nor any ERISA Affiliate has engaged in any transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject ASB or its Subsidiaries or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. To ASB’s Knowledge, no event has occurred or circumstance exists, other than changes in applicable law or regulation that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of a Compensation and Benefit Plan that is self-insured, except as set forth in Section 5.03(m)(ii) of ASB’s Disclosure Schedule.

(iii) None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by ASB or any of its Subsidiaries with respect to any terminated “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with ASB under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of ASB, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time. To ASB’s Knowledge, no notice of a “reportable event” (within the meaning of Section 4043 of ERISA) has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of ASB, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which ASB or any of its Subsidiaries was or is a party have been timely made or have been reflected on ASB’s Financial Statements.

(v) Except as set forth in Section 5.03(m)(v) of ASB’s Disclosure Schedule, (A) neither ASB nor its Subsidiaries has any obligation to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, (B) each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and (C) there has been no communication to Employees by ASB or its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) ASB and its Subsidiaries do not maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.

(vii) With respect to each Compensation and Benefit Plan, if applicable, ASB has provided or made available to Peoples, true and complete copies of: (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same; (B) trust instruments and insurance contracts, including renewal notices; (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description or wrap document and summaries of material modifications; (F) notices or forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; (I) the most recent nondiscrimination tests performed under ERISA and the Code, including 401(k) and 401(m) tests; and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.

(viii) Except as set forth in Section 5.03(m)(viii) of ASB’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix) Neither ASB nor its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations promulgated thereunder.

(x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Peoples, ASB, the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of ASB on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.

(n) Labor Matters. Neither ASB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is ASB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel ASB or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving ASB or any of its Subsidiaries pending or, to ASB’s Knowledge, threatened, nor does ASB have Knowledge of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. ASB and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(o) Takeover Laws. ASB has taken all action required to be taken by ASB in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of the State of Ohio (“Takeover Laws”) and (ii) any applicable provisions of the ASB Articles, the ASB Regulations or the governing documents of American Savings Bank.

(p) Environmental Matters. To ASB’s Knowledge, neither the conduct nor the operation of ASB or its Subsidiaries nor the condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated any Environmental Law, and to ASB’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability under any Environmental Law. Neither ASB nor its Subsidiaries has received any notice from any Person that ASB or any of its Subsidiaries or the operation or condition of any property owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility or potential responsibility for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

(q) Tax Matters.

Except as set forth in Section 5.03(q)(i) of ASB’s Disclosure Schedule, (i)(A) All Tax Returns that were or are required to be filed by or with respect to ASB and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects; (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in Section 5.03(q)(i)(A)) have been paid in full; and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of ASB or its Subsidiaries that remains in effect. ASB has made available to Peoples true and correct copies of the United States federal income Tax Returns filed by ASB and its Subsidiaries for each of the three most recent fiscal years. Neither ASB nor its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in ASB’s Financial Statements or that have arisen in the ordinary and usual course of business since September 30, 2017. The accruals and reserves for Taxes reflected in ASB’s Financial Statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of ASB or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.

(ii) Except as set forth in Section 5.03(q)(ii) of ASB’s Disclosure Schedule, ASB and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all material Taxes required by law to be withheld or collected.

(iii) No unresolved claim has been made since December 31, 2011, by any Governmental Authority in a jurisdiction where ASB or its Subsidiaries do not file Tax Returns that ASB or its Subsidiary is or may be subject to taxation by that jurisdiction.

(iv) Neither ASB nor its Subsidiaries has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority since December 31, 2011.

(v) Neither ASB nor its Subsidiaries has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2011. No audit or administrative or judicial proceedings of any Governmental Authority relating to Taxes are pending or being conducted with respect to ASB or its Subsidiaries and, to ASB’s Knowledge, no such audit or other proceeding has been threatened in writing. To ASB’s Knowledge, no Governmental Authority has asserted or has threatened in writing to assert against ASB or its Subsidiaries any deficiency or claim for additional Taxes.

(vi) Neither ASB nor its Subsidiaries (A) is a party to any Tax allocation or sharing agreement other than any such agreement exclusively between or among ASB and its Subsidiaries, copies of which have been made available to Peoples, (B) has ever been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code) other than an affiliated group of which ASB is or was the common parent corporation (the “ASB Group”), or (C) has any liability for the Taxes of any person (other than members of the ASB Group) as a transferee or successor, by contract, or otherwise.

(vii) Except as set forth in Section 5.03(q)(vii) of ASB’s Disclosure Schedule, neither ASB nor its Subsidiaries has agreed to any extension of time to file any Tax Return, which Tax Return has not been filed.

(viii) Neither ASB nor its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(ix) Except as set forth in Section 5.03(q)(ix) of ASB’s Disclosure Schedule, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which ASB or any of its Subsidiaries is a party that are treated as a partnership for Tax purposes.

(x) Neither ASB nor its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.

(xi) None of the assets of ASB or its Subsidiaries are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and neither ASB nor its Subsidiaries are a party to a “long-term contract” within the meaning of Section 460 of the Code.

(r) Risk Management Instruments. Except as set forth in Section 5.03(r) of ASB’s Disclosure Schedule, neither ASB nor its Subsidiaries is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.

(s) Books and Records. Except for minutes and actions related to the process leading up to this Agreement and the transactions contemplated hereby, or related to meetings held in the month prior to the date of this Agreement, which have not yet been prepared, approved, executed and/or placed in ASB’s minute books, the books of account, minute books, stock record books, and other records of ASB and its Subsidiaries, all of which have been made available to Peoples, are complete and correct in all material respects and have been maintained in accordance with sound business practices and accurately and fairly reflect the transactions and dispositions of the assets of ASB and its Subsidiaries. The minute books of ASB and its Subsidiaries contain materially accurate and complete records of all meetings held of, and corporate action taken by, the shareholders of ASB, the ASB Board and the board of directors of American Savings Bank, and the committees of the ASB Board and the board of directors of American Savings Bank, and no meeting of any such shareholders, ASB Board and board of directors of American Savings Bank, or committee thereof has been held for which minutes have been prepared and are not contained in such minute books.

(t) Insurance. Section 5.03(t) of ASB’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by ASB or its Subsidiaries. ASB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices. (i) All such insurance policies are in full force and effect, (ii) ASB and its Subsidiaries are not in default thereunder, and (iii) all claims thereunder have been filed in due and timely fashion.

(u) Title to Real Property and Assets.

(i) Section 5.03(u)(i) of ASB’s Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by ASB or its Subsidiaries. ASB and its Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on ASB’s Financial Statements as being owned by ASB as of June 30, 2017 or acquired after such date, except (A) statutory Liens for amounts not yet due and payable, (B) pledges to secure deposits, pledges to secure Federal Home Loan Bank borrowings and other Liens incurred in the ordinary course of banking business, (C) with respect to real property, such imperfections of title, easements, encumbrances, Liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) dispositions and encumbrances in the ordinary course of business.

(ii) (A) Each lease agreement set forth in Section 5.03(u)(ii)(A) of ASB’s Disclosure Schedule is valid, legally binding, in full force and effect, and enforceable in accordance with its terms. Other than as Previously Disclosed, there is not under any such lease agreements any default by ASB or its Subsidiaries, or to ASB’s Knowledge, to the other party under any such lease agreement which with notice or lapse of time, or both, would constitute a default. (B) Except as set forth in Section 5.03 (u)(ii)(B) of ASB’s Disclosure Schedule, (1) the consummation of the transactions contemplated hereby will not result in a breach or default under any such lease agreement, and (2) neither ASB nor its Subsidiaries has received written notice that the landlord or tenants under such lease agreements, as applicable, would refuse to renew such lease agreement upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

(iii) All leases pursuant to which ASB or its Subsidiaries, as lessee, leases personal property (except for leases that have expired by their terms or that ASB or its Subsidiaries has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to ASB’s Knowledge, the lessor.

(v) Loans; Certain Transactions. As of the date hereof:

(i) All loans owned by American Savings Bank, or in which American Savings Bank has an interest, have been made or acquired in accordance with currently effective policies and procedures approved by the board of directors of American Savings Bank and comply in all material respects with all laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations promulgated thereunder;

(ii) All loans owned by American Savings Bank, or in which American Savings Bank has an interest, have been made in good faith; are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; and are the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms. American Savings Bank holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, and, to the Knowledge of ASB, were subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in the title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by American Savings Bank are with full recourse to the borrowers subject to limitations imposed by applicable laws, and neither ASB nor American Savings Bank have taken action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies available pursuant to the applicable loan documents against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion. All loans purchased or originated by American Savings Bank and subsequently sold by American Savings Bank have been sold without recourse to ASB and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of June 30, 2017 prepared by American Savings Bank, which reports include all loans delinquent or otherwise in default, have been furnished to Peoples. True, correct and complete copies of the currently effective lending policies and practices of American Savings Bank also have been furnished to Peoples.

(iii) Each outstanding loan participation sold by American Savings Bank was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including ASB) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to ASB for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. American Savings Bank has properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(iv) American Savings Bank has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it, if applicable.

(v) Section 5.03(v)(v) of ASB’s Disclosure Schedule sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other Person covered by Regulation O of the FRB and have been made in compliance therewith.

(w) Allowance for Loan Losses. Except as set forth in Section 5.03(w) of ASB’s Disclosure Schedule Section 5.03(w), there is no loan which was made by American Savings Bank and which is reflected as an asset of ASB or American Savings Bank on ASB’s Financial Statements that (i) is 90 days or more delinquent, (ii) has been classified by examiners (regulatory or internal) or by management of American Savings Bank as “substandard,” “doubtful,” “loss” or “special mention,” or (iii) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectability. The allowance for loan losses reflected on ASB’s Financial Statements was, as of each respective date, determined in accordance with GAAP and in accordance with all rules and regulations applicable to ASB and American Savings Bank and was, as of the respective date thereof, adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries as determined by the management of American Savings Bank. Neither ASB nor American Savings Bank has been notified by the OCC, or ASB’s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of American Savings Bank in establishing its reserves for the periods reflected in ASB’s Financial Statements, and in accounting for delinquent and classified assets, generally fail to comply with applicable accounting or regulatory requirements, or that the OCC or ASB’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of American Savings Bank.

(x) Repurchase Agreements. Except as set forth in Section 5.03(x) of ASB’s Disclosure Schedule, with respect to all agreements pursuant to which ASB or American Savings Bank has purchased securities subject to an agreement to resell, if any, ASB or American Savings Bank, as the case may be, has a valid, perfected first Lien on or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(y) Investment Portfolio. All investment securities held by ASB or its Subsidiaries, as reflected in ASB’s Financial Statements, are carried in accordance with GAAP and in a manner materially consistent with the applicable guidelines issued by the Regulatory Authorities. Except as set forth in Section 5.03(y) of ASB’s Disclosure Schedule Section 5.03(y), ASB or its Subsidiaries, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in ASB’s Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of ASB or its Subsidiaries.

(z) Deposit Insurance. The deposit accounts of American Savings Bank are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and American Savings Bank has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of American Savings Bank, and American Savings Bank’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of American Savings Bank have been originated and administered in accordance with the terms of their respective governing documents in all material respects. Neither ASB nor American Savings Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of American Savings Bank, other than ordinary course runoff upon the maturity of certificates of deposit.

(aa) Bank Secrecy Act, Anti-Money Laundering, OFAC and Customer Information. To ASB’s Knowledge, it is not, and has no reason to believe that any facts or circumstances exist which would cause ASB or its Subsidiaries to be deemed to be, (i) operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law or (ii) not in compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. Except as set forth in Section 5.03(aa) of ASB’s Disclosure Schedule, ASB has no Knowledge of any facts or circumstances that would cause ASB to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause ASB or its Subsidiaries to undertake any material remedial action. The ASB Board or, where appropriate, the board of directors of American Savings Bank, has adopted and implemented an anti-money laundering program that meets the requirements of the Patriot Act and the regulations thereunder, and ASB and its Subsidiaries have complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations promulgated thereunder.

(bb) CRA Compliance. To ASB’s Knowledge, it is not, and has no reason to believe that any facts or circumstances exist which would cause ASB or its Subsidiaries to be deemed to be, operating in violation of the applicable provisions of the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder, and American Savings Bank has received a CRA rating of “satisfactory” or better as a result of its most recent CRA examination. Neither ASB nor American Savings Bank has Knowledge of any fact or circumstance or set of facts or circumstances which could cause ASB or American Savings Bank to receive notice of non-compliance with such provisions or cause the CRA rating of American Savings Bank to fall below “satisfactory.”

(cc) Related Party Transactions. Except for the loans set forth in Section 5.03(cc) of ASB’s Disclosure Schedule, neither ASB nor its Subsidiaries has entered into any transactions with any Affiliate of ASB or its Subsidiaries or any Affiliate of any director or officer of ASB or its Subsidiaries (the “Related Parties”). None of the Related Parties (i) owns, directly or indirectly, any interest in (except not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of ASB or its Subsidiaries; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that ASB or its Subsidiaries uses or the use of which is necessary for conduct of their respective business; (iii) has brought any action against ASB or its Subsidiaries; or (iv) on behalf of ASB or its Subsidiaries, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of ASB or its Subsidiaries is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies). Section 5.03(cc) of ASB’s Disclosure Schedule contains a complete list of all contracts between ASB, its Subsidiaries and any Related Party (the “Related Party Agreements”) entered into on or prior to the Agreement Date or contemplated under this Agreement to be entered into before Closing (other than those contracts entered into after the Agreement Date for which Peoples has given its prior written consent) but excluding contracts regarding and loans disclosed in Section 5.03(v)(v) of ASB’s Disclosure Schedule. American Savings Bank is not party to any transaction with any Related Party on other than arms’-length terms.

(dd) Prohibited Payments. ASB and its Subsidiaries have not, directly or indirectly: (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of ASB or its Subsidiaries for any reason; (iii) (A) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (B) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in the case of (A) or (B) in any manner relates to the assets, business or operations of ASB or its Subsidiaries, which ASB or its Subsidiaries knows, or has reason to believe, has been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

(ee) Fairness Opinion. The ASB Board has received the opinion of Boenning & Scattergood, Inc. to the effect that, as of the Agreement Date, the Aggregate Consideration to be received by the holders of ASB Common Shares in the Merger is fair to the holders of ASB Common Shares from a financial point of view.

(ff) Absence of Undisclosed Liabilities. Neither ASB nor its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on ASB and its Subsidiaries on a consolidated basis, except as disclosed in ASB’s Financial Statements.

(gg) Material Adverse Effect. ASB and its Subsidiaries have not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since June 30, 2017, that has had or would reasonably be expected to have a Material Adverse Effect on ASB or American Savings Bank.

5.04 Representations and Warranties of Peoples. Subject to Section 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, Peoples hereby represents and warrants to ASB that the following are true and correct:

(a) Organization, Standing and Authority.

(i) Peoples is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Peoples is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Peoples is registered as a financial holding company under the BHCA.

(ii) Peoples Bank is an Ohio banking corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Peoples Bank has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capital Structure of Peoples. As of September 30, 2017, the authorized capital stock of Peoples consists of 24,000,000 Peoples Common Shares, of which 18,948,358 shares are outstanding and 50,000 shares of preferred stock, without par value, none of which are outstanding. The outstanding Peoples Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of the Agreement Date, Peoples has reserved the following number of Peoples Common Shares for issuance (i) 456,806 for the Peoples Equity Plan, (ii) 482,938 for its dividend reinvestment plan, (iii) 63,951 for the Peoples Board Deferred Compensation Plan, and (iv) 259,415 for the Peoples’ Employee Stock Purchase Plan. As of September 30, 2017, 703,530 Peoples Common Shares were held in treasury by Peoples.

(c) Subsidiaries.

(i)(A) Section 5.04(c) of Peoples’ Disclosure Schedule contains a list of Peoples’ Subsidiaries; (B) Peoples owns all of the issued and outstanding equity securities of its Subsidiaries; (C) no equity securities of its Subsidiaries are or may become required to be issued (other than to Peoples) by reason of any Right or otherwise; (D) there are no contracts, commitments, understandings or arrangements by which any of Peoples’ Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of such Subsidiaries (other than to Peoples); (E) there are no contracts, commitments, understandings, or arrangements relating to Peoples’ rights to vote or to dispose of such securities; and (F) all of the equity securities of the Subsidiaries held by Peoples are owned by Peoples free and clear of any Liens.

(ii) Except as Previously Disclosed, Peoples does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

(d) Ownership of ASB Common Shares. As of the Agreement Date, Peoples and its Subsidiaries do not beneficially own any of the outstanding ASB Common Shares.

(e) Corporate Power. Each of Peoples and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to the approval of this Agreement and the Merger by applicable Regulatory Authorities, Peoples has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby.

(f) Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate action of Peoples and the Peoples Board prior to the Agreement Date, and no further corporate action or approval by the shareholders of Peoples is required to approve this Agreement and the transactions contemplated hereby. The Agreement to Merge, when executed by Peoples Bank, shall have been approved by the board of directors of Peoples Bank and by Peoples as the sole shareholder of Peoples Bank. This Agreement is a valid and legally binding agreement of Peoples, enforceable against Peoples in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(g) SEC Reports.

(i) Peoples has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.

(ii) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Peoples pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “Peoples’ SEC Reports”) is publicly available. No such SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any Peoples’ SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Peoples’ SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(h) Financial Statements; Material Adverse Effect; Internal Controls.

(i) The financial statements of Peoples and its Subsidiaries included (or incorporated by reference) in Peoples’ SEC filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Peoples and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Peoples and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Peoples and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Ernst & Young LLP has not resigned (or informed Peoples that it intends to resign) or been dismissed as independent public accountants of Peoples as a result of or in connection with any disagreements with Peoples on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii) Neither Peoples nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Peoples included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2016 or (C) in connection with this Agreement and the transactions contemplated hereby.

(iii) Since June 30, 2017, (A) Peoples and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to Peoples or any of its Subsidiaries.

(iv) Peoples and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Peoples in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Peoples’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Peoples required under the Exchange Act with respect to such reports. Peoples has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Peoples’ outside auditors and the audit committee of the Peoples Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Peoples’ ability to accurately record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Peoples’ internal controls over financial reporting. Since December 31, 2016, neither Peoples, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Peoples or its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Peoples or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Peoples or its Subsidiaries has engaged in questionable accounting or auditing practices.

(i) Agreements with Regulatory Authorities. Neither Peoples nor Peoples Bank is subject to any Regulatory Order that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Peoples or Peoples Bank been advised in writing by any Regulatory Authority that it is considering issuing or requesting any Regulatory Order.

(j) Litigation. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples, no litigation, claim or other proceeding before any court or governmental agency is pending against Peoples or Peoples Bank, and, to Peoples’ Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Peoples.

(k) Compliance with Laws. Peoples and each of its Subsidiaries have all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples and, to the Knowledge of Peoples, no suspension or cancellation of any such necessary license, franchise, permit or authorization has been threatened in writing. Peoples and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to Peoples or any of its Subsidiaries.

(l) Deposit Insurance. The deposit accounts of Peoples Bank are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and Peoples Bank has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of Peoples Bank, and Peoples Bank’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of Peoples Bank have been originated and administered in accordance with the terms of the respective governing documents. Neither Peoples nor Peoples Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Peoples Bank.

(m) Absence of Undisclosed Liabilities. Neither Peoples nor any of its Subsidiaries has any liability, whether accrued, absolute, contingent or otherwise that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Peoples and Peoples Bank on a consolidated basis, except as disclosed in the SEC Reports.

(n) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Peoples or any of its Subsidiaries in connection with the execution, delivery or performance by Peoples of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, this Agreement and the Agreement to Merge, as applicable, with the federal and state banking authorities to approve the transactions contemplated by this Agreement; (B) the filing of the certificate of merger with the OSS pursuant to the OGCL; and (C) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Peoples is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to the approvals set forth in Section 7.01(b) and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Peoples or of any of its Subsidiaries or to which Peoples or any of its Subsidiaries or properties is subject or bound; (B) constitute a breach or violation of, or a default under, the Peoples Articles or Peoples Regulations; or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(o) Brokerage and Finder’s Fees. Except for Raymond James & Associates, Inc., neither Peoples nor its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(p) Fairness Opinion. Peoples Board has received the written opinion of Raymond James & Associates, Inc., as of the date hereof, as to the fairness from a financial point of view to Peoples of the Aggregate Consideration to be paid by Peoples in the Merger.

(q) Peoples Common Shares Matters. There are a sufficient number of authorized but unissued Peoples Common Shares to satisfy Peoples’ obligation to issue Peoples Common Shares under this Agreement. The Peoples Common Shares to be issued in the Merger have been duly authorized and, when issued in the Merger, will be (i) validly issued, fully paid and non-assessable, (ii) registered under the Securities Act pursuant to the Registration Statement, and (iii) listed for trading on the NASDAQ Global Select Market.

(r) Takeover Laws. Peoples has taken all action required to be taken by Peoples in order to exempt this Agreement and the transactions contemplated hereby and thereby from, and this Agreement, and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any Takeover Laws; and (ii) any applicable provisions of the Peoples Articles, the Peoples Regulations and/or the governing documents of Peoples Bank.

(s) Sufficient Funds. Peoples has available to it, and will have available to it immediately prior to the Effective Date, all funds necessary to satisfy its obligations hereunder, and Peoples acknowledges that Peoples’ obligations under this Agreement are not subject to any financing contingency.

(t) Tax Matters.

(i)(A) All Tax Returns that were or are required to be filed by or with respect to Peoples and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all respects; (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in Section 5.04(q)(i)(A)) have been paid in full; and (C) no unexpired waivers of statutes of limitation have been given with respect to any Taxes of Peoples or its Subsidiaries. Neither Peoples nor its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in the financial statements of Peoples and its Subsidiaries included (or incorporated by reference) in Peoples’ SEC filings, or that have arisen in the ordinary and usual course of business since September 30, 2017. The accruals and reserves for Taxes reflected in such financial statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of Peoples or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.

(ii) No audit or administrative or judicial proceedings of any Governmental Authority related to Taxes are pending or being conducted with respect to ASB or its Subsidiaries and no such audit or other proceeding has been, to Peoples’ Knowledge, threatened in writing. To Peoples’ Knowledge, no Governmental Authority has asserted or has threatened in writing to assert, against Peoples or its Subsidiaries any deficiency or claim for additional Taxes.

(u) Peoples Information. The information provided in writing by Peoples relating to Peoples and its Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable.

(v) Books and Records. Except for minutes and actions related to the process leading up to this Agreement and the transactions contemplated hereunder, which have not yet been prepared, approved, executed and/or placed in Peoples minute books, (i) the books of account, minute books, stock record books, and other financial and corporate records of Peoples and its Subsidiaries, which have been made available to ASB, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Peoples and its Subsidiaries; and (b) the minute books of Peoples and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Peoples Board and the governing bodies of its Subsidiaries, and committees of the Peoples Board and the governing bodies of its Subsidiaries, and no meeting of any such shareholders, Peoples Board and the governing bodies of its Subsidiaries, or committee has been held for which minutes have been prepared and are not contained in such minute books.

ARTICLE VI

Covenants

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of ASB, American Savings Bank, Peoples, and Peoples Bank shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit the consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby. Each party shall cooperate fully with the other party hereto to that end.

6.02 Shareholder Approval. ASB, in consultation with Peoples, shall take, in accordance with applicable law and the ASB Articles and the ASB Regulations, all actions necessary to convene an appropriate meeting of its shareholders as soon as practicable after the Registration Statement relating to this transaction has been declared effective by the SEC and under all applicable state securities laws, to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by the ASB shareholders for consummation of the Parent Merger (including any adjournment or postponement, the “ASB Meeting”). The ASB Board shall inform the shareholders of ASB in the Proxy

Statement/Prospectus that all ASB directors executed the Voting Agreement, substantially in the form attached to this Agreement as Exhibit A, evidencing their intent to vote all ASB Common Shares which they own of record in favor of approving this Agreement and any other necessary documents or actions. ASB’s Board of Directors will recommend approval of this Agreement to the other shareholders of ASB, subject to its fiduciary obligations.

6.03 Registration Statement; Proxy Statement/Prospectus.

(a) Peoples will promptly prepare and file a Registration Statement with the SEC to register a sufficient number of shares of Peoples Common Shares which the shareholders of ASB will receive pursuant to Section 3.01 at the Effective Time. Peoples will use its best efforts to cause such Registration Statement to become effective. Peoples and ASB agree that none of the information supplied or to be supplied by each of them for inclusion or incorporation by reference in (i) the Registration Statement, including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof, will, at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the ASB shareholders and at the time of the ASB Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Peoples and ASB each agree to use commercially reasonable best efforts and to cooperate with the other party in all reasonable respects to prepare the Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to the ASB shareholders.

(c) If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

6.04 Press Releases. Upon the Agreement Date, Peoples and ASB shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of Peoples and ASB. Neither Peoples nor ASB will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required to be made by applicable law or regulation before such consent can be obtained.

6.05 Access; Information.

(a) ASB shall afford, upon reasonable notice and subject to applicable laws relating to the exchange of information, Peoples and its Representatives, reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and such other information as Peoples may reasonably request and, during such period and subject to applicable laws regarding the disclosure and use of Information, ASB (i) shall promptly furnish to Peoples a copy of each material report, schedule and other document filed by it or American Savings Bank pursuant to federal or state securities or banking laws, to the extent permitted by applicable law and regulations; and (ii) shall grant access to all other information concerning the business, properties and personnel of ASB and American Savings Bank as Peoples may reasonably request. ASB shall invite two Representatives of Peoples, as selected by Peoples from time to time, to attend, solely as observers, all meetings of the ASB Board and the American Savings Bank board of directors (and all committees of such boards) after the Agreement Date; provided, however, that in no event shall such Peoples Representatives be invited to or permitted to attend any executive session of ASB’s or American Savings Bank’s boards or any meeting at which this Agreement or the transactions contemplated hereof are being discussed, any meeting at which ASB reasonably determines that such attendance is inconsistent with the fiduciary obligations, guidance of the applicable Governmental Authorities or confidentiality requirements of the ASB Board or American Savings Bank board, as applicable.

(b) Neither ASB nor Peoples will, nor shall either parties’ Representatives, use any information obtained pursuant to this Section 6.05, as well as any other information obtained prior to the Agreement Date in connection with the entering into of this Agreement, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All such information will be subject to the confidentiality provisions of Section 6.16.

(c) In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(d) During the period from the Agreement Date to the Effective Time, ASB shall deliver to Peoples (i) the monthly and quarterly unaudited consolidated financial statements of ASB prepared for its internal use and (ii) the report of condition and income of American Savings Bank and its Subsidiaries for each quarterly period completed prior to the Effective Date, promptly as the same shall become available.

6.06 Acquisition Proposals. ASB shall not, and shall cause its Subsidiaries and their respective Representatives, not to, directly or indirectly, continue or otherwise maintain, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any Competing Proposal, or enter into or maintain discussions or negotiate with any Person in furtherance of or relating to such inquiries or to obtain a Competing Proposal, or agree to or endorse any Competing Proposal, or authorize or permit any Representative of ASB or its Subsidiaries to take any such action, and ASB shall use its reasonable best efforts to cause the Representatives of ASB not to take any such action, and ASB shall promptly notify Peoples if any such inquiries or proposals are made regarding a Competing

Proposal, and ASB shall keep Peoples informed, on a current basis, of the status and terms of any such proposals; provided, however, that prior to the ASB Shareholder Adoption, nothing contained in this Section shall prohibit ASB from, in connection with a Superior Competing Transaction, furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide proposal to acquire ASB and/or American Savings Bank pursuant to a merger, consolidation, share exchange, business combination or other similar transaction if, and only to the extent that, (A) the ASB Board, after consultation with and based upon the advice of legal counsel, determines in good faith that such action is reasonably required for the ASB Board to comply with its fiduciary duties to shareholders imposed by OGCL, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, ASB provides written notice to Peoples to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, (C) prior to furnishing such information to such Person, ASB receives from such Person an executed confidentiality agreement with terms no less favorable to ASB than those governing confidentiality between Peoples and ASB, and (D) ASB keeps Peoples informed, on a current basis, of the status and details of any such discussions or negotiations.

6.07 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to be subject to requirements imposed by the Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreement and the transactions contemplated by this Agreement from, or if necessary, challenge the validity or applicability of, the Takeover Laws, as now or hereafter in effect.

6.08 Certain Policies. Before the Effective Time, ASB shall, upon the request of Peoples, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of Peoples and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that ASB shall not be obligated to take any such action pursuant to this Section 6.08 unless and until Peoples (A) acknowledges that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)), (B) certifies to ASB that Peoples’ representations and warranties, subject to Section 5.01, are true and correct as of such date, and (C) certifies to ASB that Peoples is otherwise in material compliance with this Agreement; provided further, however, that ASB shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be inconsistent with GAAP. ASB’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08. Further, any modifications, changes or reserves made, omitted or taken by ASB pursuant to this Section 6.08 shall not impact the calculation of any payments due, or whether any accompanying thresholds or targets have been satisfied, under any of the ASB Compensation and Benefit Plans.

6.09 Regulatory Applications.

(a) Peoples and ASB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow Peoples to prepare, submit and file all applications and/or requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section, each of the parties hereto agrees to act reasonably and as promptly as practicable. Peoples agrees that it will consult with ASB with respect to the obtaining of all consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep ASB apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. ASB shall have the right to review in advance, subject to applicable laws relating to the exchange of Information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, neither ASB nor American Savings Bank shall have any right to review or inspect any proprietary information submitted by Peoples to any Regulatory Authority with a request for confidential treatment, including, but not limited to, any business plan and/or financial data or analysis prepared by Peoples in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.

(b) ASB agrees, upon request, to furnish Peoples with all information concerning itself, American Savings Bank, and each of their respective directors, officers, shareholders, employees, Subsidiaries and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of Peoples or any of its Subsidiaries to any Regulatory Authority.

6.10 Employment Matters; Employee Benefits.

(a) General. It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give any ASB or American Savings Bank employees any rights other than as employees at will under applicable law, and ASB and American Savings Bank employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of ASB or American Savings Bank who become employees of Peoples as a result of the Merger shall participate in either ASB’s Compensation and Benefit Plans (for so long as Peoples determines necessary or appropriate) or in the employee benefit plans sponsored by Peoples for Peoples’ employees. Peoples shall use commercially reasonable efforts to provide credit to such employees for their years of service with ASB or American Savings Bank for participation and vesting purposes under Peoples’ applicable employee benefit plans, to the extent such plans permit, including credit for years of service and seniority under vacation and sick pay plans and programs, but subject to other terms of such plans. In addition, to the extent ASB or American Savings Bank employees participate in Peoples’ group health plan instead of continued participation in ASB’s group health plan, Peoples agrees to waive all restrictions and limitations for pre-existing conditions under Peoples’ group health plan and provide each such employee and their eligible dependents with credit for any deductibles paid prior to the Effective Time under ASB’s group health plan (to the same extent that such credit was given under such plan prior to the Effective Time) in satisfying any applicable deductible or maximum out-of-pocket requirements under any Peoples’ group health plan.

(b) Employee Severance. Subject to any applicable regulatory restrictions:

(i) Peoples shall pay to each employee of ASB or American Savings Bank who (A) is not subject to an existing contract providing for severance and/or a change in control payment, (B) is an employee of ASB or American Savings Bank immediately before the Effective Time, (C) has been an employee of ASB or American Savings Bank for at least six months prior to the Effective Time, and (D) is not offered continued employment in a similar position by Peoples or any of its Subsidiaries for at least six months after the Effective Time, a severance amount equal to two weeks’ base pay multiplied by the number of whole years of service of such employee with ASB or American Savings Bank, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay; and provided further, that the base pay for any hourly employee shall be determined based on such employee’s rate of pay at the Effective Time and the average hours worked by such employee over the 12 months preceding the Effective Time, or such shorter period of time that such employee was employed by ASB or American Savings Bank. Such severance pay shall be paid in a lump sum within 30 days following the termination of such employee, provided, that such employee has not been terminated for cause. For any employee of ASB or American Savings Bank participating in ASB or American Savings Bank’s group health program at the Effective Time who is entitled to a severance payment, the employee will be able to purchase health insurance coverage at the full premium rate for the entire COBRA period.

(ii) In exchange for the severance pay described in Subsection (i), terminated employees will be required to execute a final and binding general release in which such employee releases and waives any and all claims the employee may have against Peoples and its Affiliates.

(iii) With regard to the employment, severance and change in control agreements listed in Section 6.10(b)(iii) of ASB’s Disclosure Schedule, Peoples will pay to each employee identified on such schedule the amount set forth beside his or her name in a single lump sum payment within five (5) business days after the Effective Date and otherwise in accordance with the terms and conditions of such agreements. Notwithstanding the prior sentence, the parties acknowledge and agree that such agreements shall remain in full force and effect until terminated in accordance with their terms.

(c) ASB ESOP & 401(k) Plan. Prior to the Effective Date, but after the receipt of the last to be obtained of either the ASB Shareholder Adoption or the regulatory approvals required by Section 7.01(b) of this Agreement, the ASB Board shall adopt a resolution approving the termination of its ASB Financial Corp. Employee Stock Ownership Plan & 401(k) Plan (the “ASB ESOP & 401(k) Plan”) effective as of a date immediately preceding the Effective Date, conditioned upon the closing of the transactions contemplated by this Agreement. In addition, the ASB Board shall approve the adoption of any amendments to the ASB ESOP & 401(k) Plan sufficient to terminate the ASB ESOP & 401(k) Plan immediately preceding the Effective Date and to provide for distributions in cash to plan participants. Following the Effective Date, Peoples, as the successor in interest to ASB, shall begin the process of (i) requesting from the IRS a determination that the termination of the ASB ESOP & 401(k) Plan is in compliance with Section 401(a) of the Code (the “Determination Letter”) and (ii) facilitating the distribution, transfer, or merging of benefits under the ASB ESOP & 401(k) Plan. Peoples agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the ASB ESOP & 401(k) Plan to the Peoples 401(k) plan for employees of ASB and American Savings Bank who continue as employees of Peoples or its Subsidiaries after the Effective Time, subject to the provisions of the Peoples 401(k) Plan.

(d) Paid Time Off. Each ASB or American Savings Bank employee will receive a lump sum cash payment within 10 days after the earlier of such employee’s termination of employment or the Effective Date, equal to the product of (i) such employee’s hourly rate of pay on the Effective Date, multiplied by (ii) the difference between (A) the number of hours of accrued and unused paid-time-off and vacation for such employee as of that date, and (B) for any such employee who continues to be employed by Peoples after the Effective Date, the number of hours of paid-time-off and vacation such employee would be credited with under Peoples’ plans.

6.11 Notification of Certain Matters. Each party shall give prompt notice to the other of any fact, event or circumstance known to the disclosing party that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to the disclosing party or any of its Subsidiaries, (ii) would cause or constitute a material breach of any of the disclosing party’s representations, warranties, covenants or agreements contained herein, or (iii) is necessary to provide material updates or corrections to disclosures set forth in the party’s Disclosure Schedule or to information provided pursuant to a specific requirement of this Agreement.

6.12 No Breaches of Representations and Warranties. Between the Agreement Date and the Effective Time, without the written consent of Peoples, ASB will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V to become untrue or incorrect in any material respect. Between the Agreement Date and the Effective Time, without the written consent of ASB, Peoples will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V to become untrue or incorrect in any material respect.

6.13 Consents. ASB and Peoples shall each use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.14 Insurance Coverage. ASB shall cause the policies of insurance listed in ASB’s Disclosure Schedule to remain in effect between the Agreement Date and the Effective Date.

6.15 Correction of Information. ASB and Peoples shall each promptly correct and supplement any information furnished by it under this Agreement so that such information shall be correct and complete at all times, and shall include all facts necessary to make such information correct and complete at all times.

6.16 Confidentiality. Except for the use of information in connection with the Proxy Statement/Prospectus described in Section 6.03 and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of ASB and Peoples pursuant to the terms of this Agreement (i) shall be kept in strictest confidence, (ii) shall not be disclosed directly or indirectly except when, after and to the extent such Information (A) is or becomes generally available to the public other than through the failure of ASB or Peoples to fulfill its obligations hereunder, (B) is demonstrated as already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (C) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information, and (iii) not used for any purpose other than a mutually acceptable transaction contemplated hereby; provided that, subsequent to the mailing of the Proxy Statement/Prospectus to the shareholders of each party, this Section 6.16 shall not apply to Information included in the Proxy Statement/Prospectus to be sent to the shareholders of each party under Section 6.03. In the event the transactions contemplated by this Agreement are not consummated, ASB and Peoples agree to promptly return all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other and promptly destroy all electronic copies of such Information, provided no litigation preservation obligation exists and prevents destruction. In that case, Information shall be preserved until the preservation obligation ceases.

6.17 Regulatory Matters. Peoples, ASB and each of their Subsidiaries shall use its reasonable best efforts to remediate to the satisfaction of such Regulatory Authority (i) any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by ASB or its Subsidiaries with any Regulatory Authority; (ii) any commitment letter, board resolution or similar submission by ASB or its Subsidiaries to any Regulatory Authority; or (iii) any supervisory letter from any Regulatory Authority to ASB or its Subsidiaries.

6.18 Indemnification.

(a) For a period of six years after the Effective Time, Peoples shall indemnify each Person who served as a director or officer of ASB on or after the Agreement Date and before the Effective Time, to the fullest extent provided by the ASB Articles and the ASB Regulations, from and against all expenses, including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of ASB; provided, however, that any such indemnification by Peoples shall be subject to compliance with the provisions of applicable state and federal laws, but any such compliance shall not prevent or limit any indemnification available under the terms of the D&O Policy, subject to the specific terms of such D&O Policy.

(b) Before the Effective Time, ASB shall purchase a policy of directors’ and officers’ and company liability insurance (the “D&O Policy”) to be effective for a period of six years following the Effective Date, on terms no less advantageous than those contained in ASB’s existing directors’ and officers’ and company liability insurance policy; provided, however, that the premium on the D&O Policy shall not exceed 150% of the annual premium currently paid by ASB for similar insurance coverage; provided, further, that if a D&O Policy for a period of six years on terms no less advantageous than those contained in ASB’s existing policy cannot be obtained at a premium not in excess of 150% of ASB’s current annual premium, then ASB shall purchase a D&O Policy for a shorter period of years and/or on such lesser terms as determined by ASB.

6.19 Environmental Assessments. ASB hereby agrees to permit Peoples to engage, in Peoples’ discretion and at Peoples’ expense, a qualified consultant, mutually agreeable to ASB and Peoples, to conduct a Phase I of each parcel of real estate owned by ASB or its Subsidiaries, including real estate acquired by American Savings Bank or its Subsidiaries upon foreclosure.

6.20 Advisory Board. At the Effective Time and for a period of one year thereafter, Peoples shall establish and maintain an advisory board to Peoples Bank to be comprised of all of the directors of ASB at the Effective Time who desire to participate on such advisory board. The advisory board shall meet every other month during such one-year period for the purpose of advising Peoples Bank on client relations and post-acquisition transition matters. The compensation of the members of the advisory board shall be $500 per member per meeting.

6.21 NASDAQ Listing. Peoples shall cause the Peoples Common Shares to be issued in the Merger to be approved for listing on The NASDAQ Global Select Market® as of the Effective Time.

6.22 Tax Treatment. Each of Peoples and ASB agrees not to take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and each of Peoples and ASB agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of past actions which would adversely impact the ability of the Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code. Officers of Peoples and ASB shall execute and deliver to Vorys, Sater, Seymour and Pease LLP, as tax counsel to ASB, tax representation letters (the “Tax Representation Letters”) substantially in such form agreed to by the parties at such time as may be reasonably requested by Vorys, Sater, Seymour and Pease LLP in connection with their delivery of its opinion pursuant to Sections 7.02(e) of this Agreement.

ARTICLE VII

Conditions to Consummation of the Merger; Closing

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Peoples and ASB to consummate the Merger is subject to the fulfillment or written waiver by Peoples and ASB prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. The ASB Shareholder Adoption shall have been duly obtained.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the Peoples Board reasonably determines would, either before or after the Effective Time, have a Material Adverse Effect on Peoples and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the Peoples Board reasonably determines would, either before or after the Effective Time, be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to ASB and/or its Subsidiaries, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on Peoples and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order, and the issuance of the Peoples Common shares pursuant to the Merger shall have been qualified in every state where such qualification is required under applicable state securities laws.

7.02 Conditions to Obligation of ASB. The obligation of ASB to consummate the Merger is also subject to the fulfillment or written waiver by ASB prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Peoples set forth in this Agreement shall not be in breach, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall not be in breach as of such specified date), and ASB shall have received a certificate, dated the Effective Date, signed on behalf of Peoples, by the chief executive officer of Peoples to such effect.

(b) Performance of Obligations of Peoples. Peoples shall have performed in all material respects all obligations required to be performed by Peoples under this Agreement at or prior to the Effective Time, and ASB shall have received a certificate, dated as of the Effective Date, signed on behalf of Peoples by the chief executive officer of Peoples to such effect.

(c) Listing of Peoples Common Shares. The Peoples Common Shares to be issued in the Merger shall have been authorized for listing on The NASDAQ Global Select Market®.

(d) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Peoples.

(e) Federal Tax Opinion. ASB shall have received the opinion of Vorys, Sater, Seymour and Pease LLP, in form and substance reasonably satisfactory to ASB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall require and rely upon, and ASB and Peoples shall supply, the Tax Representation Letters.

7.03 Conditions to Obligation of Peoples. The obligation of Peoples to consummate the Merger is also subject to the fulfillment or written waiver by Peoples prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of ASB set forth in this Agreement shall not be in breach, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall not be in breach as of such specified date) and Peoples shall have received a certificate, dated the Effective Date, signed on behalf of ASB, by the chief executive officer of ASB to such effect.

(b) Performance of Obligations of ASB. ASB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Peoples shall have received a certificate, dated as of the Effective Date, signed on behalf of ASB by the chief executive officer of ASB to such effect.

(c) Consents. ASB shall have obtained the consent or approval of each person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.

(d) FIRPTA Certification. Peoples shall have received a statement executed on behalf of ASB, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) and complying with Treasury Regulations Section 1.897-2(h) in a form reasonably acceptable to Peoples certifying that the ASB Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.

(e) Dissenting Shares. The holders of not more than 10% of the outstanding ASB Common Shares shall have perfected their dissenters’ rights under Section 1701.84 of the OGCL in connection with the transactions contemplated by this Agreement.

(f) Real Estate. There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any Government Authority with respect to any real estate owned by ASB or its Subsidiaries, including real estate acquired in connection with foreclosure. Either (i) the results of each Phase I as reported shall be reasonably satisfactory to Peoples or (ii) any violation or potential violation of the representations and warranties contained in Section 5.03(p) disclosed in any Phase I report shall have been remedied by ASB or its Subsidiaries to the reasonable satisfaction of Peoples.

(g) D&O Policy. ASB shall have procured the D&O Policy in accordance with the terms and subject to the conditions of Section 6.18(b).

(h) Subsidiary Divestitures. The Subsidiary Divestitures shall have been completed.

(i) No Material Adverse Effect. From the Agreement Date, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on ASB or its Subsidiaries.

7.04 Closing. Subject to the provisions of Article VII, the consummation of the transactions contemplated by this Agreement shall be held at the offices of Dinsmore & Shohl LLP in Columbus, Ohio, or such other place as the parties may mutually agree, on the Effective Date.

ARTICLE VIII

Termination

8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) At any time prior to the Effective Time, by the mutual written consent of Peoples and ASB, if the board of directors of each so determines by vote of a majority of the members of its board.

(b) At any time prior to the Effective Time, by Peoples or ASB upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its board, in the event of either (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; provided, however, that such breach (whether under subsection (i) or (ii)) would be reasonably likely, individually or in the aggregate with all other breaches, in the reasonable opinion of the non-breaching party, to result in a Material Adverse Effect.

(c) At any time prior to the Effective Time, by Peoples or ASB upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its board, in the event that the Parent Merger is not consummated by September 30, 2018, except to the extent that the failure of the Parent Merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) By Peoples or ASB upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied, (ii) the ASB Shareholder Adoption is not obtained at the ASB Meeting or (iii) Peoples or ASB has been advised that the SEC will not declare the Registration Statement to be effective.

(e) By either Peoples or ASB, if ASB has complied with Section 6.06, and ASB has given written notice to Peoples that ASB desires to enter into a Superior Competing Transaction subject to termination of this Agreement in accordance with its terms, or that the ASB Board has determined to change its recommendation in favor of the transactions contemplated hereby; provided, however, that such termination under this Section 8.01(e) shall not be effective unless and until ASB shall have complied with breakup fee provisions of Section 9.05, but shall be effective immediately upon compliance therewith.

(f) By written notice of ASB to Peoples if, and only if, both of the following conditions are satisfied at any time during the five-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:

(i) the Peoples Market Value on the Determination Date is less than the Peoples Market Price multiplied by 0.80; and

(ii) the number obtained by dividing the Peoples Market Value on the Determination Date by the Peoples Market Price shall be less than the Index Ratio minus 0.20;

subject, however, to the following three sentences: If ASB elects to exercise its termination right pursuant to this Section 8.01(f), it shall give prompt written notice thereof to Peoples. During the five business day period commencing with Peoples’ receipt of such notice, Peoples shall have the option to increase the Exchange Ratio to equal a quotient, the numerator of which is equal to the product of the Peoples Market Price, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20 and the denominator of which is equal to the Peoples Market Value on the Determination Date. If within such five business day period, Peoples delivers written notice to ASB that it intends to proceed with the Parent Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies ASB of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(f), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(f), the following terms shall have the meanings indicated below:

“Determination Date” shall mean any date following the first date on which all regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) and prior to the Effective Date.

“Final Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date.

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means $3,974.02, the closing value of the Index on October 20, 2017.

“Peoples Market Price” shall mean the volume average weighted closing sale price of a Peoples Common Share on The NASDAQ Global Select Market® during the 20 consecutive trading days immediately preceding the date of this Agreement.

“Peoples Market Value” means, as of any specified date, the average of the volume weighted daily closing sales prices of a share of Peoples Common Shares as reported on The NASDAQ Global Select Market® for the ten consecutive trading days immediately preceding such specified date.

8.02 Effect of Termination and Abandonment; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, none of the representations, warranties, covenants or agreements of the parties herein shall survive such termination, and no party to this Agreement shall have any liability or further obligation to any other party hereunder, except (i) as set forth in Sections 6.04, 6.16 and 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the non-breaching party is entitled by law or in equity.

ARTICLE IX

Miscellaneous

9.01 Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements in Section 6.10, 6.18 and 6.20 and this Article IX, which shall survive the Effective Time.

9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement; provided, however, that after the ASB Meeting, this Agreement may not be amended if it would void the approval of this Agreement under the OGCL.

9.03 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall constitute an original, but all of which together shall constitute but one instrument. Signatures transmitted by facsimile or electronic transmission (such as an email of a .pdf or scanned signature) shall have the same effect as original signatures.

9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within the State of Ohio.

9.05 Expenses; Breakup Fee. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. In the event that this Agreement is terminated pursuant to Section 8.01(e), ASB shall pay Peoples a breakup fee of $1,500,000. In the event that ASB owes the breakup fee to Peoples pursuant to this Section 9.05, then the payment of such amount shall be the sole and exclusive remedy for those termination events and any other breaches hereof, and shall constitute liquidated damages and neither Peoples nor any of its Subsidiaries will have any other rights or claims against ASB or any of its Subsidiaries, or their respective affiliates, officers, directors, agents, representatives, advisors, attorneys and financial advisors under this Agreement

9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to ASB, to:	ASB Financial Corp. 503 Chillicothe Street Portsmouth, Ohio 45662 Attention: John J. Kuntz, President & CEO

With a copy to:	Vorys, Sater, Seymour and Pease LLP 301 East Fourth Street Suite 3500, Great American Tower Cincinnati, Ohio 45201 Attention: Jason L. Hodges

If to Peoples, to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: Charles W. Sulerzyski, President & CEO

With a copy to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: M. Ryan Kirkham, General Counsel

9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Voting Agreement, the Agreement to Merge, and any separate agreement entered into by the parties in connection with this Agreement and on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Voting Agreement or any such separate agreement), including superseding that certain letter of intent between Peoples and ASB dated October 9, 2017. Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.10 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

AGREEMENT AND PLAN OF MERGER

Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ASB FINANCIAL CORP.

By:	/s/ John J. Kuntz
John J. Kuntz, President & CEO

PEOPLES BANCORP INC.

By:	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski, President & CEO

EXHIBIT A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of October 23, 2017, by and among Peoples Bancorp Inc., a financial holding company incorporated under Ohio law (“Peoples”), ASB Financial Corp., a savings and loan holding company incorporated under Ohio law (“ASB”), and the undersigned shareholders of ASB (collectively, the “Shareholders”).

WHEREAS, the Shareholders collectively own [_________] shares of common stock, no par value, of ASB Financial Corp., a savings and loan holding company incorporated under Ohio law (“ASB”), (such common shares, together with all shares of ASB stock which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, but excluding for all purposes any such shares held in a fiduciary capacity, shall be referred to herein as the “Shares”);

WHEREAS, Peoples and ASB propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that ASB will merge with and into Peoples pursuant to the Parent Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and

WHEREAS, Peoples and ASB have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

Voting of Shares

1.1 Voting Agreement. Each Shareholder, individually and not jointly, hereby agrees that, during the time this Agreement is in effect, at any meeting of the shareholders of ASB, however called, and in any action by consent of the shareholders of ASB, such Shareholder shall vote such Shareholder’s Shares (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between ASB or any of its Subsidiaries and any person or entity other than Peoples or any of its Subsidiaries. The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a director of ASB or American Savings Bank with respect to any matter.

ARTICLE 2

Representations and Warranties

Each of the Shareholders, individually and not jointly, hereby represents and warrants to Peoples as follows:

2.1 Authority Relative to this Agreement. Such Shareholder has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

2.2 No Conflict.

(a) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by him, her or it will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to him, her or it or by which the Shares are bound or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held by him, her or it pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any Shares held by him, her or it are bound, except for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement.

(b) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by him, her or it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

2.3 Title to the Shares. Each of the Shareholder is the owner of the number and class of Shares as specified on Annex I hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Annex I. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Annex I.

ARTICLE 3

Additional Covenants

3.1 Transfer of the Shares. Each Shareholder hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of Peoples, sell, pledge, transfer, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.

ARTICLE 4

Miscellaneous

4.1 Termination. This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger or (ii) the date of termination of the Merger Agreement for any reason.

4.2 Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that Peoples shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

4.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by Peoples and the Shareholder affected by such amendment.

4.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

4.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

4.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

4.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.10 Transfers, Successors and Assigns.

(a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Each transferee or assignee of the Shares subject to this Agreement shall continue to be subject to the terms hereof and, as a condition to the recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee’s signature appeared on the signature page of this Agreement. By execution of this Agreement or any Adoption Agreement, each of the parties appoints ASB as its attorney in fact for the purpose of executing any Adoption Agreement that may be required to be delivered under the terms of this Agreement.

[Remainder of page intentionally blank. Signatures follow.]

VOTING AGREEMENT

Signature Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS	PEOPLES BANCORP INC.

By:
Robert L. Bollin		Charles W. Sulerzyski, President & CEO

John J. Kuntz Christopher H. Lute Richard W. Morgan Robert M. Smith Jack A. Stephenson

ANNEX I

Shareholder	Address and Email	Number of Shares

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Voting Agreement dated as of October 23, 2017 (the “Agreement”) by and among Peoples Bancorp Inc., ASB Financial Corp. and certain of ASB Financial Corp. shareholders. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.1 Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of ASB (the “Shares”) subject to the terms and conditions of the Agreement.

1.2 Agreement. Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee was originally a party thereto, and (iii) agrees that Transferee shall be deemed a “Shareholder” under the Agreement.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

EXECUTED AND DATED this         day of                , 20        .

TRANSFEREE

By:
Name:
Title:

Address:

Fax:

ANNEX B

Dissenters’ Rights Under Section 1701.85 of the Ohio General Corporation Law

1701.85 Dissenting shareholders – compliance with section – fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than 20 days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than 20 days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within 20 days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within 15 days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within 20 days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within 30 days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders ;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

ANNEX C

October 23, 2017

Board of Directors

ASB Financial Corp.

503 Chillicothe Street

Portsmouth, OH 45662

Dear Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (as defined below) to be received by the holders of shares of issued and outstanding common stock, no par value (the “Company Common Shares”), of ASB Financial Corp., an Ohio corporation (“ASB”), in connection with the proposed merger (“Merger”) of ASB with and into Peoples Bancorp Inc., an Ohio corporation (“Peoples”), with Peoples surviving the Merger, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of October 23, 2017 (the “Merger Agreement”). As detailed in the Merger Agreement, each Company Common Share, issued and outstanding immediately prior to the effective time of the Merger, will be converted into, at the election of the holder thereof (subject to the cash/stock aggregate consideration provisions of the Merger Agreement), the right to receive $20.00 in cash or 0.5920 shares of Peoples common stock, no par value (the “Merger Consideration”).

In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of each of ASB and Peoples and reviewed certain internal financial analyses prepared by the respective management teams of ASB and Peoples, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock performance and trading history of ASB and Peoples, (iv) studied and analyzed the consolidated financial and operating data of ASB and Peoples, (v) reviewed the pro forma financial impact of the Merger on Peoples, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the respective management teams of ASB and Peoples, (vi) considered the financial terms of the Merger as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions, (vii) met and communicated with certain members of each of ASB’s and Peoples’ senior management to discuss their respective operations, historical financial statements and future prospects, and (viii) conducted such other analyses and considered such other factors as we deemed appropriate.

Board of Directors

ASB Financial Corp.

October 23, 2017

Our opinion is given in reliance on information and representations made or given by ASB and Peoples, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by each of ASB and Peoples, including, without limitation, financial statements, financial projections and stock price data, as well as certain other information from recognized independent sources. We have not independently verified the information or data concerning ASB or Peoples nor any other data we considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have assumed that all forecasts and projections provided to us have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the respective management teams of ASB and Peoples as to their most likely future financial performance. We express no opinion as to any financial projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any assets or liabilities of Peoples or ASB, nor have any such valuations or appraisals been provided to us. Additionally, we assume that the Merger is, in all respects, lawful under applicable law.

With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of ASB and Peoples, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and good faith judgments of the respective management teams of ASB and Peoples as to their most likely future performance. We have further relied on the assurances of the respective management teams of ASB and Peoples that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowance for loan losses indicated on the balance sheet of each of ASB and Peoples is adequate to cover such losses; we have not reviewed loans or credit files of ASB or Peoples. We have assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements will not be waived. We have assumed that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Merger, including, without limitation, the cost savings and related expenses expected to result from the Merger.

Our opinion is based upon information provided to us by the respective management teams of ASB and Peoples, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and accordingly, it speaks to no other period. We have not undertaken to reaffirm or revise this opinion or otherwise comment on events occurring after the date hereof and do not have an obligation to update, revise or reaffirm our opinion. Our opinion does not address the relative merits of the Merger or the other business strategies or transactions that ASB’s Board of Directors has considered or may be considering, nor does it address the underlying business decision of ASB’s Board of Directors to proceed with the Merger. We are expressing no opinion as to the prices at which Peoples’ securities may trade at any time. Nothing in our opinion is to be construed as constituting tax advice

Board of Directors

ASB Financial Corp.

October 23, 2017

or a recommendation to take any particular tax position, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Peoples has obtained such advice as it deemed necessary from qualified professionals. Our opinion is for the information of ASB’s Board of Directors in connection with its evaluation of the Merger and does not constitute a recommendation to the Board of Directors of ASB in connection with the Merger or a recommendation to any shareholder of ASB as to how such shareholder should vote or act with respect to the Merger. This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood, Inc.’s part to any party or person. This opinion is directed solely to ASB’s Board of Directors and is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that, if required by applicable law, this opinion may be referenced and included in its entirety in any filing made by Peoples in respect to the Merger with the Securities and Exchange Commission; provided, however, any description of or reference to our opinion or to Boenning & Scattergood, Inc. be in a form reasonably acceptable to us and our counsel. We shall have no responsibility for the form or content of any such disclosure, other than the opinion itself.

Boenning & Scattergood, Inc. (“Boenning”), as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of transactions, including, without limitation, mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Peoples, ASB, and their respective affiliates. In the ordinary course of business, we may also actively trade the securities of ASB and Peoples for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

We are acting as ASB’s financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Merger. ASB has also agreed to indemnify us against certain liabilities that may arise out of our engagement. Boenning has not had any material relationship with Peoples during the past two years in which compensation was received or was intended to be received. Boenning advised and received compensation from ASB in 2015 relating to the evaluation of an acquisition opportunity, although no transaction was consummated at that time. Boenning has otherwise provided no investment banking services to ASB during the past two years in which compensation was received or was intended to be received. Boenning may provide services to Peoples in the future (and to ASB if the Merger is not consummated), although as of the date of this opinion, there is no agreement to do so nor any mutual understanding that such services are contemplated.

Boenning was engaged in July 2013 by ASB to serve as placement agent for a private placement of common stock. The offering ultimately closed on December 27, 2013 and Boenning was paid a commission for its role.

Board of Directors

ASB Financial Corp.

October 23, 2017

Certain employees of Boenning purchased shares in this offering. The aggregate number of such shares is well under 1% of ASB’s outstanding shares. The value of the shares is not material to the net worth of the employees, and we do not believe that such ownership has any bearing on our representation of the ASB or on our fairness opinion.

This opinion has been approved by Boenning’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any of the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of Company Common Shares in the Merger.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Sincerely,

Boenning & Scattergood, Inc.

Part II

Information Not Required In Prospectus

Item 20.	Indemnification of Directors and Officers.

(a) Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6) The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

(b) Regulations of Peoples

The Regulations of Peoples contains the following provisions with respect to the indemnification of directors and officers:

Article Five – Indemnification and Insurance

Section 5.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

Section 5.02. Court-Approved Indemnification. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

(A) the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

(B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

Section 5.03. Indemnification for Expenses. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him in connection therewith.

Section 5.04. Determination Required. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Washington County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time [including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04]; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

Section 5.05. Advances for Expenses. Expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) incurred in defending any action, suit or proceeding referred to in Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

(A) if it shall ultimately be determined as provided in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

(B) if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

Section 5.06. Article Five Not Exclusive. The indemnification provided by this Article Five shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 5.07. Insurance. The corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

Section 5.08. Certain Definitions. For purposes of this Article Five, and as examples and not by way of limitation:

(A) A person claiming indemnification under this Article Five shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

(B) References to an “other enterprise” shall include employee benefit plans; references to a “fine” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” within the meaning of that term as used in this Article Five.

Section 5.09. Venue. Any action, suit or proceeding to determine a claim for indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Washington County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Washington County, Ohio in any such action, suit or proceeding.

(c)	Insurance

Peoples maintains insurance policies under which directors and officers of Peoples are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of Peoples.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

See Index to Exhibits below.

(b)	Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under related instructions or are inapplicable and, therefore, have been omitted.

Item 22.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)	That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus which forms a part of the registration statement pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

INDEX TO EXHIBITS

Exhibit Number	Description	Exhibit Location

2.1	Agreement and Plan of Merger, dated as of October 23, 2017, by and between Peoples Bancorp Inc. and ASB Financial Corp.	Included as Annex A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4

3.1(a)	Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on May 3, 1993)	Incorporated herein by reference to Exhibit 3(a) to the Registration Statement on Form 8-B of Peoples filed July 20, 1993 (File No. 000-16772)

3.1(b)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 22, 1994)	Incorporated herein by reference to Exhibit 3.1(b) to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 (File No. 000-16772) (“Peoples’ September 30, 2017 10-Q”)

3.1(c)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 9, 1996)	Incorporated herein by reference to Exhibit 3.1(c) to Peoples’ September 30, 2017 10-Q

3.1(d)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 23, 2003)	Incorporated herein by reference to Exhibit 3(a) to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003 (File No. 000-16772) (“Peoples’ March 31, 2003 Form 10-Q”)

3.1(e)	Certificate of Amendment by Shareholders to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on January 22, 2009)	Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on January 23, 2009 (File No. 000-16772)

3.1(f)	Certificate of Amendment by Directors to Articles filed with the Ohio Secretary of State on January 28, 2009, evidencing adoption of amendments by the Board of Directors of Peoples Bancorp Inc. to Article FOURTH of Amended Articles of Incorporation to establish express terms of Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value, of Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on February 2, 2009 (File No. 000-16772)

3.1(g)	Amended Articles of Incorporation of Peoples Bancorp Inc. (reflecting all amendments) [For SEC reporting compliance purposes only – not filed with Ohio Secretary of State]	Incorporated herein by reference to Exhibit 3.1(g) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (File No. 000-16772) (“Peoples’ 2008 Form 10-K”)

3.2(a)	Code of Regulations of Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 3(b) to Peoples’ July 20, 1993 Form 8-B

3.2(b)	Certified Resolutions Regarding Adoption of Amendments to Sections 1.03, 1.04, 1.05, 1.06, 1.08, 1.10, 2.03(C), 2.07, 2.08, 2.10 and 6.02 of the Code of Regulations of Peoples Bancorp Inc. by shareholders on April 10, 2003	Incorporated herein by reference to Exhibit 3(c) to Peoples’ March 31, 2003 Form 10-Q

3.2(c)	Certificate regarding adoption of amendments to Sections 3.01, 3.03, 3.04, 3.05, 3.06, 3.07, 3.08 and 3.11 of the Code of Regulations of Peoples Bancorp Inc. by shareholders on April 8, 2004	Incorporated herein by reference to Exhibit 3(a) to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (File No. 000-16772)

3.2(d)	Certificate regarding adoption of amendments to Sections 2.06, 2.07, 3.01 and 3.04 of Peoples Bancorp Inc.’s Code of Regulations by the shareholders on April 13, 2006	Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on April 14, 2006 (File No. 000-16772)

3.2(e)	Certificate regarding adoption of an amendment to Section 2.01 of Peoples Bancorp Inc.’s Code of Regulations by shareholders on April 22, 2010	Incorporated herein by reference to Exhibit 3.2(e) to Peoples’ Quarterly Report on Form 10-Q/A (Amendment No. 1) for the quarterly period ended June 30, 2010 (File No. 000-16772). (“Peoples’ June 30, 2010 Form 10-Q/A”)

3.2(f)	Code of Regulations of Peoples Bancorp Inc. (reflecting all amendments) [For SEC reporting compliance purposes only]	Incorporated herein by reference to Exhibit 3.2(f) to Peoples’ June 30, 2010 Form 10-Q/A

4.1	Agreement to furnish instruments and agreements defining rights of holders of long-term debt	Incorporated herein by reference to Exhibit 4.1 to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 000-16772)(“Peoples’ 2013 Form 10-K”)

4.2(a)	Indenture, dated as of June 25, 2007, between NB&T Financial Group, Inc., as issuer, and Wilmington Trust Company, as trustee, relating to Fixed/Floating Rate Junior Subordinated Debt Securities due 2037	Incorporated herein by reference to Exhibit 4.1(a) to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 (File No. 000-16772) (“Peoples’ June 30, 2015 Form 10-Q”)

4.2(b)	First Supplemental Indenture, dated June 5, 2015, and made to be effective as of 6:00 p.m., Eastern Standard Time, on March 6, 2015, between Wilmington Trust Company, as trustee, and Peoples Bancorp Inc., as successor to NB&T Financial Group, Inc.	Incorporated herein by reference to Exhibit 4.1(b) to Peoples’ June 30, 2015 Form 10-Q

4.3(a)	Amended and Restated Declaration of Trust of NB&T Statutory Trust III, dated and effective as of June 25, 2007 NOTE: Pursuant to the First Supplemental Indenture, dated June 5, 2015, and made to be effective as of 6:00 p.m., Eastern Standard Time, on March 6, 2015, between Wilmington Trust Company, as trustee, and Peoples Bancorp Inc., Peoples Bancorp Inc. succeeded to and was substituted for NB&T Financial Group, Inc. as “Sponsor”	Incorporated herein by reference to Exhibit 4.2(a) to Peoples’ June 30, 2015 Form 10-Q

4.3(b)	Notice of Removal of Administrators and Appointment of Replacements, dated June 5, 2015, delivered to Wilmington Trust Company by the Successor Administrators named therein and Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 4.2(b) to Peoples’ June 30, 2015 Form 10-Q

4.3(c)	Notice of Removal of Administrator and Appointment of Replacement, dated February 24, 2016, delivered to Wilmington Trust Company by the Continuing Administrators and the Successor Administrator named therein and Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 4.9 to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (File No. 000-16772) (“Peoples’ 2015 Form 10-K”)

4.4	Guarantee Agreement, dated as of June 25, 2007, between NB&T Financial Group, Inc. and Wilmington Trust Company, as guarantee trustee, relating to the Capital Securities (as defined therein) NOTE: Pursuant to the First Supplemental Indenture, dated June 5, 2015, and made to be effective as of 6:00 p.m., Eastern Standard Time, on March 6, 2015, between Wilmington Trust Company, as trustee, and Peoples Bancorp Inc., Peoples Bancorp Inc. succeeded to and was substituted for NB&T Financial Group, Inc. as “Guarantor”	Incorporated herein by reference to Exhibit 4.3 to Peoples’ June 30, 2015 Form 10-Q

5.1	Opinion of Dinsmore & Shohl LLP regarding the legality of the securities being registered	Filed herewith

8.1	Opinion of Vorys, Sater, Seymour and Pease LLP regarding certain tax matters	Filed herewith

10.1(a)	Peoples Bancorp Inc. Third Amended and Restated Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries (Amended and Restated Effective June 26, 2014)*	Incorporated herein by reference to Exhibit 10.1(a) to Peoples’ 2015 Form 10-K

10.1(b)	Rabbi Trust Agreement, made January 6, 1998, between Peoples Bancorp Inc. and The Peoples Banking and Trust Company (predecessor to Peoples Bank, National Association) as Trustee*	Incorporated herein by reference to Exhibit 10.1(c) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 000-16772)

10.2	Peoples Bancorp Inc. Amended and Restated Incentive Award Plan (Amended and Restated Effective December 11, 2008) [Effective for the fiscal year ended December 31, 2009]*	Incorporated herein by reference to Exhibit 10.2 of Peoples’ 2008 Form 10-K

10.3	Summary of Incentive Plan for Executive Officers and other employees of Peoples Bancorp Inc. [Effective for the fiscal year ended December 31, 2010]*	Incorporated herein by reference to Exhibit 10.2(b) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (File No. 000-16772) (“Peoples’ 2009 Form 10-K”)

10.4	Summary of Peoples Bancorp Inc. Annual Incentive Program for Executive Officers and other employees of Peoples Bancorp Inc. [Effective for the fiscal year beginning January 1, 2012]*	Incorporated herein by reference to Exhibit 10.2(c) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (File No. 000-16772) (“Peoples’ 2011 Form 10-K”)

10.5	Summary of Peoples Bancorp Inc. Long Term Incentive Program for Executive Officers and other employees of Peoples Bancorp Inc. [Effective for the fiscal year beginning January 1, 2012]*	Incorporated herein by reference to Exhibit 10.2(d) to Peoples’ 2011 Form 10-K

10.6	Summary of Perquisites for Executive Officers of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.6 to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (File No. 000-16772) (“Peoples’ 2016 Form 10-K”)

10.7	Summary of Base Salaries for Executive Officers of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.7 to Peoples’ 2016 Form 10-K

10.8	Summary of Compensation for Directors of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.8 to Peoples’ 2016 Form 10-K

10.9	Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan (approved by shareholders on April 25, 2013; sometimes referred to as “Peoples Bancorp Inc. 2006 Equity Plan”)*	Incorporated herein by reference to Exhibit 10.1 Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 (File No. 000-16772) (“Peoples’ June 30, 2013 Form 10-Q”)

10.10	Form of Peoples Bancorp Inc. 2006 Equity Plan SAR Agreement for employees used and to be used to evidence awards of stock appreciation rights granted to employees of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.31 of Peoples’ 2006 Form 10-K

10.11	Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Time-Based Restricted Stock Award Agreement (for Executives) used for grants on and after June 27, 2013*	Incorporated herein by reference to Exhibit 10.2 to Peoples’ June 30, 2013 Form 10-Q

10.12	Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Time-Based Restricted Stock Award Agreement (for Non-Employee Directors) used for grants on and after June 27, 2013*	Incorporated herein by reference to Exhibit 10.3 to Peoples’ June 30, 2013 Form 10-Q

10.13	Form of Peoples Bancorp Inc. 2006 Equity Plan Performance-Based Restricted Stock Agreement for employees used to evidence awards of performance-based restricted stock granted to employees of Peoples Bancorp Inc. *	Incorporated herein by reference to Exhibit 10.8 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 (File No. 000-16772)

10.14	Form of Peoples Bancorp Inc. Amended and Restated 2006 Equity Plan Performance-Based Restricted Stock Agreement for executives used to evidence awards of performance-based restricted stock granted to executive officers of Peoples Bancorp Inc. (from January 1, 2012 to July 24, 2013)*	Incorporated herein by reference to Exhibit 10.41 to Peoples’ 2011 Form 10-K

10.15	Form of Peoples Bancorp Inc. Amended and Restated 2006 Equity Plan Time-Based Restricted Stock Agreement for executive officers used to evidence awards of time-based restricted stock granted to executive officers of Peoples Bancorp Inc. (from January 1, 2012 to June 26, 2013)*	Incorporated herein by reference to Exhibit 10.43 to Peoples’ 2011 Form 10-K

10.16	Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Performance-Based Restricted Stock Award Agreement (for Executives) used to evidence awards of performance-based restricted stock granted to executive officers of Peoples Bancorp Inc. on and after July 25, 2013*	Incorporated herein by reference to Exhibit 10.5 to Peoples’ June 30, 2013 Form 10-Q

10.17	Peoples Bancorp Inc. Nonqualified Deferred Compensation Plan (adopted effective July 25, 2013)*	Incorporated herein by reference to Exhibit 10.4 to Peoples’ June 30, 2013 Form 10-Q

10.18	Amended and Restated Change in Control Agreement, between Peoples Bancorp Inc. and Carol A. Schneeberger (amended and restated effective December 11, 2008)*	Incorporated herein by reference to Exhibit 10.21 to Peoples’ 2008 Form 10-K

10.19	Change in Control Agreement between Peoples Bancorp Inc. and Charles W. Sulerzyski (adopted April 4, 2011)*	Incorporated herein by reference to Exhibit 10.2 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011 (File No. 000-16772)

10.20	Change in Control Agreement between Peoples Bancorp Inc. and John C. Rogers (adopted November 30, 2015)*	Incorporated herein by reference to Exhibit 10.35 to Peoples’ 2015 Form 10-K

10.21	Change in Control Agreement between Peoples Bancorp Inc. and Douglas V. Wyatt (adopted May 2, 2016)*	Incorporated herein by reference to Exhibit 10.1 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 (File No. 000-16772) (“Peoples’ March 31, 2017 Form 10-Q”)

10.22	Peoples Bancorp Inc. Employee Stock Purchase Plan*	Incorporated herein by reference to Exhibit 10.1 to Peoples’ Current Report on Form 8-K dated and filed on April 28, 2014 (File No. 000-16772)

10.23	Form of Purchase Agreement, made as of August 4, 2014, between Peoples Bancorp Inc. and each institutional investor purchasing common shares of Peoples Bancorp Inc. in the private placement that closed on August 7, 2014	Incorporated herein by reference to Exhibit 10.1 to Peoples’ Current Report on Form 8-K dated and filed on August 4, 2014 (File No. 000-16772)

10.24	Form of Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Performance Unit Award Agreement used to evidence awards of performance units granted to executive officers of Peoples Bancorp Inc. on and after March 26, 2015*	Incorporated herein by reference to Exhibit 10.2 to Peoples’ March 31, 2015 Form 10-Q

10.25	Change in Control Agreement between Peoples Bancorp Inc. and Robyn Stevens (adopted June 17, 2016)*	Incorporated herein by reference to Exhibit 10.1 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016 (File No. 000-16772)

10.26	Form of Change in Control Agreement to be adopted by Peoples Bancorp Inc. and individuals who are first elected as executive officers of Peoples Bancorp Inc. after March 24, 2016*	Incorporated herein by reference to Exhibit 10.3 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 (File No. 000-16772) (“Peoples’ March 31, 2016 Form 10-Q”)

10.27	Credit Agreement, dated as of March 4, 2016, between Peoples Bancorp Inc., as Borrower, and Raymond James Bank, N.A., as Lender	Incorporated herein by reference to Exhibit 10.1 to Peoples’ Current Report on Form 8-K dated and filed on March 8, 2016 (File No. 000-16772) (“Peoples’ March 8, 2016 Form 8-K”)

10.28	Revolving Note issued by Peoples Bancorp Inc. on March 4, 2016 to Raymond James Bank, N.A., in the maximum aggregate principal amount of $15,000,000	Incorporated herein by reference to Exhibit 10.2 to Peoples’ March 8, 2016 Form 8-K

10.29	Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Performance-Based Restricted Stock Award Agreement (for Executives) to be used for grants on and after July 25, 2013	Incorporated herein by reference to Exhibit 10.5 to Peoples’ June 30, 2013 Form 10-Q

10.30	Form of Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Performance-Based Restricted Stock Agreement used and to be used to evidence awards of performance-based restricted stock granted to employees of Peoples Bancorp Inc. on and after (January 29, 2015)*	Incorporated herein by reference to Exhibit 10.2 to Peoples’ March 31, 2017 Form 10-Q

10.31	Form of Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Performance-Based Restricted Stock Award Agreement used and to be used to evidence awards of performance-based restricted stock granted to executive officers of Peoples Bancorp Inc. on and after (January 29, 2015)*	Incorporated herein by reference to Exhibit 10.1 to Peoples’ March 31, 2015 Form 10-Q

10.32	Form of Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Performance Unit Award Agreement used and to be used to evidence grants of performance units to executive officers of Peoples Bancorp Inc. on and after July 26, 2017	Incorporated herein by reference to Exhibit 10.1 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 (File No. 000-16772)

21.1	Subsidiaries of Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 21 to Peoples’ 2016 Form 10-K

23.1	Consent of Independent Registered Public Accounting Firm – Ernst & Young LLP	Filed herewith

23.2	Consent of Dinsmore & Shohl LLP	Included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.3	Consent of Vorys, Sater, Seymour and Pease LLP	Included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

24.1	Powers of Attorney for Directors and Executive Officers of Peoples Bancorp Inc.	Filed herewith

99.1	Consent of Boenning & Scattergood, Inc.	Filed herewith

99.2	Form of Proxy Card for Special Meeting of Shareholders of ASB Financial Corp.	Filed herewith

99.3	Form of ASB Employee Stock Ownership & 401(k) Plan KSOP Voting Instruction Card for Special Meeting of Shareholders of ASB Financial Corp.	Filed herewith

*	Management Compensation Plan or Agreement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Ohio, on January 19, 2018.

PEOPLES BANCORP INC.

By:	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski President, Chief Executive Officer & Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Date	Capacity

/s/ Charles W. Sulerzyski	January 19, 2018	President, Chief Executive Officer & Director
Charles W. Sulerzyski		(Principal Executive Officer)

/s/ John C. Rogers John C. Rogers	January 19, 2018	Executive Vice President, Chief Financial Officer & Treasurer
(Principal Financial and Accounting Officer)

/s/ Tara M. Abraham *	January 19, 2018	Director
Tara M. Abraham

/s/ S. Craig Beam *	January 19, 2018	Director
S. Craig Beam

/s/ George W. Broughton *	January 19, 2018	Director
George W. Broughton

/s/ David F. Dierker *	January 19, 2018	Director
David F. Dierker

/s/ James S. Huggins *	January 19, 2018	Director
James S. Huggins

/s/ Brooke W. James *	January 19, 2018	Director
Brooke W. James

/s/ David L. Mead *	January 19, 2018	Director
David L. Mead

/s/ Susan D. Rector *	January 19, 2018	Director
Susan D. Rector

/s/ Terry T. Sweet *	January 19, 2018	Director
Terry T. Sweet

*	The above-named directors of the Registrant sign this Amendment No. 1 to the Registration Statement on Form S-4 by Charles W. Sulerzyski, their attorney-in-fact, pursuant to Powers of Attorney signed by the above-named directors, which Powers of Attorney are filed with this Registration Statement on Form S-4 as exhibits.

By:	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski
President and Chief Executive Officer Attorney-in-Fact